UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.           )

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

EACO CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:
117,641,742 shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$0.06 (average of high and low prices on December 18, 2009)

(4)	Proposed maximum aggregate value of transaction:
$7,058,505

(5)	Total fee paid:
$503.27

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EACO CORPORATION
1500 N. Lakeview Avenue
Anaheim, California 92807

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD FEBRUARY 19, 2010

To the Shareholders of EACO Corporation:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of EACO Corporation (“EACO”) to be held on February 19, 2010 at 7:30 a.m. Pacific Time at the offices of Bisco Industries, Inc., located at 1500 N. Lakeview Avenue, Anaheim, California 92807, for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1. To approve the Agreement and Plan of Merger dated December 22, 2009, by and among EACO, Bisco Acquisition Corp., a wholly-owned subsidiary of EACO, Bisco Industries, Inc. and Glen F. Ceiley, and the transactions contemplated thereby.

2. To approve a 1-for-25 reverse split of the common stock and the amendment of the articles of incorporation to effect such a reverse split.

3. To approve the amendment of the articles of incorporation to remove the 75% shareholder approval requirement for certain transactions with affiliated corporations.

4. To elect the following four nominees to serve on the Board of Directors until the next annual meeting of shareholders: Stephen Catanzaro, Glen F. Ceiley, Jay Conzen and William L. Means.

5. To ratify the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2010.

6. To approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve Proposals 1, 2 and 3.

7. To transact any other business which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors has fixed the close of business on January 6, 2010 as the record date for determining shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting, and at any postponement(s) or adjournment(s) thereof.

Your vote is very important, regardless of the number of shares you own. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the meeting. If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other nominee, in lieu of a proxy card you should receive from that institution an instruction form for voting by mail and you may also be eligible to vote your shares electronically over the Internet or by telephone. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card or voting instruction form to ensure that all of your shares are voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, any proxy that you previously submitted will be revoked automatically and only your vote at the Annual Meeting will be counted.

BY ORDER OF THE BOARD OF DIRECTORS

Glen F. Ceiley
Chairman of the Board

Date: January   , 2010

EACO CORPORATION
1500 N. Lakeview Avenue
Anaheim, California 92807

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 19, 2010

These proxy materials and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of EACO Corporation (“EACO” or the “Company”) to be voted at the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on February 19, 2010 and at any adjournment(s) or postponement(s) of the meeting. The Annual Meeting will be held at 7:30 a.m. Pacific Time at the offices of Bisco Industries, Inc. (“Bisco”), located at 1500 N. Lakeview Avenue, Anaheim, California 92807. The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of the Annual Meeting of Shareholders and are described in more detail in this proxy statement. These proxy materials and the form of proxy are expected to be mailed to our shareholders who are entitled to vote at the Annual Meeting on or about January 12, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 19, 2010: A complete set of proxy materials relating to the Annual Meeting of Shareholders is available on the Internet. These materials, consisting of the Notice of the Annual Meeting of Shareholders, the proxy statement, proxy card and Transition Report on Form 10-K for the eight months ended August 31, 2009 may be viewed at http://www.          .

The date of this proxy statement is January   , 2010.

EACO Corporation

ANNUAL MEETING OF SHAREHOLDERS

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FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “possible,” “project,” “should,” “will” and similar words or expressions. These statements are based on our current expectations, estimates and projections of future events and results and include, but are not limited to, statements regarding the proposed merger with Bisco Industries, Inc. and the expected benefits of such merger on EACO, its financial condition and its operations. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by this proxy statement. We encourage you to carefully review and consider the information discussed under the heading “Risk Factors” in this proxy statement as well as the other disclosures made by EACO in its filings with the Securities and Exchange Commission, including on Forms 10-K, 10-Q and 8-K. Forward-looking statements speak only as of the date on which the statements were made, and we undertake no obligation to revise or update publicly any forward-looking statement for any reason.

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SUMMARY OF TERMS OF PROPOSED MERGER WITH BISCO

This summary highlights selected information from this proxy statement regarding the Agreement and Plan of Merger (the “merger agreement”) and the transactions contemplated thereby, which you are being asked to approve at the Annual Meeting of Shareholders to be held on February 19, 2010. This summary may not contain all of the information that is important to you. To understand the proposed transaction more fully, and for a more complete description of the terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. In particular, we encourage you to read the merger agreement, which is the legal document that governs the merger. The merger agreement is attached hereto as Annex A to this proxy statement. See also “Where You Can Find More Information” beginning on page 64.

The Companies (page 16)

EACO Corporation
1500 N. Lakeview Avenue
Anaheim, California 92807
Telephone: (714) 876-2490

The current business of EACO Corporation, a Florida corporation, primarily consists of managing rental properties it owns and leases in Florida and California. EACO previously operated restaurants in the State of Florida, but sold all of its operating restaurants in Florida in June 2005.

Bisco Acquisition Corp.
1500 N. Lakeview Avenue
Anaheim, California 92807
Telephone: (714) 876-2490

Bisco Acquisition Corp. (“Merger Sub”) is a Delaware corporation and a wholly-owned subsidiary of EACO. It was incorporated in December 2009 and organized solely for the purpose of entering into the merger agreement with Bisco and completing the merger. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement, and its existence will cease upon the merger.

Bisco Industries, Inc.
1500 N. Lakeview Avenue
Anaheim, California 92807
Telephone: (714) 693-2901

Bisco Industries, Inc., an Illinois corporation, is a distributor of electronic components and fasteners serving a broad range of industries, including the aerospace, circuit board, communication, computer, fabrication, instrumentation, industrial equipment and marine industries.

The Merger Structure and Consideration (page 23)

In the proposed transaction, Merger Sub, which is a wholly-owned subsidiary of EACO, will merge with and into Bisco, with Bisco surviving the merger and becoming a wholly-owned subsidiary of EACO. Upon consummation of the merger, the outstanding shares of Bisco will be converted into the right to receive an aggregate of 117,641,742 shares of EACO common stock (4,705,670 shares after giving effect to the proposed 1-for-25 reverse stock split described in Proposal 2 if such proposal is approved by EACO’s shareholders), and all outstanding shares of the Merger Sub will be converted into shares of Bisco’s common stock. The officers and directors of Bisco are expected continue in such positions after the merger.

Interests of Directors and Officers in the Merger (page 21)

You should be aware that certain members of EACO’s Board of Directors have interests in the merger and relationships with entities involved in the merger, including those described below. These interests may be different from, or in conflict with, your interests as EACO shareholders. The members of our Board of Directors were aware of these additional interests, and considered them, when they approved the merger agreement.

Bisco’s sole shareholder and President is Glen F. Ceiley, the Chairman and Chief Executive Officer of EACO. Mr. Ceiley also controls the majority of EACO’s outstanding capital stock. As described above under the caption “The Merger Structure and Consideration,” under the terms of the merger agreement, if the merger is completed, Mr. Ceiley will receive 117,641,742 shares of our common stock (4,705,670 shares after giving effect to the proposed 1-for-25 reverse stock split described in Proposal 2 if such proposal is approved by the shareholders) in exchange for all of his shares of Bisco capital stock and, when those shares are added to the shares of common stock he currently holds, he will own 98.9% of our outstanding common stock. Mr. Ceiley also owns 36,000 shares of preferred stock of EACO, which will remain outstanding after the merger.

In addition, under a management agreement with EACO, Bisco handles the day to day operations of EACO and provides administration and accounting services through a steering committee. The steering committee consists of Mr. Ceiley and certain senior executives of Bisco, including William L. Means, the Vice President of Information Technology of Bisco, who also serves as a director of EACO.

Market Prices and Dividend Data (page 43)

EACO Corporation

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “EACO;” however, there is no established public trading market for our common stock. As of December 22, 2009, the last full trading day before the public announcement of the merger, the closing sale price for our common stock was $0.06 per share and as of January   , 2010, the latest practicable trading day before the filing of this proxy statement with the Securities and Exchange Commission, the closing sale price for our common stock was $[     ] per share. EACO has never paid cash dividends on its common stock and does not expect to pay any such dividends in the next few years.

Bisco Industries

Bisco is a private company that is wholly-owned by one shareholder, Mr. Ceiley. Bisco’s shares are not traded on any market and it has not paid cash dividends on its capital stock during the last two fiscal years.

Recommendation of the Board of Directors of EACO; Reasons for the Merger (page 18)

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby. At a special meeting on December 10, 2009, our Board of Directors determined that the merger with Bisco and the merger agreement are advisable and in the best interests of EACO’s shareholders and approved the merger. The Board approved the merger agreement by unanimous written consent on December 21, 2009. The merger and merger agreement were also approved by a Special Committee of our Board of Directors, established to consider the proposed merger and comprised solely of independent directors who have no financial interest in the transaction other than as shareholders. In the course of reaching their decision over several meetings, our Board of Directors and the Special Committee consulted with financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the historical results of the business of both companies, as well as current economic conditions and expectations regarding the same;

•	the long-term prospects and opportunities of both companies, as well as EACO’s future funding requirements;

•	the ability of Bisco to use EACO’s existing liabilities (i.e., its net operating losses);

•	the alternatives to the merger, including remaining as a separate independent company, the possibility and likelihood of continuing as a going concern without the financial support of Bisco or completing the proposed merger, as well as the potential values, benefits, risks and uncertainties to our shareholders associated with each such alternative and the timing and the likelihood of accomplishing such alternatives; and

•	the opinion of our financial advisor, B. Riley & Co., LLC, (“B. Riley”), to the effect that, as of December 10, 2009, and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be paid to Bisco’s shareholder in the merger was fair, from a financial point of view, to the shareholders of EACO, as described in Proposal 1 under “The Merger — Opinion of Our Financial Advisor.”

The foregoing discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger and the merger agreement, our Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors. After weighing all of the different factors, our Board of Directors unanimously determined to recommend that our shareholders vote in favor of the merger and the merger agreement.

Opinion of Our Financial Advisor (page 19)

On November 24, 2009, B. Riley delivered its opinion, which was subsequently confirmed in writing on December 10, 2009, to our Board of Directors that, as of such date and based upon and subject to the assumptions and qualifications set forth in the opinion, the consideration to be issued to the shareholder of Bisco in connection with the merger was fair, from a financial point of view, to the holders of our common stock.

The full text of the written opinion of B. Riley dated December 10, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. B. Riley provided its opinion for the information of our Board of Directors in connection with its consideration of the merger. The Board held a special meeting on December 10, 2009 to discuss the fairness opinion and the final form of merger agreement. B. Riley’s opinion does not constitute advice or a recommendation to any holder of our common stock as to how such holder should vote or act on any matter relating to the proposed merger or otherwise. We have agreed to pay B. Riley a fee for its services in connection with the merger.

You are encouraged to read B. Riley’s opinion and the section “The Merger — Opinion of Our Financial Advisor” carefully and in their entirety.

Conditions to the Closing of the Merger (page 24)

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

•	the approval of the merger and merger agreement by EACO’s shareholders at the Annual Meeting;

•	the approval by our shareholders at the Annual Meeting of the amendment of our articles of incorporation to (i) effect a 1-for-25 reverse stock split and (ii) remove the 75% approval requirement for certain affiliate transactions;

•	there is not in effect any law or order of a governmental entity enjoining or otherwise prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement;

•	there shall not have occurred any changes, individually or in the aggregate, constituting a material adverse effect on EACO or Bisco;

•	all approvals of governmental entities and of each bank or other institutional lender with which the parties have a line of credit or an outstanding loan or mortgage and whose approval, waiver and consent is necessary for consummation of the merger shall have been obtained; and

•	the parties shall have received from their respective tax advisors, satisfactory confirmation that the merger shall constitute a “tax-free reorganization” under the Internal Revenue Code, and confirmation that the net operating losses of EACO shall not be limited as a result of completion of the transactions contemplated by this merger agreement.

Neither EACO and Merger Sub on the one hand and Bisco on the other will be obligated to effect the merger unless, among other things, the following conditions are satisfied or waived:

•	the other party’s representations and warranties contained in the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger

(except for the representations and warranties that address matters only as of a particular date, which must remain true and correct as of such date);

•	the other party shall have performed and complied in all material respects with its agreements and covenants required by the merger agreement; and

•	the other party shall have deliver a certificate signed by one of its officers certifying as to the satisfaction of the two foregoing conditions.

Termination of the Merger Agreement (page 25)

The merger agreement may be terminated under certain circumstances, including:

•	by mutual written consent of EACO and Bisco;

•	By EACO or Bisco, as applicable, upon the breach by the other party of any representation, warranty, obligation or agreement under the merger agreement which breach shall not have been cured, or by its nature cannot be cured, within ten (10) days of receipt by such other party of written notice of such breach; provided that the party seeking to terminate the agreement has not breached any of its representations, warranties, obligations or agreements hereunder;

•	by any party if any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger shall have become final and nonappealable;

•	by EACO in the event of any material adverse change in the condition, properties, assets, liabilities, business, operations, results of operations or prospects of Bisco since the date of the merger agreement; and

•	by any party, if the necessary approvals of EACO’s shareholders have not been obtained by April 30, 2010.

Appraisal/Dissenters’ Rights (page 11)

Appraisal rights under Florida law or dissenters’ rights under California law may be available to our shareholders with respect to the merger if they fully comply with all applicable statutory requirements. Although EACO is a Florida corporation, pursuant to Section 2115 of the California General Corporation Law, we may be subject to California dissenters’ rights laws, to the exclusion of the Florida appraisal remedy. Failure to follow the steps and procedures required by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act for perfecting appraisal rights, or by Chapter 13 of the California General Corporation Law for perfecting dissenters’ rights, may result in the loss, termination or waiver of such rights. In view of the complexity of these provisions of Florida and California law and because it cannot be known with certainty whether a court would apply Florida and California law to determine the rights available to dissenting shareholders in the merger, any shareholder who is considering exercising appraisal or dissenters’ rights should consult his or her legal advisor. See “Appraisal and Dissenter’s Rights.” A copy of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act and a copy of Sections 1300 through 1304 of the California General Corporation Law are attached as Annex C-1 and Annex C-2, respectively.

ANY EACO SHAREHOLDER WHO WISHES TO EXERCISE APPRAISAL OR DISSENTERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C-1 AND ANNEX C-2 CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

RISK FACTORS

In addition to the other information included in documents delivered with this proxy statement, you should carefully consider the risk factors described below in evaluating whether to approve the merger with Bisco and the related merger agreement. These factors should be considered in conjunction with the other information included or incorporated by reference by us in this proxy statement. To facilitate a reading of the risks that we believe will apply to EACO and Bisco as a combined company following completion of the merger, in these risk factors, references to “we,” “us,” “our” and similar terminology refer to the combined company, as it would exist following the merger. Words and phrases specifying EACO or Bisco, as the case may be, refer to such entity as a stand alone company, unless the context clearly indicates a different meaning. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business, financial condition and operating results. If any of the following risks, or any other risks not described below actually occur, the results of operations of EACO and/or Bisco could suffer to a material extent. As a result, the market price of our shares of common stock may decline, and you could lose all or part of the money you paid to buy EACO common stock.

RISKS RELATING TO THE MERGER

The market price of EACO common stock after the merger may be affected by factors different from those affecting the shares of EACO currently.

After the merger, although Bisco will operate as a subsidiary of EACO, the business of EACO will primarily consist of the business of Bisco when considered on a consolidated basis, and the revenues of the consolidated entities will derive primarily from Bisco’s business. The business of Bisco differs significantly from that of EACO and, accordingly, the results of operations of the combined company and the market price of our common stock following the merger may be affected by factors different from those currently affecting the independent results of operations of Bisco and EACO. For a discussion of Bisco’s business and of certain factors to consider in connection with that business, see “— Risks Relating to Bisco’s Business” below and the other information regarding Bisco contained elsewhere in this proxy statement.

We may fail to realize some or all of the anticipated benefits of the merger, which may adversely affect the value of our common stock.

The success of the merger will depend, in part, on our ability to successfully integrate the two companies and realize the anticipated benefits from consolidation. Although Bisco has been handling the day-to-day operation of EACO for the past several years, Bisco and EACO have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the actual consolidation of the two companies, will be disruptive to the operations of either or both companies and have an adverse effect on our combined business and results of operations, which may affect the value of the shares of our common stock after the completion of the merger. In addition, any unforeseen restriction or delay on our ability to use, after the merger, the net operating loss carryforwards of EACO would prevent us from fully realizing the anticipated tax benefits from consolidation within the anticipated time frame and harm our financial results.

The actual integration may also result in additional and unforeseen expenses. Both companies have incurred costs and expenses in connection with the proposed merger, and we may incur additional costs and expenses to complete the merger and fully integrate the two companies.

The merger may not be accretive and may cause dilution to EACO’s earnings per share, which may negatively affect the market price of EACO’s common stock.

EACO currently anticipates that the merger will be accretive to earnings per share during the first full fiscal year after the merger. This expectation is based on preliminary estimates which may materially change. EACO could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to EACO’s earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the price of EACO’s common stock.

The merger will be dilutive to EACO’s existing shareholders.

Pursuant to the merger agreement, EACO will be issuing 117,641,742 new (pre-split) shares of common stock to Mr. Ceiley. The issuance of these shares will cause immediate and significant dilution to existing EACO shareholders. As of the record date, and prior to the proposed new issuance, there were 3,910,264 shares of EACO’s common stock outstanding.

Following the closing of the merger, Glen Ceiley will hold almost all of the voting stock of EACO and the influence of EACO’s other public shareholders over the election of directors and significant corporate actions will be significantly limited.

After the closing of the merger, when combined with the shares of EACO common stock that he currently holds, Glen Ceiley will own approximately 99% of EACO’s outstanding voting stock. Mr. Ceiley will be able to exert significant influence over the outcome of almost all corporate matters, including significant corporate transactions requiring a shareholder vote, such as a merger or a sale of the combined company or its assets. This concentration of ownership and influence in management and board decision-making could also harm the price of EACO common stock following completion of the merger by, among other things, discouraging a potential acquirer from seeking to acquire shares of EACO common stock (whether by making a tender offer or otherwise) or otherwise attempting to obtain control of the combined company.

Sales of EACO common stock by Glen Ceiley could cause the price of EACO’s common stock to decline.

There is currently no established trading market for EACO’s common stock, and the volume of any sales is generally low. In addition, after the merger, assuming that we have effected the reverse stock split described in Proposal 2, the number of shares held by non-affiliates of Bisco is expected to be less than 55,000 shares. If Mr. Ceiley sells or seeks to sell a substantial number of his shares of EACO common stock in the future, the market price of EACO’s common stock could decline. The perception among investors that these sales may occur could produce the same effect.

RISKS RELATING TO BISCO’S BUSINESS

Changes and uncertainties in the economy have harmed and could continue to harm Bisco’s operating results.

As a result of the recent economic downturn and continuing economic uncertainties, Bisco’s operating results, and the economic strength of Bisco’s customers and suppliers, are increasingly difficult to predict. Purchases of Bisco’s products by its customers is affected by many factors, including, among others, general economic conditions, interest rates, inflation, liquidity in the credit markets, unemployment trends, geopolitical events, and other factors. Although Bisco sells its products to customers in a broad range of industries, the significant weakening of economic conditions on a global scale has caused some of Bisco’s customers to experience a slowdown that has adversely impacted Bisco’s sales and operating results. Changes and uncertainties in the economy also increase the risk of uncollectible accounts receivable. The pricing Bisco receives from suppliers may also be impacted by general economic conditions. Continued and future changes and uncertainties in the economic climate in the United States and elsewhere could have a similar negative impact on the rate and amounts of purchases by Bisco’s current and potential customers, create price inflation for Bisco’s products, or otherwise have a negative impact on Bisco’s expenses, gross margins and revenues, and could hinder Bisco’s growth.

If Bisco fails to develop and maintain an effective system of internal controls over financial reporting or is not able to adequately address certain identified material weaknesses in its system of internal controls or comply with Section 404 of the Sarbanes-Oxley Act of 2002, we may not be able to report our financial results accurately or timely or detect fraud, which could have a material adverse effect on the market price of our common stock and our business.

Bisco has from time to time had material weaknesses in their internal controls over financial reporting due to a lack of process related to the preparation of its financial statements and the lack of segregation of duties. If we fail to adequately address these material weaknesses or experience additional material weaknesses in the future, we may not be able to improve our system of internal control over financial reporting to comply with the reporting requirements applicable to public companies in the United States. Furthermore, because we have not completed the testing of the operation of our internal controls, it is possible that we or our auditors will identify additional material weaknesses and/or significant deficiencies in the future in our system of internal control over financial reporting. Our failure to address any deficiencies or weaknesses in our internal control over financial reporting or to properly maintain an effective system of internal control over financial reporting could impact our ability to prevent fraud or to issue our financial statements in a timely manner that presents fairly (in accordance with accounting principles generally accepted in the United States of America) our financial condition and results of operations. The existence of any such deficiencies and/or weaknesses, even if cured, may also lead to the loss of investor confidence in the reliability of our financial statements, could harm our business and negatively impact the trading price of our common stock. Such deficiencies or material weaknesses may also subject us to lawsuits, investigations and other penalties.

Bisco is currently not in compliance with its covenants under its credit agreement with its senior lender and, as a result, the lender may be able to pursue remedies, which could include the acceleration of the obligation’s maturity date and foreclosure on Bisco’s assets if Bisco cannot obtain a waiver of such noncompliance.

As of August 31, 2009 and 2008, Bisco had outstanding $8,467,400 and $6,267,400, respectively, under its revolving credit agreement with Community Bank, which loan is secured by substantially all of Bisco’s assets and is guaranteed by Mr. Ceiley. The credit agreement with Community Bank contains certain financial and nonfinancial covenants, and we believe Bisco is not currently in compliance with one or more of such covenants, including the $1,000,000 limit on the liability for short sale trading. While Bisco is currently negotiating a waiver of the same with the lender, and believes such a waiver will be obtained, we cannot assure you that such waiver will be obtained on a timely basis, or at all, or that the lender will not exercise any of its remedies with respect to such noncompliance. Such remedies could include the acceleration of the obligation’s maturity date and possible foreclosure on Bisco’s assets, either of which could have a material adverse effect on Bisco’s business and operations.

Bisco relies heavily on its internal information systems, which, if not properly functioning, could materially and adversely affect its business.

Bisco’s information systems have been in place for many years, and are subject to system failures as well problems caused by human error, which could have a material adverse effect on Bisco’s business. Many of Bisco’s systems consist of a number of legacy or internally developed applications, which can be more difficult to upgrade to commercially available software. It may be time consuming for Bisco to retrieve data that is necessary for management to evaluate its systems of control and information flow. In the future, management may decide to convert Bisco’s information systems to a single enterprise solution. Such a conversion, while it would enhance the accessibility and reliability of Bisco’s data, could be costly and would not be without risk of data loss, delay or business interruption. Maintaining and operating these systems requires continuous investments. Failure of any of these internal information systems or material difficulties in upgrading these information systems could have material adverse effects on Bisco’s business and our timely compliance with our reporting obligations after the merger.

Bisco may not be able to attract and retain key personnel.

Bisco’s future performance will depend to a significant extent upon the efforts and abilities of certain key management and other personnel, including Glen Ceiley, Bisco’s Chairman of the Board and Chief Executive Officer, as well as other executive officers and senior management. The loss of service of one or more of Bisco’s key management members could have a material adverse effect on Bisco’s business.

Bisco does not have long-term supply agreements or guaranteed price or delivery arrangements with the majority of its suppliers.

In most cases, Bisco has no guaranteed price or delivery arrangements with its suppliers. Consequently Bisco may experience inventory shortages on certain products. Furthermore, Bisco’s industry occasionally experiences significant product supply shortages and customer order backlogs due to the inability of certain manufacturers to supply products as needed. We cannot assure you that suppliers will maintain an adequate supply of products to fulfill Bisco’s orders on a timely basis, or at all, or that Bisco will be able to obtain particular products on favorable terms or at all. Additionally, we cannot assure you that product lines currently offered by suppliers will continue to be available to Bisco. A decline in the supply or continued availability of the products of Bisco’s suppliers, or a significant increase in the price of those products, could reduce Bisco’s sales and negatively affect our operating results.

Bisco’s supply agreements are generally terminable at the suppliers’ discretion.

Substantially all of the agreements Bisco has with its suppliers, including its authorized distributor agreements, are terminable with little or no notice and without any penalty. Suppliers that currently sell their products through Bisco could decide to sell, or increase their sales of, their products directly or through other distributors or channels. Any termination, interruption or adverse modification of Bisco’s relationship with a key supplier or a significant number of other suppliers would likely adversely affect Bisco’s operating income, cash flow and future prospects.

The competitive pressures Bisco faces could have a material adverse effect on Bisco’s business.

The market for Bisco’s products and services is very competitive. Bisco competes for customers with other distributors, as well as with many of Bisco’s suppliers. A failure to maintain and enhance its competitive position could adversely affect Bisco’s business and prospects. Furthermore, Bisco’s efforts to compete in the marketplace could cause deterioration of gross profit margins and, thus, overall profitability. Some of Bisco’s competitors may have greater financial, personnel, capacity and other resources or a more extensive customer base than Bisco does.

Bisco’s estimate of the potential for opening offices in new geographic areas could be incorrect.

One of Bisco’s primary growth strategies is to grow its business through the introduction of sales offices into new geographic markets. Based on its analysis of demographics in the United States, Canada and Mexico, Bisco currently estimates there is potential market opportunity in North America to support additional sales offices. Bisco cannot guarantee that Bisco’s estimates are accurate or that Bisco will open enough offices to capitalize on the full market opportunity. In addition, a particular local market’s ability to support a sales office may change because of a change due to competition, or local economic conditions.

Bisco may be unable to meet its goals regarding new office openings.

Bisco’s growth, in part, is primarily dependent on Bisco’s ability to attract new customers. Historically, the most effective way to attract new customers has been opening new sales offices. Bisco’s current business strategy focuses on opening a specified number of new sales offices each year, and quickly growing each new sales office. Given the current economic slowdown, Bisco may not be able to open or grow new offices at its projected rates. Failure to do so could negatively impact Bisco’s long-term growth.

Opening sales offices in new markets presents increased risks that may prevent Bisco from being profitable in these new locations, and/or may adversely affect Bisco’s operating results.

Bisco’s new sales offices do not typically achieve operating results comparable to its existing offices until after several years of operation. The added expenses relating to payroll, occupancy, and transportation costs can impact Bisco’s ability to leverage earnings. In addition, offices in new geographic areas face additional challenges to achieving profitability. In new markets, Bisco has less familiarity with local customer preferences and customers in these markets are less familiar with Bisco’s name and capabilities. Entry into new markets may also bring Bisco into competition with new, unfamiliar competitors. These challenges associated with opening new offices in new markets may have an adverse effect on Bisco’s business and operating results.

Bisco may not be able to identify new products and products lines, or obtain new product on favorable terms and prices.

Bisco’s success depends in part on its ability to develop product expertise and identify future products and product lines that complement existing products and product lines and that respond to Bisco’s customers’ needs. Bisco may not be able to compete effectively unless its product selection keeps up with trends in the markets in which Bisco competes.

Bisco’s ability to successfully attract and retain qualified sales personnel is uncertain.

Bisco’s success depends in large part on its ability to attract, motivate, and retain a sufficient number of qualified sales employees, who understand and appreciate Bisco’s strategy and culture and are able to adequately represent Bisco to its customers. Qualified individuals of the requisite caliber and number needed to fill these positions may be in short supply in some areas, and the turnover rate in the industry is high. If Bisco is unable to hire and retain personnel capable of consistently providing a high level of customer service, as demonstrated by their enthusiasm for Bisco’s culture and product knowledge, Bisco’s sales could be materially adversely affected. Additionally, competition for qualified employees could require Bisco to pay higher wages to attract a sufficient number of employees. An inability to recruit and retain a sufficient number of qualified individuals in the future may also delay the planned openings of new offices. Any such delays, material increases in existing employee turnover rates, or increases in labor costs, could have a material adverse effect on Bisco’s business, financial condition or operating results.

Bisco generally does not have long-term sales contracts with its customers.

Most of Bisco’s sales are made on a purchase order basis, rather than through long-term sales contracts. A variety of conditions, both specific to each customer and generally affecting each customer’s industry, may cause customers to reduce, cancel or delay orders that were either previously made or anticipated, go bankrupt or fail, or default on their payments. Significant or numerous cancellations, reductions, delays in orders by customers, losses of customers, and/or customer defaults on payment could materially adversely affect Bisco’s business.

Increases in energy costs and the cost of raw materials used in Bisco’s products could impact Bisco’s cost of goods and distribution and occupancy expenses, which would result in lower operating margins.

Costs of raw materials used in Bisco’s products and energy costs have been rising during the last several years, which has resulted in increased production costs for Bisco’s suppliers. These suppliers typically look to pass their increased costs along to Bisco through price increases. The shipping costs for Bisco’s distribution operation have risen as well. While Bisco typically tries to pass increased supplier prices and shipping costs through to its customers or to modify its activities to mitigate the impact, Bisco may not be successful. Failure to fully pass these increased prices and costs through to its customers or to modify its activities to mitigate the impact would have an adverse effect on Bisco’s operating margins.

Inclement weather and other disruptions to the transportation network could impact Bisco’s distribution system.

Bisco’s ability to provide efficient shipment of products to its customers is an integral component of Bisco’s overall business strategy. Disruptions at distribution centers or shipping ports may affect Bisco’s ability to both maintain core products in inventory and deliver products to its customers on a timely basis, which may in turn adversely affect its results of operations. In addition, severe weather conditions could adversely impact demand for Bisco’s products in particularly hard hit regions.

Bisco’s advertising and marketing efforts may be costly and may not achieve desired results.

Bisco incurs substantial expense in connection with its advertising and marketing efforts. Postage represents a significant advertising expense for Bisco because Bisco generally mails fliers to current and potential customers through the U.S. Postal Service. Any future increases in postal rates will increase Bisco’s mailing expenses and could have a material adverse effect on Bisco’s business, financial condition and results of operations.

Bisco may not have adequate or cost-effective liquidity or capital resources.

Bisco’s ability to satisfy its cash needs depends on its ability to generate cash from operations and to access to the capital markets, both of which are subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond Bisco’s control. Bisco may need to satisfy its cash needs through external financing. However, external financing may not be available on acceptable terms or at all.

THE ANNUAL MEETING

Date, Time and Place of Meeting

These proxy materials and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of EACO Corporation (“EACO”, “we”, “our”, “us” or the “Company”) to be voted at the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on February 19, 2010 and at any adjournment(s) or postponement(s) of the Annual Meeting. The Annual Meeting will be held at 7:30 a.m. Pacific Time at the offices of Bisco Industries, Inc., located at 1500 N. Lakeview Avenue, Anaheim, California 92807. These proxy materials and the form of proxy are expected to be mailed to our shareholders who are entitled to vote at the Annual Meeting on or about January 12, 2010.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of the Annual Meeting of Shareholders and are described in more detail in this proxy statement.

Record Date; Shares Entitled to Vote; Quorum

The record date for determining those shareholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as January 6, 2010. At the close of business on the record date, 3,910,264 shares of our common stock were outstanding. Holders of our common stock are entitled to one vote for each share of common stock held by such shareholder as of the record date with respect to each matter to be voted on at the meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Voting Requirements and Procedure

As a Florida corporation, EACO is subject to the Florida Business Corporation Act (the “FBCA”) with respect to voting requirements and procedures. In addition, pursuant to Section 2115 of the California General Corporation Law (the “CGCL”), EACO is currently subject to certain provisions of the CGCL, including those that affect the approvals necessary for the merger and the election of directors.

With regard to Proposal 1, under the terms of our articles of incorporation as currently in effect (the “Current Articles”), because of our affiliations with Bisco, the affirmative vote of the holders of at least 75% of our outstanding common stock is required to approve the merger and the merger agreement.

With regard to Proposal 2, the affirmative vote of the holders of a majority of our outstanding common stock is required to approve the reverse stock split and the amendment to the articles of incorporation to effect such reverse split.

With regard to Proposal 3, the affirmative vote of the holders of at least 75% of our outstanding common stock is required for the amendment of the articles of incorporation to delete Article V thereof, which imposes a 75% shareholder approval requirement for certain transactions with affiliated corporations.

In the election of directors under Proposal 4, directors will be elected by a plurality of the common stock entitled to vote and present in person or represented by proxy at the Annual Meeting, unless cumulative voting is in effect. Under the FBCA, directors are elected by a plurality of the votes cast. Shareholders are also entitled to cumulate votes pursuant to the provisions of the CGCL applicable to EACO. As such if any shareholder has given notice prior to commencement of voting of his or her intention to cumulate votes, then each shareholder may cumulate votes by multiplying the number of shares of common stock the shareholder is entitled to vote by the number of directors to be elected. The number of cumulative votes thus determined may be voted all for one candidate or distributed among several candidates, at the discretion of the shareholder. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. If cumulative voting is in effect, the persons named in the accompanying proxy will vote the shares of common stock covered by proxies received by them (unless authority to vote for directors is withheld) among the named candidates as they determine. No shareholder is entitled to cumulate his or her votes for candidates other than those whose names have been placed in nomination prior to the commencement of voting.

With regard to Proposals 5 and 6, the affirmative vote of the holders of a majority of our common stock present or represented by proxy and entitled to vote at the Annual Meeting is being sought.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Broker non-votes occur when brokers who hold stock in “street name” return proxy cards stating that they do not have authority to vote the stock which they hold on behalf of beneficial owners. Under Florida law, abstentions and shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners entitled to vote and the broker or nominee does not have discretionary authority to vote on a particular matter) are treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Shares voted as abstentions on a matter are considered shares entitled to vote on that matter. In contrast, shares represented by proxy which reflect a broker non-vote on a particular proposal are treated as not present and not entitled to vote on that proposal and therefore will not be considered when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Accordingly, abstentions and broker non-votes will have no effect on the election of directors and Proposals 5 and 6, but will have the effect of a vote against the Proposals 1, 2 and 3.

Appraisal and Dissenter’s Rights

Appraisal rights under Florida law or dissenters’ rights under California law may be available to our shareholders with respect to the proposed merger described in Proposal 1. Although EACO is a Florida corporation, pursuant to Section 2115 of the California General Corporation Law, we may be subject to California dissenters’ rights law, to the exclusion of the Florida appraisal remedy. Important details concerning the requirements to perfect appraisal and dissenters’ rights under Florida and California law, respectively, are set forth below. In view of the complexity of these provisions of Florida and California law and because it cannot be known with certainty whether a court would apply Florida and California law to determine the rights available to dissenting shareholders in the merger, any shareholder who is considering exercising appraisal or dissenters’ rights, or who wishes to preserve the right to do so, should consult his or her legal advisor.

This notice is being provided to you in satisfaction of Sections 607.1320 of the FBCA and Section 1301 of the CGCL. The summary below is not a complete statement of the Florida or California law pertaining to appraisal or dissenters’ rights, respectively, and is qualified in its entirety by reference to the relevant sections of the FBCA and CGCL. Failure to follow the procedures required by Sections 607.1301 through 607.1333 of the FBCA for perfecting appraisal rights, or by Chapter 13 (Sections 1300 through 1313) of the CGCL for perfecting dissenters’ rights, may result in the loss, termination or waiver of such rights. A copy of Sections 607.1301-607.1333 of the FBCA and a copy of Sections 1300-1304 of the CGCL are attached as Annex C-1 and Annex C-2, respectively. Because of the complexity of the provisions and the need to strictly comply with various technical requirements, you should read Annex C-1 and Annex C-2 in their entirety.

Shareholders are not entitled to appraisal or dissenters’ rights with respect to any other proposal described in this proxy statement.

Florida Appraisal Rights

When the merger is completed, holders of our capital stock who do not consent to and who comply with the procedures prescribed in Sections 607.1301 through 607.1333 of the FBCA may be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the consummation or expectation of the merger, and to receive payment of the fair value of their shares in cash, together with interest. The following is a brief summary of the statutory procedures that must be followed by a shareholder in order to perfect appraisal rights under Florida law.

Under Florida law, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of his or her common stock in favor of the proposed action.

Withholding consent to the merger will not in and of itself constitute a sufficient written demand. A shareholder’s failure to deliver the demand notice described above before the vote with respect to Proposal 1 is taken will constitute a waiver of such appraisal rights. The demand notice must be sent or delivered to our Corporate Secretary at 1500 N. Lakeview Avenue, Anaheim, California 92807.

A shareholder who wishes to exercise his or her appraisal rights must hold such shares of record on the date the Florida Demand Notice is delivered and must hold such shares continuously through the effective time of the merger. Only a holder of record of shares of the common stock will be entitled to assert appraisal rights for such shares. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, fully and correctly, as such holder’s name appears on such holder’s stock certificates, and must state that such person intends thereby to demand appraisal of such holder’s shares in connection with the merger. Shareholders who hold their shares of common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

We will send to any shareholder who has timely delivered the required notice of intent to demand payment a written appraisal notice and form (the “Florida Notice”) within 10 days after the date the merger becomes effective. The Florida Notice will specify the date that the merger became effective, indicate our estimate of the fair value of the shares, and include an offer to pay the estimated fair value. We will also include a form which the shareholder can complete and return to indicate whether such shareholder will accept our estimated fair value for the shares or whether the shareholder demands payment of a different fair value estimated by the shareholder (the “Florida Demand Form”). The notice will also state where and by when certificates for certificated shares must be deposited, as well as a date by which we must receive the completed Florida Demand Form, which date may not be fewer than 40 nor more than 60 days after the date the notice is sent.

If a shareholder makes demand for payment by timely submitting the form described above, and the matter remains unsettled, we must commence a proceeding within 60 days after receiving the payment demand in the appropriate court of the county in which our registered office in Florida is located, and petition the court to determine the fair value of the shares and accrued interest. If we do not commence the proceeding within the 60-day period, any shareholder who has made a demand for payment may commence the proceeding. We must pay each such shareholder the amount determined by the court to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares. The court in an appraisal proceeding will determine all costs of the proceeding and may assess fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

California Dissenters’ Rights

A Florida corporation that meets the tests set forth in Section 2115 of the CGCL may be subject to California dissenters’ rights requirements. We may meet the tests set forth in Section 2115 of the CGCL and therefore, under Section 2115, our shareholders may be entitled to California dissenters’ rights under Chapter 13 of the CGCL, to the exclusion of Florida appraisal rights under Sections 607.1301-607.1333 of the FBCA. However, it is not certain that a court would uphold such an application of Section 2115. We recommend that any shareholder who is considering exercising his or her rights as a dissenting shareholder consult legal counsel.

If the merger is consummated, our shareholders who are entitled to vote on, but who do not approve, the merger, and who have fully complied with all applicable provisions of Chapter 13, may have the right to require us to purchase the shares of our common stock held by them at the fair market value of those shares on the day before the terms of the merger were first announced, excluding any appreciation or depreciation of the value of such shares because of the merger. For shares of stock to qualify as dissenting shares under Chapter 13, the following conditions must be satisfied: (i) the holder of such shares must not have voted in favor of the merger, (ii) the holder of such shares must demand, in accordance with Chapter 13 and as more fully described below, that we purchase the shares, and (iii) the holder of such shares must submit his or her share certificate(s) for endorsement (as described below).

If the merger is approved by holders of the requisite number of shares, we will, within ten (10) days after the date of such approval, mail to any holder of its capital stock who may be entitled to dissenters’ rights, a notice that the required shareholder or shareholder approval of the merger was obtained (the “California Notice”), accompanied by a copy of Sections 1300-1304 of the CGCL. The California Notice will set forth the price determined by us to represent the fair market value of any dissenting shares (which shall constitute an offer by us to purchase properly dissenting shares at such stated price) and will set forth a brief description of the procedures to be followed by any shareholder who wishes to exercise his or her dissenters’ rights.

Within 30 days after the date on which the California Notice is mailed (i) we must receive the demand of the dissenting shareholder that we purchase such shares, which demand must state the number and class of shares held of record and which the shareholder demands that we purchase, as well as a statement of the shareholder’s claim of the fair market value of those shares as of the day immediately prior to the announcement of the merger (such statement of fair market value constitutes an offer by the shareholder or shareholder, as applicable, to sell the shares at that price); and (ii) the shareholder must submit the share certificate(s) representing the shares to the address specified in the California Notice. The certificate(s) will be stamped or endorsed with a statement that the shares are dissenting shares or will be exchanged for certificates of appropriate denomination so stamped or endorsed.

If we and a dissenting shareholder agree that the shares are dissenting shares and agree upon the price to be paid for the shares, the dissenting shareholder or shareholder will be entitled, with certain exceptions, to be paid such price (together with interest thereon at the legal rate on judgments from the date of the agreement) within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the merger are satisfied, whichever is later, subject to the surrender of the certificates therefor.

If we deny that the shares qualify as dissenting shares under Chapter 13 or if we and a shareholder disagree as to the fair market value of such shares, such shareholder may, within six months after the California Notice is mailed, file a complaint in the superior court of the proper California county requesting the court to make such determinations or, alternatively, may intervene in any action pending on such a complaint. Costs of such an action (including compensation of any court-appointed appraisers) shall be assessed as the court considers equitable, but must be assessed against us if the appraised value exceeds the price offered by us.

Any court action to determine whether shares qualify as dissenting shares or to determine the fair market value of such shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing the merger. Furthermore, subject to the provisions of Chapter 13, no shareholder who has the right to demand payment for their shares under Chapter 13 shall have any right in law or equity to attack the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger have been legally voted in favor of the merger.

Dissenting shares may lose their status as such and the right to demand payment will terminate if (i) the merger is abandoned (in which case we will pay on demand to any dissenting shareholder who has in good faith initiated proceedings under Chapter 13 all necessary expenses incurred in such proceedings and reasonable attorneys’ fees); (ii) the shares of our common stock are transferred prior to being submitted for endorsement or are surrendered for conversion into shares of another class; (iii) the dissenting shareholder does not agree upon the status of the shares as dissenting shares or upon the price of such shares and neither files suit or intervenes in a pending action within six months following the date on which the California Notice was mailed to the shareholder; or (iv) the dissenting shareholder with our consent withdraws his or her demand for the purchase of the dissenting shares.

Voting

If you are a “registered holder,” that is, your shares are registered in your own name through our transfer agent, you may vote by returning a completed proxy card in the enclosed postage-paid envelope. If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other nominee, in lieu of a proxy card you should receive a voting instruction form from that institution by mail. The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet or by telephone. Shareholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers. If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.

If you are a registered holder, you may also vote your shares in person at the Annual Meeting. If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the Annual Meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Proxies

Please use the enclosed proxy card to vote by mail. If your shares are held in street name, then in lieu of a proxy card you should receive from the brokerage firm, bank or other nominee an instruction form for voting by mail, the Internet or by telephone. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure that all of your shares will be voted. Only proxy cards and voting instruction forms that have been signed, dated and timely returned (or otherwise properly voted by Internet or telephone) will be counted in the quorum and voted. Properly executed proxies will be voted in the manner directed by the shareholders. If the proxy does not specify how the shares represented thereby are to be voted with respect to each of the proposals, in the absence of any contrary instruction on the proxy, the proxy will be voted FOR the election of each of the persons nominated by the Board under Proposal 4 and FOR the approval of all other proposals described in this proxy statement.

The enclosed proxy also grants the proxy holders discretionary authority to vote on any other business that may properly come before the Annual Meeting as well as any procedural matters. We have not been notified by any shareholder of his or her intent to present a shareholder proposal at the Annual Meeting.

If your shares are held in your name, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another signed proxy card with a later date with our Corporate Secretary at our principal executive offices. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Solicitation

The enclosed proxy is being solicited by our Board of Directors. We will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional material furnished to the shareholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services.

In the discretion of management, we reserve the right to retain a professional firm of proxy solicitors to assist in solicitation of proxies. Although we do not currently expect to retain such a firm, it estimates that the fees of such firm would range from $5,000 to $20,000 plus out-of-pocket expenses, all of which would be paid by us.

PROPOSAL 1:

APPROVAL OF THE MERGER AND
MERGER AGREEMENT

EACO has entered into a merger agreement with Bisco Acquisition Corp., Bisco Industries, Inc. and Glen F. Ceiley, pursuant to which Bisco Acquisition Corp. a newly created, wholly-owned subsidiary of EACO, would be merged with and into Bisco, with Bisco surviving the merger and becoming a wholly-owned subsidiary of EACO. The Board of Directors believes that the merger is in the best interests of EACO and its shareholders and is seeking shareholder approval of the merger and the related merger agreement.

The following is a discussion of the merger and the merger agreement, including the background information thereto. This is a summary only and may not contain all of the information that is important to you. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read this entire proxy statement, including the merger agreement, for a more complete understanding of the merger.

The Companies

EACO Corporation

The current operations of EACO, a Florida corporation, consist mainly of managing rental properties it owns and leases in Florida and California. EACO owns three restaurant properties in Florida, which it leases to third parties, and an income producing real estate property held for investment in California. EACO’s business previously consisted of operating restaurants in the State of Florida, but EACO sold all of its operating restaurants to Banner Buffets LLC in June 2005. Banner Buffets declared bankruptcy in September 2007, and this resulted in certain leased properties reverting back to EACO. Our principal executive offices are located at 1500 N. Lakeview Avenue, Anaheim, California 92807. Our telephone number is (714) 876-2490. See also the accompanying Transition Report on Form 10-K for the eight months ended August 31, 2009 for additional information about EACO.

Bisco Acquisition Corp.

Bisco Acquisition Corp. is a Delaware corporation and a wholly-owned subsidiary of EACO. It was incorporated in December 2009 and organized solely for the purpose of entering into the merger agreement with Bisco and completing the merger. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement, and its existence will cease upon the merger. Merger Sub’s principal executive offices are located at 1500 N. Lakeview Avenue, Anaheim, California 92807. Its telephone number is (714) 876-2490.

Bisco Industries, Inc.

Bisco Industries, Inc., an Illinois corporation, is a distributor of electronic components and fasteners serving a broad range of industries, including the aerospace, circuit board, communication, computer, fabrication, instrumentation, industrial equipment and marine industries. See “Information Regarding Bisco’s Business.” Bisco’s principal executive offices are located at 1500 N. Lakeview Avenue, Anaheim, California 92807. Its telephone number is (714) 693-2901.

The Merger

Background to the Merger

As described above, EACO sold its operating restaurants in June 2005 and its current operations primarily consist of managing several rental properties that it owns and leases. As a part of the continuous evaluation of the business and strategies to maximize shareholder value, the Board of Directors of EACO has periodically considered strategic transactions, including a transaction with Bisco.

In December 2008, Bisco submitted an offer letter to the Board of Directors of EACO, proposing that EACO merge with Bisco. On January 8, 2009, the Board held a special meeting to discuss Bisco’s offer and to meet with executives from Bisco. Glen Ceiley, Bisco’s sole shareholder and President who is also the Chairman and Chief Executive Officer of EACO, presented the merger offer to the Board. In order to properly consider Bisco’s offer, EACO established an independent Special Committee of the Board of Directors comprised of Jay Conzen and Stephen Catanzaro, independent directors with no financial interest in the transaction other than as a shareholder of EACO, to review and evaluate Bisco’s offer and negotiate and approve the terms and conditions of any merger. The Special Committee was authorized to engage its own financial and legal advisors, as the committee deemed necessary, to assist them in performing its tasks.

Subsequently, the Special Committee met with and interviewed a number of investment banking firms in order to hire a financial advisor that would assist the Special Committee in evaluating the offer and determining the terms of any merger. The Special Committee selected B. Riley & Co., LLC to, among other things, provide financial advisory services, prepare valuations of both EACO and Bisco and to render a fairness opinion with respect to the proposed transaction. EACO also retained Dorsey & Whitney LLP as its legal counsel to advise the Board with respect to its fiduciary duties and, if required, to represent EACO in connection with the merger transaction. The Special Committee also met with Bisco several times to discuss the proposed merger.

On April 23, 2009, B. Riley presented to the Special Committee its valuation analysis of EACO and Bisco, which were prepared by B. Riley after multiple meetings with the Special Committee and Bisco’s management. After a full discussion, the committee members unanimously voted to decline the offer by Bisco but agreed to continue discussions with Bisco regarding a possible transaction.

On May 15, 2009, Bisco submitted a revised merger proposal to the Board. The Special Committee met several times thereafter to consider the revised offer and to consult with its financial and legal advisors. On June 30, 2009, the Special Committee unanimously approved the form of a letter of intent to be submitted to Bisco, setting forth the terms and conditions of a merger transaction which would be acceptable to the Special Committee. The letter of intent was submitted to Bisco on July 6, 2009.

On July 29, 2009, the Board of Directors of EACO held a meeting with its financial and legal advisors and discussed the terms of the proposed merger. B. Riley presented its analyses and recommendations regarding the transaction and reviewed with the Board its conclusions with respect to the fairness of the transaction. After further discussion and consideration, including a review of the initial valuation and draft fairness opinion previously prepared by B. Riley, the Board approved the principal terms of the proposed transaction with Bisco, with Mr. Ceiley abstaining from the vote, the execution and delivery of the letter of intent, and the commencement of documentation and the taking of other actions necessary to advance the transaction.

On October 28, 2009, the Board discussed the form of merger agreement that had been prepared and distributed to the Board prior to the meeting and consulted with its legal counsel regarding its terms. The members of the Special Committee indicated that they had reviewed the form of agreement and was satisfied with such form. After a full discussion regarding the matter, the Board directed the Special Committee to meet with B. Riley to obtain an updated fairness opinion regarding the merger and its terms and to make a final recommendation to the Board regarding the merger and the related merger agreement.

On November 18, 2009, the Special Committee met with its financial and legal advisors to review the revised form of merger agreement and updated information regarding both companies. B. Riley presented the Special Committee with its updated analysis and recommendations. Thereafter, on November 24, 2009, at a meeting of the Board, the directors consulted with B. Riley and Dorsey & Whitney regarding the terms of the merger and the updated fairness opinion and valuation analysis of B. Riley. After a full discussion, the Board instructed B. Riley to update and finalize its fairness opinion and determined to continue the discussion at the next meeting to consider and finalize the terms for the completion of the merger.

On December 10, 2009, the Board held a meeting to consider the final terms of the merger and the merger agreement. At the meeting, the Board reviewed the analyses performed by B. Riley, which was subsequently confirmed in writing that, as of December 10, 2009 and based on and subject to the factors and assumptions set forth in its written opinion, the consideration to be paid to Bisco’s shareholder in the merger was fair, from a financial point of view, to the shareholders of EACO. The full text of B. Riley’s written opinion is attached as Annex B to this proxy statement. See “— Opinion of Our Financial Advisor” below. After further deliberation, the Board, with the recommendation of the members of the Special Committee, unanimously approved the terms of the merger and concluded that the merger was fair to and in the best interests of the shareholders of EACO, and recommended that the shareholders vote all shares held by them in favor of the merger. The Board of Directors approved a 1-for-25 reverse stock split and requested that the merger agreement be revised to reflect the proposed reverse split.

On December 21, 2009, the Board of Directors approved the revised form of the merger agreement, which was executed by EACO, Merger Sub, Bisco and Mr. Ceiley on December 22, 2009.

Recommendation of the Board of Directors of EACO; Reasons for the Merger

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby. At a special meeting on December 10, 2009, our Board of Directors, after careful consideration, including consultation with financial and legal advisors, determined that the merger was advisable and in the best interests of EACO’s shareholders and discussed and corrected the merger agreement. On December 21, 2009, the Board subsequently approved the final form of the merger agreement. In addition to approval by our Board of Directors, the merger and merger agreement were separately approved by the Special Committee of our Board of Directors, comprised solely of independent directors, who have no interest in the transaction other than as shareholders of EACO. In the course of reaching its decision over several board meetings, our Board of Directors and the Special Committee consulted with financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	Operating and Financial Condition. The current and historical financial condition and results of operations of EACO and Bisco.

•	Future Prospects and Requirements. The long-term prospects and opportunities of both companies and the future funding requirements EACO, as well as the potential market valuation of EACO’s common stock based on such expectations and requirements.

•	Strategic Alternatives. The alternatives to the merger, including remaining a separate, independent company, the possibility and likelihood of continuing as a going concern without the financial support of Bisco or the proposed merger, as well as the potential values, benefits, risks and uncertainties to our shareholders associated with each such alternative and the timing and the likelihood of accomplishing such alternatives.

•	Opinion of Our Financial Advisor. B. Riley delivered its opinion to our Board of Directors and the Special Committee that, as of December 10, 2009 and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be paid to Bisco’s shareholder in the merger was fair, from a financial point of view, to the shareholders of EACO, as described under “— Opinion of Our Financial Advisor” below. The full text of B. Riley’s written opinion is attached as Annex B to this proxy statement.

•	Economic Climate. The current national and international economic climate as relates to our business.

•	Likelihood of Successful Integration. Bisco currently handles the day to day operations of EACO and provides administration and accounting services. As such, a merger with Bisco is expected to result in fewer integration issues between the two companies.

•	Failure to Close; Public Announcement. The possibility that the transactions contemplated by the merger agreement may not be consummated and the effect of public announcement of the merger agreement.

•	Interests of Certain Persons; Approval by Special Committee. The interests of certain directors of EACO, including Mr. Ceiley, EACO’s Chairman and Chief Executive Officer. See “Interests of Directors and Executive Officers in the Merger” below. In addition to approval by our Board of Directors, the merger and merger agreement were separately approved by a Special Committee of our Board of Directors, which consists solely of directors who do not have a financial interest in the transaction other than as shareholders of EACO.

The foregoing discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger and the merger agreement, our Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors. After weighing all of the different factors, our Board of Directors unanimously determined to recommend that our shareholders vote in favor of the merger and the merger agreement.

Opinion of Our Financial Advisor

We engaged B. Riley as our financial advisor in connection with the proposed merger. We selected B. Riley based on B. Riley’s qualifications, experience and reputation. B. Riley is a leading investment banking firm which provides mergers and acquisitions, capital formation and financial advisory services to middle market and emerging growth companies and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and other types of transactions. We have agreed to pay B. Riley a fee, which was negotiated by EACO and B. Riley, for its services in connection with the merger, which fee was not dependent upon the consummation of the merger.

On December 10, 2009, B. Riley delivered its opinion, which was subsequently confirmed in writing, to our Board of Directors that, as of such date and based upon and subject to the assumptions and qualifications set forth in the opinion, the consideration to be issued to the shareholder of Bisco in connection with the merger was fair, from a financial point of view, to the holders of our common stock. The full text of the written opinion of B. Riley issued on December 10, 2009, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. You are encouraged to read B. Riley’s opinion carefully and in its entirety.

In arriving at its opinion, B. Riley, among other things:

•	Reviewed and analyzed certain historical and projected financial information of Bisco and EACO, including their audited financial statements and other financial and operating data;

•	Interviewed Bisco’s and EACO’s management and discussed each company’s respective operations, financial conditions, future prospects and business plans;

•	Reviewed certain publicly available information on companies comparable to Bisco and EACO;

•	Considered, to the extent publicly available, the financial terms of certain comparable merger and acquisition transactions of companies similar to Bisco;

•	Conducted a series of financial analyses using valuation techniques typically employed to determine the fairness of a merger or acquisition; and

•	Performed such other analyses and inquiries and considered such other factors in regards to Bisco and EACO as deemed appropriate.

In preparing its opinion to our Board of Directors, B. Riley performed a variety of analyses, including the financial analyses described below. The summary of the analyses described below is not a complete description of the analyses underlying B. Riley’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses are readily susceptible to partial analysis or summary description. B. Riley arrived at its opinion based on the results of all analyses undertaken by it and assessed such analyses as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, B. Riley believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

Bisco Valuation

Selected Precedent Transactions Analysis

B. Riley performed a precedent transactions analysis as part of the evaluation of the merger of EACO and Bisco. This analysis is based on transaction values expressed as multiples of a company’s revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) for a latest twelve-month (“LTM”) period. B. Riley selected these particular transactions based upon the relative size of each transaction in comparison to Bisco, the timing of when each transaction occurred, the relative financial condition of each target company and whether the target served similar industry segments and markets to Bisco. Then using publicly available information, B. Riley reviewed and analyzed certain financial and operating data relating to the selected transactions.

B. Riley did not prepare a “Selected Precedent Transaction Analysis” for EACO because B. Riley determined that EACO cannot be fairly compared to any similar companies.

Comparable Public Company Analysis

B. Riley performed a comparable public companies analysis as part of its evaluation of Bisco based on various financial multiples of selected comparable public companies in comparable industries. B. Riley selected the comparable companies based upon the relative size of each company in relationship to Bisco, the relative financial conditions and strength of each company and the industry segment and markets served by each public company in relationship to Bisco.

In performing this analysis, B. Riley reviewed certain financial information relating to Bisco and compared such information to the corresponding financial information of other publicly traded companies which B. Riley deemed to be generally comparable. B. Riley used the ratio of enterprise value to revenue and enterprise value to EBITDA as of November 2, 2009 for the selected comparable public companies to estimate the fair value of Bisco.

EACO Valuation

In B. Riley’s valuation of EACO, it analyzed EACO’s balance sheet due to the fact that EACO has no significant operations and primarily acts as a holder of specific real estate assets. In analyzing the balance sheet, B. Riley valued EACO-owned properties and other assets and liabilities. The property valuation included an evaluation of comparable transactions of similar properties and a valuation based on the income generated by the property for recent third-party transactions. In addition, B. Riley reviewed and relied on appraisals prepared by a third party on the individual properties. Other assets included cash and certificates of deposits which were valued at cost. EACO’s liabilities included notes to a related party, workers compensation liability, long-term debt on the properties, and obligations under capital leases. The obligations associated with these liabilities were valued at an estimated market value based upon assumptions outlined by management. The potential benefit of EACO’s net operating losses (NOLs) was valued based on an applicable tax rate and appropriate discount. The value of the NOLs is fully applicable if Bisco merges with EACO due to the common ownership. Based upon the advice given to EACO by its tax advisors, no other entity may fully utilize the benefits of the NOLs.

Scope of Review and Analysis

In connection with its review, B. Riley did not independently verify any of the information provided regarding EACO and Bisco and assumed and relied on such information being complete and accurate in all material respects. With respect to financial forecasts, B. Riley assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective management as to the future financial performance of the applicable company. B. Riley did not make any physical inspection or independent appraisal of any of the properties or assets of either company.

In addition, B. Riley was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of either company. B. Riley’s opinion addressed only the fairness, from a financial point of view, to the holders of our common stock of the consideration to be paid to Bisco’s shareholder in the merger and did not address any other aspect or implication of the merger, or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. B. Riley’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on such date. B. Riley’s opinion did not address the merits of the merger as compared to alternative transactions or strategies that may be available to EACO nor did it address EACO’s underlying decision to proceed with the merger. B. Riley was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of EACO.

B. Riley’s opinion and analyses were provided to our Board of Directors in connection with its consideration of the proposed merger and were among many factors considered by our Board of Directors in evaluating the proposed merger. Neither B. Riley’s opinion nor its analyses were determinative of the merger consideration or of the views of our Board of Directors or our management with respect to the merger or the merger consideration. B. Riley’s opinion does not constitute advice or a recommendation to any holder of our common stock as to how such holder should vote or act on any matter relating to the proposed merger or otherwise.

Interests of Directors and Executive Officers in the Merger

Certain members of EACO’s Board of Directors have interests in the merger and relationships with entities involved in the merger, including those described below. These interests may be different from, or in conflict with, your interests as EACO shareholders. The members of our Board of Directors were aware of these additional interests, and considered them, when they approved the merger agreement.

Glen Ceiley, Bisco’s sole shareholder, is EACO’s Chairman of the Board, Chief Executive Officer and controlling shareholder. Under the terms of the merger agreement, if the merger is completed, Mr. Ceiley will receive 117,641,742 shares of our common stock (4,705,670 shares after giving effect to the proposed 1-for-25 reverse stock split described in Proposal 2 if such proposal is approved by the shareholders) in exchange for his shares of Bisco capital stock and, when those shares are added to the shares of common stock he currently holds, he will own 98.9% of our outstanding common stock. As of November 30, 2009, 3,910,264 shares of our common stock were outstanding, of which Mr. Ceiley owns, directly or indirectly, 2,563,039 shares, or 65.5% of the outstanding common stock. After the merger, 121,552,006 shares of our common stock (approximately 4,862,080 shares on a post-reverse split basis) will be outstanding, of which Mr. Ceiley will own 120,204,781 shares of common stock (approximately 4,808,191 shares on a post reverse split basis), or 98.9% of the outstanding common stock. Mr. Ceiley also owns 36,000 shares of EACO’s non-voting Series A Cumulative Convertible Preferred Stock, which will remain outstanding after the merger. See also “Security Ownership of Certain Beneficial Owners and Management.”

In addition, under a management agreement with EACO, Bisco handles the day to day operations of EACO and provides administration and accounting services through a steering committee. The steering committee consists of Mr. Ceiley and certain senior executives of Bisco, including William L. Means, the Vice President of Information Technology of Bisco, who also serves as a director of EACO.

Appraisal/Dissenters’ Rights

Appraisal rights under Florida law or dissenters’ rights under California law may be available to our shareholders with respect to the merger if they fully comply with all applicable statutory requirements. Although EACO is a Florida corporation, pursuant to Section 2115 of the California General Corporation Law, we may be subject to California dissenters’ rights laws, to the exclusion of the Florida appraisal remedy. Failure to follow the steps and procedures required by Sections 607.1301 through 607.1333 of the FBCA for perfecting appraisal rights, or by Chapter 13 of the CGCL for perfecting dissenters’ rights, may result in the loss, termination or waiver of such rights. In view of the complexity of these provisions of Florida and California law and because it cannot be known with certainty whether a court would apply Florida and California law to determine the rights available to dissenting shareholders in the merger, any shareholder who is considering exercising appraisal or dissenters’ rights should consult his or her legal advisor. See “Appraisal and Dissenter’s Rights.” A copy of Sections 607.1301 through 607.1333 of the FBCA and a copy of Sections 1300 through 1304 of the CGCL are attached as Annex C-1 and Annex C-2, respectively.

ANY EACO SHAREHOLDER WHO WISHES TO EXERCISE APPRAISAL OR DISSENTERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C-1 AND ANNEX C-2 CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Certain Material U.S. Federal Income Tax Consequences of the Merger

The merger is not expected to be a taxable transaction to our shareholders for U.S. federal income tax purposes. However, a holder of our common stock who exercises dissenters’ and/or appraisal rights with respect to their shares and receives payment for such share in cash will recognize gain or loss for U.S. federal income tax purposes measured by the difference between the holder’s basis in such share and the amount of cash received.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you and your exercise of appraisal or dissenters’ rights, if you choose to exercise such rights.

The Merger Agreement

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We urge you to read carefully the merger agreement in its entirety because this summary may not contain all of the information about the merger agreement that is important to you.

The representations and warranties described below and included in the merger agreement were made as of specific dates and may be subject to important qualifications, limitations and supplemental information agreed to by us and Bisco in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between the companies rather than to establish matters as facts. The merger agreement is described in this proxy, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding either company or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in the documents incorporated by reference into this document for information regarding the companies and their respective businesses.

Effective Time of the Merger

The merger will become effective upon the filing of an articles of merger with the Secretary of State of the State of Illinois or at such later time as is agreed upon by us and Bisco and specified in such articles of merger. The filing of the articles of merger will occur at the closing, which will take place on a date agreed upon by the parties after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement. We currently anticipate the merger to be completed by the end of February 2010.

The Merger Structure and Consideration

In the proposed transaction, Merger Sub, which is a wholly-owned subsidiary of EACO, will merge with and into Bisco, with Bisco surviving the merger and becoming a wholly-owned subsidiary of EACO. Upon consummation of the merger, the outstanding shares of Bisco will be converted into the right to receive an aggregate of 117,641,742 shares of EACO common stock (4,705,670 shares after giving effect to the proposed 1-for-25 reverse stock split described in Proposal 2 if such proposal is approved by the shareholders), and all outstanding shares of the Merger Sub will be converted into shares of Bisco. The officers and directors of Bisco will continue in such positions after the merger.

Representations and Warranties

Subject to certain exceptions, EACO and Merger Sub made certain representations and warranties to Bisco relating to, among other things:

•	our corporate organization, standing and power;

•	the authorization, execution, delivery and performance of the merger agreement and the transactions contemplated thereby and the enforceability of the merger agreement;

•	the absence of violations or breach of our organizational documents or provisions of applicable law on us as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby; and

•	the financial statements and documents that we have filed with or furnished to the SEC and our internal controls and procedures in connection therewith.

Subject to certain exceptions, Mr. Ceiley made certain representations and warranties to us relating to, among other things:

•	the authorization, execution, delivery and performance of the merger agreement and the transactions contemplated thereby and the enforceability of the merger agreement;

•	absence of litigation or regulatory action which would prevent, hinder, delay, enjoin or otherwise challenge the consummation of the transactions contemplated;

•	his ownership of the Bisco capital stock; and

•	his status as an accredited investor.

Subject to certain exceptions, Bisco made a number of representations and warranties to us relating to, among other things:

•	its corporate organization, standing and power;

•	its capitalization and its shareholders;

•	the authorization, execution, delivery and performance of the merger agreement and the transactions contemplated thereby and the enforceability of the merger agreement;

•	the absence of violations or breach of its organizational documents or provisions of applicable law, or the default or requirement of consent under any agreement legally binding on Bisco as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby;

•	absence of litigation or regulatory action which would prevent, hinder, delay, enjoin or otherwise challenge the consummation of the transactions contemplated;

•	the financial statements;

•	absence of undisclosed liabilities;

•	its employee benefit plans and other matters relating to the Employee Retirement Income Security Act;

•	its labor relations;

•	tax, insurance, environmental and real property matters;

•	compliance with applicable laws; and

•	the validity and enforceability of its material contracts, and the absence of any breaches, violations or defaults under such contracts.

Conditions to the Closing of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

•	the amendment of EACO’s articles of incorporation to (i) effect a reverse stock split and (ii) remove the 75% approval requirement for certain affiliate transactions;

•	the merger agreement is approved and adopted by our shareholders at the meeting;

•	there is not in effect any law or order of a governmental entity enjoining or otherwise prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement; and

•	there shall not have occurred any changes, individually or in the aggregate, that have not been waived that constitute a material adverse effect on EACO or Bisco;

•	all approvals of governmental entities and of each bank or other institutional lender with which the parties have a line of credit or an outstanding loan or mortgage and whose approval, waiver and consent is necessary for consummation of the merger shall have been obtained; and

•	the parties shall have received from their respective tax advisors, satisfactory confirmation that the merger shall constitute a “tax-free reorganization” under the Code, and confirmation that the net operating losses of EACO shall not be limited as a result of completion of the transactions contemplated by this merger agreement.

Neither EACO and Merger Sub on the one hand and Bisco on the other will be obligated to effect the merger unless, among other things, the following conditions are satisfied or waived:

•	the other party’s representations and warranties contained in the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger (except for the representations and warranties that address matters only as of a particular date, which must remain true and correct as of such date)

•	the other party shall have performed and complied in all material respects with its agreements and covenants required by the merger agreement; and

•	the other party shall have delivered a certificate signed by one of its officers certifying as to the satisfaction of the two foregoing conditions.

Termination of the Merger Agreement

The merger agreement may be terminated under certain circumstances, including:

•	by mutual written consent of EACO and Bisco;

•	By EACO or Bisco, as applicable, upon the breach by the other party of any representation, warranty, obligation or agreement under the merger agreement which breach shall not have been cured, or by its nature cannot be cured, within ten (10) days of receipt by such other party of written notice of such breach; provided that the party seeking to terminate the agreement has not breached any of its representations, warranties, obligations or agreements hereunder;

•	by any party if any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger shall have become final and nonappealable;

•	by EACO in the event of any material adverse change in the condition, properties, assets, liabilities, business, operations, results of operations or prospects of Bisco since the date of the merger agreement;

•	by any party, if the necessary approvals of EACO’s shareholders have not been obtained by April 30, 2010

Even if the shareholders approve the merger and the merger agreement, at any time before the merger is effective, the Board of Directors may abandon the transaction and terminate the merger agreement, at its sole discretion, subject to the contractual rights of other parties to the merger agreement.

Shareholder Approval

In accordance with our Current Articles, the affirmative vote of the holders of at least 75% of our common stock outstanding as of the record date will be required for approval of the merger with Bisco and the merger agreement.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote “FOR” the approval of the merger with Bisco and the merger agreement.

PROPOSAL 2:

APPROVE A REVERSE SPLIT AND
AMENDMENT OF THE ARTICLES OF INCORPORATION

The Board of Directors has approved a proposed amendment to EACO’s articles of incorporation to effect a 1-for-25 reverse stock split of our issued and outstanding common stock (the “Reverse Split”). If the Reverse Split is approved by the shareholders, we expect to implement the Reverse Split in connection with, or immediately prior to, effecting the merger with Bisco. You are being asked to approve the Reverse Split and the amendment of the articles of incorporation to effect such Reverse Split.

Reasons for the Reverse Split

Our Board of Directors believes that the Reverse Split is desirable for a number of reasons. First, the Board expects that a reverse stock split will increase the market price of the common stock. Such an increase may also enable EACO to ultimately achieve the initial listing requirements to be listed on a national stock exchange. Second, Board of Directors believes that the increased market price of our common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.

The Reverse Split is also necessary to effect the proposed merger with Bisco for which we are seeking shareholder approval in Proposal 1. The merger requires the issuance of 117,641,742 shares of common stock on a pre-Reverse Split basis. We currently do not have enough shares of common stock authorized to consummate the merger. Effecting the Reverse Split will reduce the number of shares of our common stock outstanding as well as the number of shares of our common stock which must be issued in the merger (4,705,670 shares after giving effect to the proposed Reverse Split if such proposal is approved by the shareholders), and allow us to consummate the merger without increasing the number of shares authorized for issuance under our articles of incorporation.

It should be noted, however, notwithstanding our current expectations, there can be no assurance that the Reverse Split will have the desired effects of increasing the market price of our common stock or improving its marketability and liquidity. There also can be no assurance that the price per share of the common stock immediately after the Reverse Split will be sustained for any period of time following the Reverse Split. The liquidity of our common stock may also be harmed by the proposed Reverse Split given the reduced number of shares that would be outstanding after the Reverse Split or the reduced number of shares held by non-affiliates after the merger.

Principal Effects of Reverse Split

After the effective date of the Reverse Split, each shareholder will own a reduced number of shares of our common stock. However, the proposed Reverse Split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests in EACO, except to the extent that the Reverse Split results in any of our shareholders owning a fractional share as described below. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the Reverse Split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the Reverse Split. The number of shareholders of record will not be affected by the proposed Reverse Split (except to the extent that any shareholder holds only a fractional share interest and receives cash for such interest after the proposed Reverse Split).

Upon effecting the Reverse Split, each outstanding share of common stock will automatically be converted into four one-hundredth (0.04) of a share of common stock. With respect to any shareholder, the total number of shares of common stock held by such shareholder will be automatically converted into a number of shares of common stock obtained by multiplying 0.04 by the number of shares held by such shareholder immediately before the effective time of the Reverse Split. No fractional shares will be issued in connection with the Reverse Split. As such, if the foregoing calculation does not result in a whole number for any shareholder, that shareholder will not receive a fractional share but will instead receive a cash payment equal to the fair market value (as determined in good faith by the Board) of the fractional share that such shareholder otherwise would have been entitled to receive.

Based on the number of shares outstanding on the record date for the Annual Meeting, the number of outstanding shares of our common stock will be reduced from 3,910,264 shares to approximately 156,410 shares, and the total number of shares of our common stock into which the outstanding shares of Series A Cumulative Convertible Preferred Stock will convert will be reduced from 1,000,000 shares to 40,000 shares (not including any accrued dividends on such shares which may be converted). Similarly, the aggregate number of shares of common stock reserved for issuance under EACO’s 2002 Long-Term Incentive Plan would decrease from 200,000 shares to 8,000 shares.

The Reverse Split will not affect the number or par value of the authorized shares of common stock, which will remain at 8,000,000 shares of common stock, $0.01 par value per share. As a result, another effect of the Reverse Split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in EACO being able to issue more shares without further shareholder approval. Other than the shares of our common stock which will be issued pursuant to the merger described in Proposal 1 and shares which may be issued under EACO’s equity plans, EACO currently does not have any plans to issue any new shares of common stock as a result of the Reverse Split.

In addition, the Reverse Split will not affect the number or par value of the authorized shares of EACO’s preferred stock, which will remain at 10,000,000 shares of preferred stock, $0.01 par value per share, of which 40,000 shares are designated Series A Cumulative Convertible Preferred Stock. However, the Reverse Split will increase the conversion price of the outstanding Series A Cumulative Convertible Preferred Stock from $0.90 to $22.50, and reduce the number of shares of common stock into which the outstanding shares of preferred stock may be converted.

If the proposed Reverse Split is implemented, it will increase the number of shareholders of EACO who own “odd lots” of less than 100 shares of EACO common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, the Reverse Split may not achieve the desired results of increasing marketability and liquidity of EACO common stock that have been outlined above.

EACO will obtain a new CUSIP number for the common stock effective at the time of the Reverse Split. Following the effectiveness of the Reverse Split, EACO will provide each record holder of common stock information to enable such holder to obtain replacement stock certificates.

Implementation of the Reverse Split

The Reverse Split will become effective upon the filing of an articles of amendment to the articles of incorporation or an amended and restated articles of incorporation with the Secretary of State of Florida (the “Effective Time”), which adds the following paragraph, or a substantial equivalent, to the end of Article IV(A) of EACO’s articles of incorporation:

“Upon the Effective Time, each outstanding share of Common Stock shall be automatically converted into four one-hundredth (0.04) of a share of Common Stock. No fractional shares shall be issued upon such automatic conversion of the Common Stock. If any fractional share of Common Stock would be delivered upon such conversion to any shareholder, the Corporation shall pay to the shareholder entitled to such fractional share an amount in cash equal to the fair market value of such fractional share as of the Effective Time, as determined in good faith by the Board of Directors of the Corporation.”

If Proposal 3 is approved by the shareholders, and EACO determines to proceed with the Reverse Split, EACO will use its discretion to determine when to file the articles of amendment to the articles of incorporation (or an amended and restated articles of incorporation articles of incorporation) to effect such Reverse Split. We currently expect to effect the Reverse Split in connection with the consummation of the merger with Bisco. Notwithstanding approval of the Reverse Stock Split by the shareholders, our Board may, in its sole discretion, abandon the proposed Reverse Split prior to the effectiveness of any filing with the Secretary of State of the State of Florida and determine not to effect the Reverse Split.

Exchange of Certificates

After the Reverse Split is effected, shareholders will be furnished the necessary materials and instructions to exchange any certificated shares representing shares of common stock held prior to the Reverse Split for new certificates representing shares of common stock issued as a result of the Reverse Split. No scrip or fractional shares of common stock will be issued to any shareholder in connection with the Reverse Split. In lieu of issuance of any fractional shares that would otherwise result from the Reverse Split, EACO will pay in cash the fair market value of such fractional share of common stock.

Federal Income Tax Consequences of the Reverse Split

The following is a summary of certain material federal income tax consequences of the Reverse Split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares of common stock were held before the Reverse Split, and after the Reverse Split will be held, as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder’s own tax advisor with respect to the tax consequences of the Reverse Split.

Other than the cash payments for any fractional shares, no gain or loss should be recognized by a shareholder as a direct consequence of the Reverse Split. The aggregate tax basis of the shares of common stock held by the shareholder after the Reverse Split will be the same as the shareholder’s aggregate tax basis in the shares prior to the Reverse Split (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the shares on a post-Reverse Split basis will include the holding period of the shares prior to the Reverse Split. In general, shareholders who receive cash in exchange for their fractional share interests as a result of the Reverse Split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed.

Accounting Consequences

The par value per share of EACO common stock would remain unchanged at $0.01 per share after the Reverse Split. As a result, on the effective date of the Reverse Split, the stated capital on EACO’s balance sheet attributable to the common stock will be reduced proportionally, based on the 1-for-25 exchange ratio of the Reverse Split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of our common stock outstanding. EACO does not anticipate that any other accounting consequences would arise as a result of the Reverse Split.

Shareholder Approval

The affirmative vote of the holders of a majority of our outstanding common stock is required to approve the Reverse Split and the related amendment of the articles of incorporation to implement such Reverse Split.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote “FOR” the Reverse Split and the amendment of EACO’s articles of incorporation to implement such Reverse Split.

PROPOSAL 3:

AMENDMENT OF THE ARTICLES OF INCORPORATION TO
REMOVE 75% APPROVAL REQUIREMENT FOR CERTAIN TRANSACTIONS

You are being asked to approve the amendment of EACO’s articles of incorporation to remove the 75% approval requirement for certain transactions with affiliated corporations. This amendment is specifically required by the terms of the merger agreement discussed in Proposal 1.

Article V of the Current Articles requires that holders of at least 75% of the outstanding shares entitled to vote approve certain transactions with a “related corporation.” This provision defines a related corporation as a corporation and its affiliates that individually or in the aggregate are directly or indirectly the beneficial owner of more than 10% of the total voting power of EACO’s outstanding shares. The transactions which may not be consummated without 75% approval (defined as “Business Combinations” in Article V) include mergers or consolidations with the related corporation, sales or exchanges of all or a substantial part of EACO’s assets with the related corporation, or the issuance of EACO’s securities in exchange for any properties, assets or securities of the related corporation.

The 75% vote is not required under Article V if certain conditions were met. These conditions include that (a) the transaction was approved by a 75% vote of the directors who were directors before the acquisition of ownership by the related corporation and (b) all of the following conditions are met: (i) each shareholder receives consideration in the transaction that is no less than the highest price paid by the related corporation determined as set forth in this provision, (ii) EACO has not failed to pay or changed the rate of dividends or provided any loans, guarantees, or financial or tax advantages to the related corporation after the related corporation became a more than 10% owner, and (iii) EACO provides a proxy or information statement to all shareholders describing the proposed transaction with the related corporation.

The Board of Directors recommends the deletion of Article V from the Current Articles. The Board of Directors believes that elimination of such provision would provide additional flexibility to EACO in considering different alternatives for EACO. Complying with the provision also adds significant costs and expenses for EACO without providing a corresponding additional level of protection for shareholders.

Interests of Directors in the Proposals Related to the Amendment of the Articles of Incorporation.

Mr. Ceiley and his affiliates, including Bisco, are more than 10% shareholders of EACO and thus, may be defined as a “related corporation” under Article V of the Current Articles. As a result, Mr. Ceiley, Bisco and their affiliates have a personal interest in the adoption of this proposal. The proposed merger with Bisco described in Proposal 1 would constitute a Business Combination described in Article V; however, we are currently seeking shareholder approval of such transaction in accordance with Article V as it currently exists.

Shareholder Approval

The affirmative vote of the holders of at least 75% of our common stock outstanding as of the record date is being sought for the amendment of the articles of incorporation to delete Article V, which imposes a 75% shareholder approval requirement for certain transactions with affiliated corporations.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote “FOR” the amendment of the articles of incorporation to delete Article V, which imposes a 75% shareholder approval requirement for certain transactions with affiliated corporations.

PROPOSAL 4:

ELECTION OF DIRECTORS

Four directors are to be elected at the Annual Meeting. All directors are elected annually and hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Our Board of Directors selected and approved the following persons as nominees for election at the Annual Meeting to serve until the next annual meeting of shareholders, or until their successors are duly elected and qualified or until their earlier resignation, removal or death: Stephen Catanzaro, Glen F. Ceiley, Jay Conzen and William L. Means.

Each nominee for election is currently a member of our Board of Directors and has agreed to serve if elected. We have no reason to believe that any of the nominees will be unavailable to serve. In the event any of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named above.

Shareholder Approval

The four candidates receiving the highest number of affirmative votes, present in person or represented by proxies and entitled to vote at the Annual Meeting, will be elected as our directors. However, if cumulative voting is in effect, the proxy holders will have the right to cumulate and allocate votes among those nominees standing for election as such proxy holders in their discretion elect.

Recommendation of the Board of Directors

Our Board of Directors recommends a vote “FOR” each of the four director nominees listed above.

Directors and Nominees

The following table sets forth certain information, as of November 30, 2009, concerning our directors and director nominees.

			Director
Name	Age	Current Position(s) with EACO	Since

Stephen Catanzaro(1)	56	Director	1999
Glen F. Ceiley(2)	63	Chief Executive Officer, Chief Financial Officer, Secretary and Chairman of the Board	1998
Jay Conzen(1)	63	Director	1998
William L. Means(1)(2)	66	Director	1999

(1)	Member of the Audit Committee

(2)	Member of the Executive Compensation Committee

Stephen Catanzaro has served as the Controller of Allied Business Schools, Inc., a company that provides home study courses and distance education, since April 2004. Prior to that, Mr. Catanzaro was the Chief Financial Officer of V&M Restoration, Inc., a building restoration company, from September 2002 to February 2004, and the Chief Financial Officer of Bisco Industries, Inc., an international distributor of electronic components, from September 1995 to March 2002. Mr. Catanzaro has served as a director of EACO since 1999.

Glen F. Ceiley has served as EACO’s Chief Executive Officer and Chairman of the Board since 1999. Mr. Ceiley is also the Chief Executive Officer, President and Chairman of the Board of Bisco, and has held those positions since he founded Bisco in 1973. In addition, Mr. Ceiley is a former director of Data I/O Corporation, a publicly-held company that provides programming systems for electronic device manufacturers.

Jay Conzen has served as the President of Old Fashioned Kitchen, Inc., a national food distributor, since April 2003. Prior to that, from October 1992 to April 2003, Mr. Conzen was the principal of Jay Conzen Investments, an investment advisor. Mr. Conzen also served as a consultant to EACO from August 1999 until January 2001 and from October 2001 to April 2003.

William L. Means has served as the Vice President of Information Technology of Bisco since 2001. Prior to that, from 1997 to 2001, Mr. Means was Vice President of Corporate Development of Bisco.

Family Relationships; Arrangements for Selection

There are no family relationships among any of our directors, director nominees or executive officers, and there are no arrangements or understandings between any director nominee and any other person pursuant to which the nominee was selected.

PROPOSAL 5:

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”) was engaged to serve as our independent registered public accounting firm for the eight month period ended August 31, 2009. The Audit Committee of the Board of Directors has selected that firm to continue in this capacity for the fiscal year ending August 31, 2010. We are asking our shareholders to ratify the selection by the Audit Committee of Squar Milner as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending August 31, 2010 and to perform other appropriate services. Shareholder ratification of the selection of Squar Milner as our independent registered public accounting firm is not required by our bylaws or otherwise. In the event that the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee feels that such a change would be in the best interests of us and our shareholders.

A representative of Squar Milner is expected to be present at the Annual Meeting to respond to shareholders’ questions, and that representative will have the opportunity to make a brief presentation to the shareholders if he or she so desires and will be available to respond to appropriate questions from shareholders.

Shareholder Approval

The affirmative vote of the holders of a majority of the common stock, present or represented by proxy and entitled to vote at the Annual Meeting, will be required for ratification of the selection of Squar Milner as our independent registered public accounting firm for the fiscal year ending August 31, 2010.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote “FOR” the ratification of the selection of Squar Milner as our independent registered public accounting firm for the fiscal year ending August 31, 2010.

PROPOSAL 6:

ADJOURNMENT OF MEETING

Although it is not currently expected, if there are not sufficient votes to approve Proposals 1, 2 and 3, we may propose to adjourn the Annual Meeting for a period of not more than 30 days for the purpose of soliciting additional proxies to approve such proposals. We currently do not intend to propose adjournment at the Annual Meeting if there are sufficient votes to approve Proposals 1, 2 and 3. If our shareholders approve the adjournment proposal, we could adjourn the meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies or authorized a proxy by telephone or via the Internet.

Shareholder Approval

The affirmative vote of the holders of a majority of the common stock, present or represented by proxy and entitled to vote at the Annual Meeting, will be required for approval of the adjournment.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote “FOR” the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2 and 3.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees

Audit Fees.  The aggregate fees billed by Squar Milner for the eight months ended August 31, 2009 and the year ended December 31, 2008 for professional services rendered for the audit of EACO’s annual consolidated financial statements and for the reviews of the unaudited condensed financial statements included in EACO’s quarterly reports on Form 10-Q for those periods the quarters ended during the eight month period ended August 31, 2009 and the first three quarters of the year ended December 31, 2008 were $109,500 and $101,500, respectively.

Audit-Related Fees.  EACO was billed no audit-related fees by Squar Milner for the eight months ended August 31, 2009 and 2008.

Tax Fees.  No fees were billed by Squar Milner for the eight months ended August 31, 2009 and 2008 for tax compliance, advice or planning services.

All Other Fees.  There were no other fees billed by Squar Milner for the eight months ended August 31, 2009 and 2008 for services rendered to EACO, other than the services described above.

Determination of Independence

The Audit Committee considers whether the provision by its independent registered public accounting firm of any non-audit related services is compatible with maintaining the independence of such firm. Squar Milner did not provide any non-audit related services for the eight months ended August 31, 2009 and for the year ended December 31, 2008.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve all auditing services and permissible non-audit services, including related fees and terms, to be performed for EACO by its independent registered public accounting firm, subject to the de minimus exceptions for non-audit services described under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are approved by the Audit Committee prior to the completion of the audit. For the eight months ended August 31, 2009, the Audit Committee pre-approved all services performed for EACO by Squar Milner.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited consolidated financial statements for the eight months ended August 31, 2009 included in our Transition Report on Form 10-K for that period.

Review with Management

The Audit Committee has reviewed and discussed the audited consolidated financial statements with our management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee has discussed with our independent registered public accounting firm, Squar, Milner, Peterson, Miranda & Williamson, LLP, the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 60 (entitled Communication of Internal Control Related Matters Noted in an Audit) and SAS No. 61 (entitled Communication with Audit Committees) as amended, which includes, among other items, matters related to the conduct of the audit of our consolidated financial statements.

The Audit Committee has received the written disclosures and the letter from Squar, Milner, Peterson, Miranda & Williamson, LLP required by PCAOB Rule 3520, and has discussed with Squar, Milner, Peterson, Miranda & Williamson, LLP the independence of Squar, Milner, Peterson, Miranda & Williamson, LLP from EACO.

Conclusion

Based on the review and discussions referred to above in this report, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Transition Report on Form 10-K for the eight months ended August 31, 2009 for filing with the SEC.

Submitted by the Audit Committee
of the Board of Directors:

Jay Conzen (Chairman)
Stephen Catanzaro
William L. Means

The information contained under the caption “Audit Committee Report” above and under the caption “Executive Compensation Committee Report,” appearing later in this proxy statement, shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that EACO specifically incorporates it by reference into such filing.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

EACO has adopted a financial code of ethics applicable to EACO’s senior executive and financial officers. You may receive, without charge, a copy of the Financial Code of Ethical Conduct by contacting our Corporate Secretary at 1500 N. Lakeview Avenue, Anaheim, California 92807.

Director Independence.

EACO’s Board consists of the following directors: Stephen Catanzaro, Glen Ceiley, Jay Conzen and William L. Means. The Board has determined that Messrs. Catanzaro and Conzen each satisfies the requirements for “independence” under the NASDAQ Stock Market’s Marketplace Rules. In addition to such rules, the Board considered transactions and relationships between each director (and his immediate family) and EACO to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Based on such considerations, the Board determined that Messrs. Ceiley and Means are not independent, as they are employees of Bisco and members of Bisco’s steering committee. Bisco’s steering committee handles the day to day operations of EACO, and Messrs. Ceiley and Means are intimately involved with decision-making that directly affects the financial statements of EACO. Bisco is an affiliate of EACO.

Board Meetings and Committees

In accordance with the Bylaws of EACO, which empower the Board to appoint such committees as it deems necessary and appropriate, the Board has established an Audit Committee and an Executive Compensation Committee. During the eight months ended August 31, 2009 (“fiscal 2009”), the Board of Directors and the various committees of the Board held the following number of meetings: Board of Directors — three; Audit Committee — three; and Executive Compensation Committee — one meeting. During fiscal 2009, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of any committees of the Board held while he was serving on the Board or such committee.

Audit Committee

The Audit Committee’s basic functions are to assist the Board in discharging its fiduciary responsibilities to the shareholders and the investment community in the preservation of the integrity of the financial information published by EACO, to maintain free and open means of communication between EACO’s directors, independent auditors and financial management, and to ensure the independence of the independent auditors. Currently, the members of the Audit Committee are Messrs. Catanzaro, Conzen (Chairman) and Means. Messrs. Catanzaro and Conzen are “independent” as defined by the NASDAQ Stock Market’s Marketplace Rules. Mr. Means is not “independent,” as he is employed by Bisco, and is a member of Bisco’s steering committee which handles the day to day operations of EACO. Also, Mr. Means is intimately involved with decision-making that directly affects the financial statements of EACO. The Board has adopted a written charter for the Audit Committee which is attached as Annex E to this proxy statement. The Audit Committee charter is not available on EACO’s website.

EACO does not currently have an audit committee financial expert. EACO believes that the members of the Board have demonstrated that they are capable of understanding generally accepted accounting principles and financial statements, analyzing and evaluating EACO’s financial statements, and understanding internal controls and procedures for financial reporting. In addition, EACO believes that retaining a director who would qualify as an audit committee financial expert would be costly and burdensome and is not warranted under the circumstances.

Executive Compensation Committee

The Executive Compensation Committee administers EACO’s equity incentive plans and is responsible for granting stock options to officers and managerial employees of EACO. It is also responsible for establishing the salary and annual bonuses paid to executive officers of EACO. The Executive Compensation Committee has not adopted a formal charter. The current members of the Executive Compensation Committee are Directors Ceiley and Means.

EACO does not utilize any compensation consultant, or otherwise delegate its authority, in determining the amount or form of executive compensation. Messrs. Ceiley is the sole executive officer of EACO and plays a significant role in determining and recommending the amount and form of compensation. Please refer to the

“Compensation Discussion and Analysis” section of this Information Statement regarding the functions and operations of the Executive Compensation Committee.

Nomination of Directors

The Board does not have a Nominating Committee, but each director participates in the consideration of director nominees. Given the size of EACO and its resources, the Board believes that this is appropriate. The Board believes that having a separate committee would not enhance the nomination process. EACO has not adopted a charter relating to the director nomination process, nor does it have a formal policy regarding the consideration of any director candidates recommended by shareholders or specific minimum qualifications for director nominees. The Board believes this is appropriate since any such recommendations may be informally submitted to and considered by EACO’s directors. The Board periodically reviews the performance of each Board member and concludes whether or not the member should continue in their current capacity. Recommendations by shareholders of director nominees should be directed to EACO’s Corporate Secretary at 1500 N. Lakeview Avenue, Anaheim, California 92807, and should include the name and address of the candidate; a brief biographical description, including the candidate’s occupation for at least five years; a statement of the qualifications of the candidate; and the candidate’s signed consent to be named in any applicable information statement or proxy statement and to serve as director, if elected. Directors should possess qualities such as understanding the business and operations of EACO and corporate governance principles.

Communications to Board of Directors

The Board has established a process by which shareholders may send written communications to the attention of the Board, any committee of the Board or any individual Board member, care of our Corporate Secretary. The name of any specific intended Board recipient should be noted in the communication. Our Corporate Secretary will be primarily responsible for collecting, organizing and monitoring communications from shareholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board. Shareholders who wish to communicate with the Board can write to the Corporate Secretary at EACO Corporation, 1500 N. Lakeview Avenue, Anaheim, California 92807.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of our shareholders; however, directors are encouraged to attend all such meetings. Two of our current directors attended our 2008 Annual Meeting of Shareholders. No meeting of shareholders was held in 2009.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

Glen F. Ceiley currently serves as our Chairman of the Board and Chief Executive Officer. Biographical information of Mr. Ceiley appears earlier in this proxy statement. See Proposal 4, “Election of Directors.”

Compensation Discussion and Analysis

The Executive Compensation Committee (the “Committee”), currently consisting of Messrs. Ceiley and Means, uses the following objectives as guidelines for its executive compensation decisions:

•	to provide a compensation package that will attract, motivate and retain qualified executives;

•	to ensure a compensation mix that focuses executive behavior on the fulfillment of annual and long-term business objectives; and

•	to create a sense of ownership in EACO that causes executive decisions to be aligned with the best interests of EACO’s shareholders.

The Committee determined that there would be no executive compensation during fiscal 2009 for EACO’s executive officer.

In general, base salary levels are set at the minimum levels believed by EACO’s executive officers to be sufficient to attract and retain qualified executives when considered with the other components of EACO’s compensation structure.

The Committee adjusts salary levels for executive officers based on achievement of specific annual performance goals, including personal, departmental and overall Company goals depending upon each officer’s specific job responsibilities. The Committee also uses its subjective judgment, based upon such criteria as the executive’s knowledge of and importance to EACO’s business, willingness and ability to accomplish the tasks for which he or she was responsible, professional growth and potential, EACO’s operating earnings and an evaluation of individual performance, in making salary decisions. Compensation paid to executive officers in prior years is also taken into account. No particular weighting is applied to these factors.

The Committee may determine that EACO’s financial performance and individual achievements merit the payment of annual bonuses.

The Committee also determines stock option grants to the executive officers. The Committee determines annual stock option grants to other employees based on recommendations of the Chief Executive Officer. Stock options are intended to encourage key employees to remain employed by EACO by providing them with a long-term interest in EACO’s overall performance as reflected by the market price of EACO’s common stock. No stock option grants were made in the last three fiscal years.

The Committee will consider any federal income tax limitations on the deductibility of executive compensation in reaching compensation decisions and will seek shareholder approval where such approval will eliminate any limitations on deductibility.

Summary Compensation Table

The following table sets forth information regarding compensation earned during the eight months ended August 31, 2009 and the year ended December 31, 2008 by our Chief Executive Officer, who was the only executive officer of EACO as of August 31, 2009 and may be referred to in this report as the “named executive officer.”

				Non-Equity
	Fiscal			Incentive Plan	All Other
Name	Period	Salary	Option Awards	Compensation	Compensation		Total

Glen F. Ceiley.	2009	—	—	—	$12,000	(1)	$12,000	(1)
Chief Executive Officer and Chairman of the Board	2008	—	—	—	12,500	(1)	12,500	(1)

(1)	Consists of fees paid to Mr. Ceiley in his capacity as a director of EACO.

Due to the current nature of EACO’s operations and related results from the last two years, the Committee and Mr. Ceiley have agreed that the position of Chief Executive Officer is not justified in receiving any salary or benefits from EACO. This structure is reviewed periodically by the Committee and will be reviewed again, should EACO’s operations or results change.

Grants of Plan-Based Awards; Outstanding Equity Awards at Fiscal Year-End

EACO’s named executive officer did not receive, nor was granted option awards to purchase EACO’s Common Stock during fiscal 2009. Further, there were no outstanding equity awards held by EACO’s named executive officer at August 31, 2009

Director Compensation

EACO pays $10,000 in cash to each director per calendar year as compensation for his services. In addition, directors who are not employees of EACO receive a fee of $500 for each Board meeting attended. No fees are awarded to directors for attendance at meetings of the Audit Committee or the Executive Compensation Committee of the Board.

In addition, although there is no formal program to grant such options, directors are eligible to receive option grants pursuant to the 2002 Long-Term Incentive Plan. In general, each option granted under that plan will have an exercise price equal to the fair market value of the common stock on the grant date and a maximum term of ten years, subject to earlier termination following the optionee’s cessation of service as a Board member.

The following table sets forth a summary of the compensation earned in fiscal 2009 by each person who served as a director during such period, who is not a named executive officer.

	Fees Earned or
Name	Paid in Cash ($)(1)	Total ($)

Stephen Catanzaro	$12,000	$12,000
Jay Conzen	12,000	12,000
William L. Means	12,000	12,000

(1)	Represents amounts earned by the directors based on the compensation arrangement described above.

EXECUTIVE COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with the management of EACO Corporation the Compensation Discussion and Analysis to be included in the proxy statement on Schedule 14A for the 2010 Annual Meeting of Shareholders. Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in such proxy statement and incorporated by reference into EACO’s Transition Report on Form 10-K for the eight months ended August 31, 2009.

Submitted by the Executive Compensation
Committee of the Board of Directors:

Glen Ceiley
William Means

EQUITY COMPENSATION PLANS

The following table provides information as of August 31, 2009 with respect to shares of our common stock that may be issued under existing equity compensation plans.

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Some
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in First
Plan Category	and Rights	and Rights	Column)

Equity Compensation Plans Approved by Security Holders
2002 Long-Term Incentive Plan	—	N/A	200,000
Equity Compensation Plans Not Approved by Security Holders
None	—	—	—

Total	—	N/A	200,000

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of November 30, 2009, certain information regarding beneficial ownership of our common stock by (i) each shareholder known to us to own, or have the right to acquire within sixty (60) days of November 30, 2009, more than five percent (5%) of the outstanding common stock, (ii) each named executive officer and director of EACO, and (iii) all of our executive officers and directors as a group. To our knowledge, except as otherwise indicated, each of the persons named in this table has sole voting and investment power with respect to the common stock shown as beneficially owned, subject to community property and similar laws, where applicable. The table below does not give effect to the Reverse Stock Split set forth in Proposal 2 herein.

	Common Stock
	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner(1)	Ownership(2)	Percent of Class(2)

Stephen Catanzaro	10,713	*
Glen F. Ceiley(3)	3,718,892	73.4%
Jay Conzen	—	*
William L. Means	16,113	*
All executive officers and directors as a group (4 persons)(3)	3,745,718	73.9%

*	Less than 1%.

(1)	The address for each person named in the table is c/o Bisco Industries, Inc., 1500 North Lakeview Avenue, Anaheim, CA 92807.

(2)	Under the rules of the SEC, the determinations of “beneficial ownership” of EACO’s common stock are based upon Rule 13d-3 under the Exchange Act. Under Rule 13d-3, shares will be deemed to be “beneficially owned” where a person has, either solely or with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares, or where a person has the right to acquire any such power within 60 days after the date such beneficial ownership is determined. Shares of EACO’s common stock that a beneficial owner has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The “Percent of Class” calculations are based upon the number of shares of common stock issued and outstanding as of November 30, 2009 and, with respect to any calculations involving shares held by Mr. Ceiley, includes the shares of common stock issuable upon conversion of the shares of preferred stock held by him. As of November 30, 2009, 3,910,264 shares of common stock were issued and outstanding and 1,155,853 shares of common stock were issuable upon conversion of the outstanding preferred stock (including all dividends expected to be accrued within 60 days of November 30, 2009).

(3)	Includes (i) 1,899,201 shares held directly by Mr. Ceiley; (ii) 1,300 shares held by Zachary Ceiley, Mr. Ceiley’s son; (iii) 662,538 shares held by the Bisco Industries Profit Sharing and Savings Plan (the “Bisco Plan”) of which Mr. Ceiley is the trustee; and (iv) 1,155,853 shares issuable upon conversion of the 36,000 shares of Series A Cumulative Convertible Preferred Stock (and all dividends expected to be accrued within 60 days of November 30, 2009) held by Mr. Ceiley. Mr. Ceiley has the sole power to vote and dispose of the shares of common stock he owns individually and shares the power to vote and to dispose of the shares owned by his son and the Bisco Plan. Mr. Ceiley is the President and the sole director of Bisco.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2009, other than the agreements and transactions described in Proposal 1 and those described below, there has not been, nor is there any proposed transaction, where we (or any of our subsidiaries) were or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or the average of EACO’s total assets as of December 31, 2008 and August 31, 2009, and in which any director, director nominee, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Transactions with Bisco/Glen Ceiley

EACO currently has a management agreement with Bisco Industries, Inc., which was entered into in March 2006, whereby Bisco provides administration and accounting services. Bisco’s sole shareholder and President is Glen Ceiley, EACO’s Chief Executive Officer and Chairman of the Board. For the eight months ended August 31, 2009, the amounts due to Bisco for these services was $143,500, of which $85,400 has been paid.

EACO has taken a number of bridge loans from Bisco. The loans were made pursuant to note agreements that accrue interest at a rate of 7.5% per annum but do not provide for regularly scheduled payments; however, any remaining outstanding principal balance plus accrued interest are due six months from the date of each note. The loans can be extended at Bisco’s option and have been extended beyond six months to March 2010. Since January 1, 2009, EACO received bridge loans from Bisco totaling $4,452,500, of which $1,729,100 was repaid and of which repayment $140,200 was applicable to interest. Bisco’s sole shareholder and President is Glen F. Ceiley, EACO’s Chief Executive Officer and Chairman of the Board.

Approval Policies and Procedures

EACO does not have a written or formal policy specifying policies and procedures with respect to review, approval or ratification of related party transactions. In general, all material transactions are reviewed and approved by the Board of Directors. The merger agreement and the transactions contemplated thereby that are the subject of Proposal 1 was approved by a Special Committee comprised of only members of the Board who had no personal interest in such matters.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires EACO’s directors, certain of its officers, and persons who beneficially own more than ten percent of any registered class of EACO’s equity securities to file reports of ownership in such securities and changes in ownership in such securities with the SEC. Specific due dates for these reports have been established, and we are required to report any failure to file by such dates. Based solely on our review of reports and written representations provided to EACO by the above referenced persons, except as indicated in our prior proxy statements, we believe that all filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were timely satisfied.

DESCRIPTION OF CAPITAL STOCK

The following description of our securities and provisions of our Current Articles and bylaws is only a summary. You should refer to the copies of our Current Articles and bylaws which have been filed with the SEC for a full description of the rights and restrictions relating to our capital stock. Except where specifically noted, the following information does not give effect to the proposed 1-for-25 reverse stock split described in Proposal 2.

Common Stock

Currently EACO is authorized to issue 8,000,000 shares of common stock, par value $0.01 per share. At January 6, 2010, [3,910,264] shares of common stock were outstanding and held of record by [1,176] holders. Under the articles of incorporation and bylaws, holders of common stock do not have cumulative voting rights. However, we are currently subject to certain provisions of the California General Corporation Law, including those relating to cumulative voting. As such if any shareholder has given notice prior to commencement of voting of his or her intention to cumulate votes, then each shareholder may cumulate votes by multiplying the number of shares of common stock the shareholder is entitled to vote by the number of directors to be elected. No shareholder is entitled to cumulate his or her votes for candidates other than those whose names have been placed in nomination prior to the commencement of voting.

Holders of the common stock are entitled to elect all of the directors unless eight consecutive quarterly dividend payments on the Series A Cumulative Convertible Preferred Stock is in arrears and unpaid. In such an event, the holders of Series A Preferred Stock are entitled to vote at any meeting of shareholders on an as-converted to common stock basis. The shares of common stock are not be subject to any redemption or sinking fund provisions. Holders of common stock do not have any preemptive, subscription or conversion rights.

Holders of common stock are entitled to receive dividends declared by the board of directors out of legally available funds, subject to the rights of preferred shareholders, if any, and the terms of any existing or future agreements between us and our lenders. In the event of our liquidation, dissolution or winding up, common shareholders are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities, and subject to the prior rights of any holders of outstanding shares of preferred stock, if any.

Preferred Stock

10,000,000 shares of preferred stock, par value $0.01 per share, are authorized under our Current Articles. Of such shares, 40,000 have been designated Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”). As of January   , 2010, 36,000 shares of Series A Preferred Stock were issued and outstanding. All shares of the Series A Preferred Stock are held by Mr. Ceiley.

The Board of Directors is authorized to issue from time to time the shares of authorized preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each of these series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of a series without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control. We currently have no plans to issue any additional shares of preferred stock.

We believe that the ability to issue preferred stock without the expense and delay of a special shareholders’ meeting will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. This also permits the Board of Directors to issue preferred stock containing terms which could impede the completion of a takeover attempt, subject to limitations imposed by the securities laws. The Board will make any determination to issue these shares based on its judgment as to the best interests of EACO and our shareholders at the time of issuance. This could discourage an acquisition attempt or other transaction which shareholders might believe to be in their best interests or in which they might receive a premium for their stock over the then market price of the stock.

Rights and Preferences of the Series A Preferred Stock

Dividends.  The holders of the Series A Preferred Stock are entitled to receive cumulative dividends of 8.5% per year, based on the liquidation preference of the Series A Preferred Stock, in preference to the holders of common stock, when declared by the Board. The dividends accrue whether or not declared.

Liquidation.  Upon any liquidation, dissolution or wind-up of EACO, the holders of Series A Preferred Stock are entitled to receive, in preference to any distribution to the holders of common stock, an amount equal to $25.00 per share of Series A Preferred Stock plus an amount equal to all dividends accrued thereon.

Conversion.  The holders of Series A Preferred Stock may convert their shares of Series A Preferred Stock at any time into shares of common stock. The number of shares to be received upon any such conversion is equal to the liquidation preference of the shares divided by the conversion price, which is initially $0.90 (or $22.50 after giving effect to the Reverse Split discussed in Proposal 2). All accrued dividends may also be converted into shares of common stock.

Voting.  The holders of Series A Preferred Stock do not have any voting rights, except as required by applicable law or in the event that eight consecutive quarterly dividend payments shall be in arrears and unpaid.

Redemption.  The shares of Series A Preferred Stock may be redeemed at the option of EACO, in whole or in part, at any time upon prior written notice of at least 30 but not more than 90 days, at a price of $27.50 per share plus all accrued dividends on such share.

Anti-Takeover Provisions

Florida and California Law

As a Florida corporation, we are subject to the Florida Business Corporation Law, which includes certain provisions which are intended to provide protection from unsolicited takeover attempts. Subject to certain exceptions, including the approval of a majority of “disinterested directors” (as such term is defined in the statute), Section 607.0901 of the FBCA requires approval of 66% of the voting shares for a corporation to engage in transactions with a 10% shareholder. In addition, Section 607.0902 of the FBCA limits the voting rights of shares of EACO which are deemed to be acquired in a control-share acquisition, and provides full voting rights for such shares only upon meeting certain procedural and approval requirements.

Pursuant to Section 2115 of the California General Corporation Law, we may also be subject to certain provisions of the CGCL, including those that may delay or discourage takeover attempts. Section 1203 of the CGCL includes provisions that requires a fairness opinion in the event an “interested person” makes an offer to purchase the shares of some or all of our existing shareholders. An “interested person” is defined as a person who directly or indirectly controls EACO, or is controlled by one of our officers or directors or is an entity in which one of our officers or directors holds a material financial interest. In addition, Section 1101 and 1001(d) of the CGCL restricts certain transactions with affiliated entities.

Such statutory provisions could make it significantly more difficult for a third-party to acquire control of our Company by preventing a possible acquirer from cashing out minority shareholders or selling substantially all of our assets to a related party and therefore could discourage a hostile bid, or delay, prevent or deter entirely a merger, acquisition or tender offer in which our shareholders could receive a premium for their shares, or effect a proxy contest for control or other changes in our management

Articles of Incorporation

Under the terms of our Current Articles, our Board of Directors is authorized to issue, without shareholder approval, up to 10,000,000 shares of preferred stock with voting, conversion and other rights and preferences superior to those of our common stock. Our future issuance of preferred stock could be used to discourage an unsolicited acquisition proposal. See “Description of Capital Stock — Preferred Stock” above. As discussed in Proposal 3, our Current Articles also contains a provision which requires the approval of the holders of 75% of the outstanding common stock for certain transactions with affiliated corporations. These provision could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

MARKET PRICES AND DIVIDEND DATA

EACO Common Stock

Our common stock is quoted on the OTC Bulletin Board (“OTCBB”) under the trading symbol “EACO,” however, there is no established public trading market for our common stock. As of December 22, 2009, the last full trading day before the public announcement of the merger, the closing sale price for our common stock was $0.06 per share and as of January   , 2010, the latest practicable trading day before the filing of this proxy statement with the SEC, the closing sale price for our common stock was $           per share. As of January   , 2010, there were           shareholders of record of our common stock, not including individuals holding shares in street names.

The quarterly high and low bid price information regarding EACO’s common stock as quoted on the OTCBB are set forth below. These quoted prices represent inter-dealer prices, without retail markup, markdown or commission, and may not necessarily represent actual transactions:

	2009		2008
Quarter(1)	High	Low	High	Low

First Quarter	$0.14	$0.07	$0.42	$0.12
Second Quarter	0.14	0.07	0.26	0.12
Third Quarter(2)	0.10	0.06	0.15	0.15
Fourth Quarter	—	—	0.15	0.07

(1)	Based on calendar quarters for each of the years indicated.

(2)	The prices for the third quarter of 2009 represent the market prices from July 1, 2009 through August 31, 2009 only.

EACO has never paid cash dividends on its common stock, and we presently intend to retain future earnings, if any, for use in the operation and expansion of our business.

Bisco Capital Stock

Bisco is a private company owned by one shareholder. Its shares are not traded on any market and it has not paid cash dividends on its capital stock during Bisco’s last two fiscal years.

SELECTED FINANCIAL DATA OF EACO

The following selected financial data is derived from EACO’s audited financial statements. The selected statement of operations data for the eight months ended August 31, 2009 and the selected balance sheet data as of December 31, 2008 and August 31, 2009 are derived from the audited financial statements and related notes thereto contained in EACO’s Transition Report on Form 10-K for the eight months ended August 31, 2009 accompanying this proxy statement. The financial statements referenced in the preceding sentence have been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, EACO’s independent registered public accounting firm. The selected statement of operations data for the years ended December 28, 2005, December 27, 2006, January 2, 2008 and December 31, 2008 and the selected balance sheet data as of December 28, 2005, December 27, 2006, January 2, 2008 are derived from audited consolidated financial statements and related notes, not included or incorporated by reference in this proxy statement. Effective August 31, 2009, EACO changed its fiscal year end from December 31 to August 31. The information in this table is based on, and should be read together with, the financial statements of EACO and its “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in EACO’s Transition Report on Form 10-K for the eight months ended August 31, 2009.

					Eight Months
	Year Ended				Ended
	December 28,	December 27,	January 2,	December 31,	August 31,
	2005	2006	2008	2008	2009

Statement of Operations Data:
Rental income	$216,400	$832,000	$1,214,800	$1,202,500	$647,200
Costs and expenses:
Gain (loss) on sublease contract	—	—	720,900	(720,900)	—
Real estate property impairment charge	31,000	—	—	2,057,800	—
Loss on disposition of equipment	—	25,500	226,100	—	146,400
Depreciation and amortization	248,000	490,800	608,600	605,300	358,000
Provision for loss on note receivable	—	3,415,800	69,200	—	—
Workers compensation expense	—	2,926,200	—	—	—
General and administrative expenses	1,049,200	1,997,600	1,808,700	1,954,000	796,100

Total costs and expenses	1,328,200	8,855,900	3,433,500	3,896,600	1,300,500
Loss from operations	(1,111,800)	(8,023,900)	(2,218,700)	(2,694,100)	(653,300)
Investment income (loss)	(235,900)	20,100	(96,700)	95,700	—
Interest and other income	530,200	531,300	116,400	169,400	8,200
Interest expense	(139,300)	(459,500)	(483,900)	(990,600)	(607,100)
Gain on extinguishment of capital lease obligations	—	—	—	—	949,300

Loss from continuing operations before income taxes	(956,800)	(7,932,000)	(2,682,900)	(3,419,600)	(302,900)
Income tax benefit (provision)	360,400	1,277,100	—	(15,800)	(5,900)

Loss from continuing operations	(596,400)	(6,654,900)	(2,682,900)	(3,435,400)	(308,800)
Discontinued operations:
Income (loss) on discontinued operations, net of income taxes	(85,100)	2,300	4,000	(596,200)	308,700
Gain (loss) on sale of discontinued operations, net of income taxes	10,035,200	(116,600)	(2,317,700)	—	—

Income (loss) on discontinued operations	9,950,100	(114,300)	(2,313,700)	(596,200)	308,700

Net income (loss)	9,353,700	(6,769,200)	(4,996,600)	(4,031,600)	(100)
Cumulative preferred stock dividend	(76,500)	(76,500)	(95,600)	(38,200)	(38,200)

Net income (loss) available (attributable) to common stockholders	$9,277,200	$(6,845,700)	$(5,092,200)	$(4,069,800)	$(38,300)

Basic and diluted net income (loss) per common share:
Continuing operations	$(0.15)	$(1.72)	$(0.71)	$(0.89)	$(0.09)
Discontinued operations	2.55	(0.03)	(0.59)	(0.16)	0.08

Basic and diluted net income (loss) per common share	$2.40	$(1.75)	$(1.30)	$(1.05)	$(0.01)

Weighted average common shares outstanding	3,889,900	3,906,800	3,906,800	3,910,264	3,910,264

	As of
	December 28,	December 27,	January 2,	December 31,	August 31,
	2005	2006	2008	2008	2009

Balance Sheet Data:
Cash and cash equivalents	$3,044,700	$1,196,900	$1,030,600	$2,300	$42,500
Working capital (deficiency)	2,385,300	709,900	(1,571,600)	(2,197,200)	(10,752,200)
Total assets	24,726,800	16,510,800	17,998,300	12,265,700	11,953,400
Stockholders’ equity (deficit)	12,052,100	5,212,200	120,000	(3,949,800)	(3,949,900)

SELECTED CONSOLIDATED FINANCIAL DATA OF BISCO

The following selected financial data for each of the years during the five-year period ended August 31, 2009 are derived from Bisco’s audited consolidated financial statements. The selected statement of operations data for the years ended 2008 and 2009 and the selected balance sheet data as of August 31, 2008 and 2009 are derived from the consolidated financial statements and related notes thereto included in Annex D to the proxy statement; such financial statements have been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, Bisco’s independent public accounting firm. The selected statement of operations data for the years ended August 31, 2005, 2006 and 2007 and the selected balance sheet data as of August 31, 2005, 2006 and 2007 are derived from audited financial statements and related notes, not included or incorporated by reference in this proxy statement. The information in this table is based on, and should be read together with, the audited consolidated financial statements of Bisco attached as Annex D to this proxy statement and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bisco” below. Historical results are not necessarily indicative of future results.

	Year Ended August 31
	2005	2006	2007	2008	2009

Consolidated Statement of Operations Data:
Net sales	$67,382,000	$75,626,000	$85,634,100	$92,433,800	$84,251,100
Cost of sales	48,285,000	52,249,000	62,759,200	66,143,000	61,223,600

Gross profit	19,097,000	23,377,000	22,874,900	26,290,800	23,027,500
Selling, general and administrative expense	17,340,000	20,123,000	19,014,700	21,341,300	21,168,500

Income from operations	1,757,000	3,254,000	3,860,200	4,950,500	1,859,000
Other income (expense):
Realized gain (loss) on sales of marketable trading securities	(682,000)	1,071,000	(339,700)	2,005,000	(4,983,200)
Unrealized gain (loss) on marketable trading securities	43,000	246,000	418,800	(197,500)	(1,251,200)
Interest expense, net	(354,000)	(430,000)	(425,500)	(291,700)	(116,200)

Other income (expense), net	(993,000)	887,000	(346,400)	1,515,800	(6,350,600)

Income (loss) before income taxes	764,000	4,141,000	3,513,800	6,465,300	(4,491,600)
Income tax provision	(484,000)	(1,074,000)	(1,637,600)	(1,711,000)	(756,000)

Net income (loss)	$280,000	$3,067,000	$1,876,200	$4,754,300	$(5,247,600)

Basic and diluted net income (loss) per common share	$186.67	$2,044.67	$1,250.80	$3,169.53	$(3,498.40)
Weighted average common shares outstanding used in computation of basic and diluted net income (loss) per common share	1,500	1,500	1,500	1,500	1,500

	August 31,
	2005	2006	2007	2008	2009

Consolidated Balance Sheet Data
Cash and cash equivalents	$878,000	$3,227,000	$1,667,000	$2,390,000	$1,640,500
Working capital	5,298,000	9,728,000	11,197,300	13,937,300	8,555,400
Total assets	23,772,000	28,360,000	31,729,000	36,517,800	30,434,000
Stockholder’s equity	8,041,000	11,117,000	13,249,000	17,936,500	12,489,500

EACO CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Except where specifically noted, the following information and all other information contained in this proxy statement does not give effect to the proposed 1-for-25 reverse stock split described in Proposal 2.

Introduction

On December 22, 2009, EACO, Bisco, Merger Sub and Glen Ceiley (the sole shareholder of Bisco) entered into the merger agreement, pursuant to which Bisco will be merged with and into Merger Sub, and Bisco will become the wholly-owned subsidiary of the Company. This merger is subject to certain closing conditions, including, among others, the approval of the merger by the affirmative vote of the holders of at least 75% of EACO’s outstanding common stock. In connection with the proposed merger, EACO will issue to Bisco’s sole shareholder an aggregate of 4,705,670 shares of EACO’s common stock after giving effect to the Reverse Split (117,641,742 pre-split shares) in exchange for all of the outstanding shares of Bisco’s capital stock.

Mr. Glen Ceiley is the sole shareholder of Bisco and is the holder of 63% of EACO’s outstanding common stock. As a result, Mr. Ceiley has majority voting control over both entities. Accordingly, the unaudited pro forma condensed combined financial statements were prepared in accordance with Accounting Standards Codification (“ASC”) 805-50, Transactions Between Entities Under Common Control, which specifies that in a combination of entities under common control, the entity that receives the assets or the equity interests shall initially recognize the assets and liabilities transferred at their carrying amounts at the date of transfer (“as-if pooling-of-interests” accounting).

The unaudited pro forma condensed combined balance sheet as of August 31, 2009 combines the historical EACO and Bisco balance sheets as of August 31, 2009 as if the merger and related events had been consummated on August 31, 2009. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2008 and the eight months ended August 31, 2009 combine the historical EACO and Bisco statements of operations for the twelve months ended December 31, 2008 and the eight months ended August 31, 2009 as if the merger and related events had been consummated on January 1, 2008.

The unaudited pro forma condensed combined financial statements presented below should be read in conjunction with the section of this proxy statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bisco”, the historical financial statements and accompanying notes of Bisco for the fiscal years ended August 31, 2009 and 2008 (contained elsewhere in this proxy statement), and EACO’s historical financial statements and the accompanying notes appearing in its periodic SEC filings on Forms 10-K and 10-Q. The historical financial statements of Bisco and EACO have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) in all material respects.

The unaudited pro forma financial statements are presented for informational purposes only and are not intended to represent or be indicative of the results of operations that would have been achieved if the merger had been completed as of the dates indicated, and should not be taken as representative of future consolidated results of operations or financial condition of post-merger EACO. Preparation of the unaudited pro forma financial statements for all periods presented required management to make certain judgments and estimates to determine the pro forma adjustments such as the estimated utilization of EACO net operating loss carryforwards (“NOL”) and resulting recognition of other deferred tax assets and liabilities; however, the ultimate realization of the NOLs is dependent upon satisfactory confirmation from the Company’s tax advisors that the merger will constitute a “tax free reorganization” and the NOLs will not be limited as a result of the proposed merger.

The pro forma financial statements do not reflect any cost savings, operating synergies or revenue enhancements that may result from the merger or the expenses required to achieve any such cost savings, operating synergies and revenue enhancements.

EACO CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF AUGUST 31, 2009

ASSETS

		Bisco
		Industries, Inc.
	Eaco Corporation	and Subsidiary	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined

CURRENT ASSETS:
Cash and cash equivalents	$42,500	$1,640,500	$—		$1,683,000
Trade accounts receivable, net	7,200	9,082,500	—		9,089,700
Inventory, net	—	10,292,500	—		10,292,500
Marketable securities, trading	—	2,226,600	—		2,226,600
Prepaid expenses and other current assets	258,500	178,200	—		436,700
Related party receivable	—	2,704,300	(2,704,300)	Note A	—
Deferred tax asset	—	375,900	187,400	Note B	563,300

Total current assets	308,200	26,500,500	(2,516,900)		24,291,800

NON-CURRENT ASSETS:
Real estate properties leased or held for leasing, net	10,298,600	—	—		10,298,600
Property, plant and equipment, net	—	1,384,400	—		1,384,400
Other assets, net of accumulated amortization	577,100	—	—		577,100
Restricted cash	769,500	1,641,600	—		2,411,100
Deferred tax asset	—	510,400	4,165,100	Note B	4,675,500
Other assets	—	397,700	—		397,700

Total non-current assets	11,645,200	3,934,100	4,165,100		19,744,400

TOTAL ASSETS	$11,953,400	$30,434,600	$1,648,200		$44,036,200

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

EACO CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF AUGUST 31, 2009

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

		Bisco Industries, Inc.
	Eaco Corporation	and Subsidiary	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined

CURRENT LIABILITIES:
Bank overdraft	$—	$564,700	$—		$564,700
Line of credit	—	8,467,400	—		8,467,400
Trade accounts payable	460,200	5,729,400	—		6,189,600
Related party payable	2,723,400	—	(2,704,300)	Note A	19,100
Other accrued expenses	170,100	2,079,800	(571,100)	Note C	1,678,800
Liability for short sale of marketable trading securities	—	1,101,200	—		1,101,200
Current portion of workers compensation liability	147,500	—	—		147,500
Current portion of long-term debt and capital lease obligations	7,559,200	2,600	—		7,561,800

Total current liabilities	11,060,400	17,945,100	(3,275,400)		25,730,100

LONG-TERM LIABILITIES, net of current portion:
Deposit liability	107,000	—	—		107,000
Workers compensation liability	3,174,400	—	—		3,174,400
Capital lease obligations	1,561,500	—	—		1,561,500

	4,842,900	—	—		4,842,900

TOTAL LIABILITIES	15,903,300	17,945,100	(3,275,400)		30,573,000
SHAREHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $.01 par value
Authorized — 10,000,000 shares;
Issued and outstanding — 36,000 shares	400	—	—		400
Common stock, $.01 par value
Authorized — 8,000,000 shares;
Issued and outstanding — 4,862,080 post-split shares (Note D)	39,000	—	9,621		48,621
Common stock, no par value
Authorized — 10,000 shares;
Issued and outstanding — 1,500 shares	—	1,455,000	(1,455,000)	Note D	—
Additional paid-in capital	10,932,300	—	1,445,379	Note D	12,377,679
Accumulated other comprehensive income	—	476,600	—		476,600
Retained earnings (accumulated deficit)	(14,921,600)	10,557,900	4,923,600	Note B	559,900

	(3,949,900)	12,489,500	4,923,600		13,463,200

	$11,953,400	$30,434,600	$1,648,200		$44,036,200

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

EACO CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008

		Bisco Industries, Inc.	Pro Forma		Pro Forma
	EACO (Historical)	and Subsidiary (Historical)	Adjustments		Combined
	For The Year Ended	For the Twelve Months Ended
	December 31, 2008	December 31, 2008

SALES OF ELECTRONIC COMPONENTS	$—	$93,318,300	$—		$93,318,300
COST OF PRODUCT SALES	—	66,853,200	—		66,853,200

GROSS PROFIT	—	26,465,100	—		26,465,100

RENTAL REVENUE	1,202,500	—	—		1,202,500
COST OF RENTAL OPERATIONS	(1,942,200)	—	—		(1,942,200)
SELLING, GENERAL AND ADMINISTRATIVE
EXPENSES	(1,954,400)	(21,916,900)	—		(23,871,300)

Income (loss) from operations	(2,694,100)	4,548,200	—		1,854,100
OTHER INCOME (EXPENSES):
Gain on sales of marketable trading securities and investments	95,700	2,295,500	—		2,391,200
Unrealized loss on marketable trading securities	—	(4,206,500)	—		(4,206,500)
Interest expense, net	(990,600)	(236,000)	—		(1,226,600)
Other income, net	169,400	211,900	—		381,300

	(725,500)	(1,935,100)	—		(2,660,600)

Income (loss) from continuing operations before provision for income taxes	(3,419,600)	2,613,100	—		(806,500)
Provision for income tax benefit (expense)	(15,800)	(210,100)	4,924,000	Note B	4,698,100

Net income (loss) from continuing operations	$(3,435,400)	$2,403,000	$4,924,000		$3,891,600

Basic and diluted net income from continuing operations per common share:
Basic					$0.80

Diluted					$0.79

Basic weighted average common shares outstanding (Note D)					4,862,080

Diluted weighted average common shares outstanding (Note D)					4,905,184

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

EACO CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE EIGHT MONTHS ENDED AUGUST 31, 2009

		Bisco Industries, Inc.	Pro Forma
	EACO (Historical)	and Subsidiary (Historical)	Combined
	For the Eight	For the Eight
	Months Ended	Months Ended
	August 31, 2009	August 31, 2009

SALES OF ELECTRONIC COMPONENTS	$—	$54,517,100	$54,517,100
COST OF PRODUCT SALES	—	40,899,500	40,899,500

GROSS PROFIT	—	13,617,600	13,617,600

RENTAL REVENUE	647,200	—	647,200
COST OF RENTAL OPERATIONS	(504,400)	—	(504,400)
SELLING, GENERAL AND ADMINISTRATIVE
EXPENSES	(796,100)	(12,889,200)	(13,685,300)

Income (loss) from operations	(653,300)	728,400	75,100
OTHER INCOME (EXPENSES):
Loss on sales of marketable trading securities and investments	—	(5,607,500)	(5,607,500)
Unrealized gain on marketable trading securities	—	2,943,800	2,943,800
Interest expense, net	(607,100)	(54,700)	(661,800)
Gain on extinguishment of obligations under capital leases	949,300	—	949,300
Other income (expense), net	8,200	(211,900)	(203,700)

	350,400	(2,930,300)	(2,579,900)

Loss from continuing operations before provision for income taxes	(302,900)	(2,201,900)	(2,504,800)
Provision for income tax expense	(5,900)	(1,648,100)	(1,654,000)

Net loss from continuing operations	$(308,800)	$(3,850,000)	$(4,158,800)

Basic and diluted loss from continuing operations per common share			$(0.86)

Basic and diluted weighted average common shares outstanding (Note D)			4,862,080

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements were prepared in accordance with GAAP (ASC 805-50, Transactions Between Entities Under Common Control) and Article 11 of SEC Regulation S-X in all material respects. GAAP specifies that in a combination of entities under common control, the entity which receives the assets or the equity interests shall initially recognize the assets and liabilities transferred at their carrying amounts at the date of transfer (“as-if pooling-of-interests” accounting). Mr. Glen Ceiley is the sole shareholder of Bisco and a 63% shareholder of EACO. As a result, Mr. Ceiley has majority voting control over Bisco and EACO and both entities are deemed to be under common control.

The accompanying unaudited pro forma condensed combined financial statements were prepared as set forth in the “Introduction” section (including the related assumptions described therein) immediately preceding such financial statements.

For purposes of the unaudited pro forma condensed combined financial statements, the historical Bisco consolidated balance sheet as of August 31, 2009 and its unaudited statements of operations for the year ended December 31, 2008 and for the eight months ended August 31, 2009 were prepared utilizing the same accounting policies applied on a basis consistent with those used in preparing the Bisco audited consolidated financial statements for the years ended August 31, 2009 and 2008 included elsewhere in this proxy statement.

The Bisco unaudited consolidated statement of operations for the twelve months ended December 31, 2008 was developed from the historical consolidated statement of operations for the year ended August 31, 2008 and adjusted by subtracting Bisco’s results of operations for the four months ended December 31, 2007 and adding Bisco’s results of operations for the four months ended December 31, 2008. Similarly, the Bisco unaudited consolidated statement of operations for the eight months ended August 31, 2009 was developed from the historical consolidated statement of operations for the year ended August 31, 2009 and adjusted by subtracting Bisco’s results of operations for the four months ended December 31, 2008. The historical statements of operations of EACO for the year ended December 31, 2008 and the eight months ended August 31, 2009 have been regrouped, primarily to align the general and administrative expenses of EACO with the selling, general and administrative expenses of Bisco. Bisco’s statements of operations are prepared in accordance with the recognition, valuation and disclosure accounting principles used by EACO.

2.	Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements reflect the following pro forma adjustments:

(A) Adjustment to eliminate intercompany receivable/loan balances between Bisco and EACO.

(B) Adjustment to recognize the NOL deferred tax asset of EACO (assuming reversal of the existing 100% valuation allowance against such asset) and the impact of realizing certain other deferred tax assets (net of deferred tax liabilities). The legal form of the transaction is an acquisition of Bisco by EACO through an exchange of shares, and therefore the Internal Revenue Code Section 382 change-of-ownership limitations are not expected to apply. Management expects to be able to utilize the EACO NOLs to offset future taxable income of Bisco.

(C) Adjustment to reduce current income tax liability resulting from the use of the NOL of EACO (see pro forma Note 2-B).

(D) Adjustment to reflect the exchange of all outstanding shares of Bisco common stock for 4,705,670 post-split shares of EACO common stock (117,641,742 post-split shares). This adjustment assumes that the authorized number of shares of the Company’s common stock (8 million, as of August 31, 2009) will not be increased, and that proposal number 2 described in this proxy statement (a 1-for-25 reverse split of EACO’s common stock) will be approved at the annual meeting.

The pro forma weighted average common shares outstanding (the “weighted average”) used to compute the pro forma basic and diluted loss from continuing operations per common share has been determined assuming that the Company issues 4,705,670 post-split shares of its common stock to consummate the Merger. As to calendar 2008, the weighted average used to compute the diluted income from continuing operations per common share has also been adjusted to reflect the effect of converting EACO’s convertible preferred stock (which is described in Note 9 to the Company’s historical financial statements included in its Transition Report on Form 10-K for the eight months ended August 31, 2009) on a post-split basis.

INFORMATION REGARDING EACO’S BUSINESS

For more information regarding EACO’s business, properties and certain legal proceedings, please see Items 1, 2 and 3 of Part I of EACO’s Transition Report on Form 10-K for the eight months ended August 31, 2009 accompanying this proxy statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EACO

For “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of EACO, please see Item 7, Part II of EACO’s Transition Report on Form 10-K for the eight months ended August 31, 2009 accompanying this proxy statement.

INFORMATION REGARDING BISCO’S BUSINESS

Overview

Bisco is a premier distributor of electronic components and fasteners. Through its 37 sales offices and six distribution centers located throughout the United States and Canada, Bisco supplies parts used in the manufacture of products in a broad range of industries, including the aerospace, circuit board, communication, computer, fabrication, instrumentation, industrial equipment and marine industries.

Bisco commenced operations in Illinois in 1973 and was incorporated in 1974. Bisco moved its corporate headquarters in 1981 to California and its principal executive offices are now located at 1500 N. Lakeview Avenue, Anaheim, California 92807. Bisco’s website address is www.biscoind.com. The inclusion of Bisco’s website address in this proxy statement does not include or incorporate by reference into this proxy statement any information on or accessible through the website.

Products and Services

Bisco currently stocks over 87,000 items from more than 260 manufacturers, and is an authorized distributor for over 120 of these manufacturers. Bisco’s products include electronic components such as spacers and standoffs, card guides and ejectors, component holders and fuses, circuit board connectors, and cable components, as well as a large variety of fasteners and hardware. The breadth of Bisco’s products and extensive inventory provide a one-stop shopping experience for many customers.

Bisco also provides customized services and solutions for a wide range of production needs, including special packaging, bin stocking, kitting and assembly, bar coding, electronic requisitioning, and integrated supply programs, among others. Bisco works with its customers to design and develop systems to meet their specific needs.

Divisions

As “Bisco Industries,” Bisco sells the full spectrum of products that it offers to all markets that Bisco serves, but primarily sells to OEMs. While historically, the substantial majority of Bisco’s revenues have been derived from the Bisco division, Bisco has also established three additional divisions that specialize in specific industries and products. Bisco believes that the focus by industry and/or product enhances Bisco’s ability to provide superior service and devise tailored solutions for its customers.

National-Precision

The National-Precision division primarily sells electronic hardware and commercial fasteners to OEMs in the aerospace, fabrication and industrial equipment industries. National-Precision seeks to be the leading global distributor of mil-spec and commercial fasteners, hardware and distribution services used in production. Since January 1, 2008, Bisco has opened five additional National-Precision offices and plans to open additional offices in the future.

Fast-Cor

The Fast-Cor division was established to be a distributor’s source for a broad range of components and fasteners. Fast-Cor has access to the entire inventory of products that Bisco offers but primarily focuses on selling to other distributors, not manufacturers.

Component Power

The Component Power division specializes in electronic active and passive components and sells primarily to customers in the instrumentation, computer, communication, aerospace and industrial equipment industries.

Customers and Sales

Bisco’s customers are in a wide variety of industries and range from large, global companies to small local businesses. Bisco strives to provide exceptional service to all customers, including smaller businesses, and continues to focus on growing its share of that market. As of August 31, 2009, Bisco had more than 9,500 active customers; however, no single customer accounted for more than 10% of Bisco’s revenues in fiscal 2009. For each of Bisco’s fiscal years ended August 31, 2007, 2008 and 2009, Bisco’s top 20 customers represented in the aggregate between 12% and 14% of Bisco’s net sales.

Bisco generally sells its products through its sales representatives located in Bisco’s 37 sales offices located in the United States and Canada. Customers can also place orders through Bisco’s website. Bisco currently maintains six distribution centers located in Anaheim and San Jose, California, Dallas, Texas, Chicago, Illinois, Boston, Massachusetts and Toronto, Canada. Each of Bisco’s selling facilities and distribution centers are linked to Bisco’s central computer system, which provides Bisco’s salespersons with online, real-time data with respect to inventory levels throughout Bisco and facilitates control of purchasing, shipping, and billing. Bisco generally ships products to customers from one of its six distribution centers, based on the geographic proximity and the availability of the ordered products.

Bisco sells its products primarily in the United States and Canada. Bisco’s international sales represented 6% of its total sales for each of the fiscal years ended August 31, 2007, 2008 and 2009, respectively. Sales to customers in Canada accounted for approximately 80% of such international sales in each of those years.

Suppliers

As of August 31, 2009, Bisco offered the products of over 260 manufacturers and is an authorized distributor for over 120 manufacturers. The authorized distributor agreements with most manufacturers are typically cancelable by either party at any time or on short notice. While Bisco doesn’t manufacture its products, it does provide kitting and packaging services for certain of its customers. Although Bisco sells more products of certain brands, Bisco believes that most of the products it sells are available from other sources at competitive prices. No single supplier accounted for more than 10% of Bisco’s revenues in fiscal 2009.

Competition

Bisco operates in an extremely competitive environment. Bisco competes with a large number of distributors, including direct competition with large global distributors, as well as numerous smaller local or regional distributors. The principal competitive factors in the market include customer service, pricing, product availability, convenience and local assistance. Bisco believes it competes favorably on the basis of these factors, especially customer service. It provides a wide variety of products, as well as many specialized services that address the needs of individual customers. However, some of Bisco’s competitors are much larger, have stronger brand recognition or may have access to greater financial and marketing resources than Bisco.

Trademarks

biscotm, bisco industriestm, National-Precisiontm, Fast-Cortm and Component Powertm are common law States trademarks of Bisco Industries, Inc. Although Bisco does not believe its operations are substantially dependent upon any one trademark or service mark, it considers these marks and brands to be valuable to its business and has applied to register these and other marks in the United States.

Properties

Bisco has 37 sales offices and six distribution centers located throughout the United States and in Canada Its corporate headquarters and one of its primary distribution centers are located in Anaheim, California in approximately 40,000 square feet of office and warehouse space. Bisco leases all of its properties, consisting of office and warehouse space, under leases generally having a term of three years.

Employees

As of August 31, 2009, Bisco had 309 employees, of which 209 were in sales and marketing and 100 were in management, administration and finance.

Legal Proceedings

Bisco is subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, there is no currently pending proceeding that Bisco believes will have a material adverse effect on Bisco’s financial position, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BISCO

The following discussion of Bisco’s financial condition and results of operations should be read together with Bisco’s consolidated financial statements and related notes included elsewhere in this proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the section entitled “Risk Factors” and elsewhere in this proxy statement, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Bisco distributes and sells electronic components and fasteners to a broad range of customers and had more than 9,500 active customers as of August 31, 2009. No single customer accounted for more than 10% of Bisco’s net sales during the past three fiscal years, and Bisco’s top 20 customers accounted for between 12% and 13% of its total revenues during the past three fiscal years.

Bisco operates in a single segment, electronic components and parts, and primarily sells products through its four operating divisions: Bisco, National Precision, Fast-Cor and Component Power, each of which has its own direct sales force. The substantial majority of Bisco’s sales have historically been generated from the Bisco division, and the Bisco division represented 88% of Bisco’s net sales for fiscal 2009. While all divisions sell electronics components and fasteners, National Precision and Fast-Cor generally focus on sales to distributors, which generally carry lower margins. The Bisco division and the Component Power division largely sell to original equipment manufacturers (“OEMs”), Fast-Cor generally focuses its sales on electronic circuits and parts.

Critical Accounting Policies

Bisco’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of its financial statements requires Bisco to make estimates and assumptions that affect the reported amounts of assets, liabilities, net sales, costs and expenses, as well as the disclosure of contingent assets and liabilities and other related disclosures. Bisco bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of its assets and liabilities that are not readily apparent from other sources. In many instances, Bisco could have reasonably used different accounting estimates. Actual results could differ from those estimates, and Bisco includes any revisions to its estimates in its results for the period in which the actual amounts become known.

Bisco believes the critical accounting policies described below affect the more significant judgments and estimates used in the preparation of its consolidated financial statements. Accordingly, these are the policies Bisco believes are the most critical to aid in fully understanding and evaluating its historical consolidated financial condition and results of operations.

Revenue Recognition:  Bisco generally recognizes revenue at the time of product shipment. Revenue is considered to be realized or realizable and earned when there is persuasive evidence of a sales arrangement in the form of an executed contract or a purchase order, the product has been shipped (and installed when applicable), the sale price is fixed or determinable, and collectibility is reasonably assured.

Inventories:  Inventories consist of electronic fasteners and components stated at the lower of cost or estimated market. Cost is determined using the average cost method. Inventories are net of a reserve for slow moving or obsolete items of $684,000 and $604,000 at August 31, 2009 and 2008, respectively. The reserve is based upon management’s review of inventories on-hand over their expected future utilization and length of time held by Bisco.

Equipment and Leasehold Improvements:  Equipment and leasehold improvements are stated at cost. Depreciation and amortization expenses are calculated on the straight-line method over the estimated useful lives of the assets, ranging from five to seven years. Leasehold improvements are amortized over the estimated useful life of the asset or the remaining lease term, whichever is shorter. Maintenance and repairs are charged to expense as incurred. Renewals and improvements of a major nature are capitalized. At the time of retirement or disposition of property and equipment, the cost and accumulated depreciation or amortization are removed from the accounts and any gains or losses are reflected in income.

Long-Lived Assets:  Long-lived assets, which include primarily equipment and leasehold improvements, are evaluated for impairment whenever events or changes in circumstances have indicated that an asset may not be recoverable. Long-lived assets evaluated for impairment are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows (excluding interest charges) is less than the carrying value of the assets, the assets will be written down to their estimated fair value, and such loss is recognized in income from continuing operations in the period in which the determination is made. Management determined there were no impairment losses on long-lived assets during the years ended August 31, 2009 and 2008.

Investments:  Investments consist of marketable trading securities and securities sold, not yet purchased. These securities are stated at fair value. Market value is determined using the quoted closing or latest bid prices. Realized gains and losses on investment transactions are determined by average cost method and are recognized as incurred in the statement of operations. Net unrealized gains and losses are reported in the statement of operations and represent the change in the market value of investment holdings during the period. At August 31, 2009 and 2008, marketable securities consisted of equity securities (including stock options) of publicly-held domestic companies.

A primary investment strategy used by Bisco in 2009 and 2008 consisted of the short-selling of securities, which results in obligations to purchase securities at a later date. As of August 31, 2009 and 2008, Bisco’s total obligation for these securities sold and not yet purchased was $1,101,200 and $997,900, respectively. Bisco recognized unrealized losses on securities sold, not yet purchased of $103,300 and $2,400 at August 31, 2009 and 2008, respectively. Restricted cash totaled $1,101,200 and $997,000 at August 31, 2009 and 2008, respectively, to cover Bisco’s obligation for short sales.

Goodwill:  Goodwill is accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, adopted by Bisco as of September 1, 2002. Under this Statement, goodwill is no longer amortized, but instead, is tested annually for possible impairment. Bisco determined that it has two reporting units, one of which related to Bisco’s Canadian operations and is subject to impairment testing. Bisco’s annual testing date for impairment of goodwill is August 31. The impairment evaluation includes a comparison of the carrying value of the reporting unit (including goodwill) to that reporting unit’s fair value. As of August 31, 2009, management performed this assessment and determined there was no goodwill impairment.

Foreign Currency Translation and Transactions:  Assets and liabilities recorded in functional currencies other than the U.S. dollar (Canadian dollars for Bisco’s subsidiary) are translated into U.S. dollars at the year-end rate of exchange. Revenue and expenses are translated at the weighted-average exchange rates for the year. The resulting translation adjustments are charged or credited directly to accumulated other comprehensive income or loss. The average exchange rates for the years ended August 31, 2009 and 2008 were $0.85 and $0.99 Canadian dollars per one U.S. dollar, respectively. The exchange rate at August 31, 2009 and 2008 was $0.92 and $0.94 Canadian dollars per one U.S. dollar, respectively.

Estimated Fair Value of Financial Instruments and Certain Nonfinancial Assets and Liabilities:  The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, line of credit, and accrued expenses approximate their fair value because of the short-term nature of these financial instruments. Management has concluded that it is not practical to determine the estimated fair value of amounts due from related parties. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, requires that for financial instruments for which it is not practicable to estimate their fair value, information pertinent to those financial instruments be disclosed, such as the carrying amount, interest rate, and maturity, as well as the reasons why it is not practicable to estimate fair value. Management believes it is not practical to estimate the fair value of these related-party financial instruments because the transactions cannot be assumed to have been consummated at arm’s length, there are no quoted values available for these instruments, and an independent valuation would not be practicable due to the lack of data regarding similar instruments, if any, and the associated potential costs. During the two years ended August 31, 2009, Bisco did not have any nonfinancial assets or liabilities that were measured at estimated fair value (as contemplated by SFAS No. 157, Fair Value Measurements) on a nonrecurring basis.

Cash and Cash Equivalents:  Bisco considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Restricted Cash:  Bisco is an unconditional guarantor of a letter of credit. The guarantee is secured by a renewable certificate of deposit in the amount of $540,400 at August 31, 2009 and 2008, which matures every thirty days. Bisco also has restricted cash of $1,101,200 and $997,900 at August 31, 2009 and 2008, respectively, on deposit with a securities brokerage firm, which relates to the liability for securities sold not yet purchased.

Concentrations:  Financial instruments that subject Bisco to credit risk include cash balances maintained in the United States in excess of federal depository insurance limits and accounts receivable. Cash accounts maintained by Bisco at domestic financial institutions are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000 at August 31, 2009 and $100,000 at August 31, 2008. The uninsured balance was $58,600 and $276,700 at August 31, 2009 and 2008, respectively. Bisco has not experienced any losses in such accounts and believes it is not exposed to any significant credit risks on cash. No single customer accounted for more than 10% of Bisco’s revenues for the years ended August 31, 2009 or 2008.

Trade Accounts Receivable:  Trade accounts receivable are carried at original invoice amount, less an estimate for doubtful accounts. Management determines the allowance for doubtful accounts by identifying probable credit losses in Bisco’s accounts receivable and reviewing historical data to estimate the collectability on items not yet specifically identified as problem accounts. Trade accounts receivable are written off when deemed uncollectible. Recoveries of trade accounts receivable previously written off are recorded when received. A trade account receivable is considered past due if any portion of the receivable balance is outstanding for more than 30 days. Bisco does not charge interest on past due balances.

Freight and Shipping/Handling:  Bisco records freight billings as sales; such billings were approximately $996,000 and $1,202,200 during 2009 and 2008, respectively. Shipping and handling expenses are included in cost of sales, and were approximately $1,771,700 and $2,360,200 during 2009 and 2008, respectively.

Leases:  Certain of Bisco’s operating leases provide for minimum annual payments that adjust over the life of the lease. The aggregate minimum annual payments are expensed on the straight-line basis over the minimum lease term. Bisco recognizes a deferred rent liability for rent escalations when the amount of straight-line rent exceeds the lease payments, and reduces the deferred rent liability when the lease payments exceed the straight-line rent expense.

Income Taxes:  Bisco follows SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in Bisco’s consolidated financial statements or income tax returns. Deferred tax assets are recognized for deductible temporary differences and net operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the amounts of assets and liabilities reported in Bisco’s consolidated financial statements and their tax bases.

In estimating future tax consequences under SFAS No. 109, all expected future events, other than enactments of changes in the tax laws or rates, are considered. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some or all of the deferred tax asset will not be realized.

Recent Accounting Pronouncements

In June 2008, the FASB ratified the consensus reached on Emerging Issues Task Force (“EITF”) Issue No. 07-05, Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity’s Own Stock (“EITF 07-05”). EITF 07-05 provides guidance for determining whether an equity-linked financial instrument

(or embedded feature) is indexed to an entity’s own stock. EITF 07-05 applies to any freestanding financial instrument or embedded feature that has all the characteristics of a derivative under paragraphs 6-9 of SFAS 133 for purposes of determining whether that instrument or embedded feature qualifies for the first part of the scope exception under paragraph 11(a) of SFAS 133, and for purposes of determining whether that instrument is within the scope of EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. EITF No. 00-19 provides accounting guidance for instruments that are indexed to, and potentially settled in, the issuer’s own stock. EITF 07-05 is effective for fiscal years beginning after December 15, 2008, and early adoption is not permitted. Bisco is currently evaluating the impact of this pronouncement on its financial statements.

In December 2008, the FASB issued FASB Staff Position (“FSP”) FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, which deferred the effective date of FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, for certain nonpublic enterprises to the annual financial statements for fiscal years beginning after December 15, 2008. FIN 48 was issued in July 2006 and clarified the accounting for income taxes recognized in an enterprise’s financial statements in accordance with SFAS Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. FIN 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest, and penalties. Bisco is currently evaluating the impact of the adoption of FIN 48 on its financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS 167”). SFAS 167 is intended to improve financial reporting by providing additional guidance to companies involved with variable interest entities (“VIEs”) and by requiring additional disclosures about a company’s involvement in variable interest entities. This standard is generally effective for interim and annual periods ending after November 15, 2009. However, the effective date has been deferred (until late 2010) for certain entities and VIE’s such as mutual funds, hedge funds, private equity funds and venture capital funds. Bisco is currently evaluating the potential impact on its financial statements when implemented.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (a replacement of FASB Statement No. 162) (“SFAS 168”). SFAS 168 establishes the FASB Accounting Standards Codification (“Codification”) as the sole source of authoritative GAAP. The Codification does not create any new GAAP standards but incorporates existing accounting and reporting standards into a new topical structure. The Codification is effective for reporting periods ending after September 15, 2009. Beginning with fiscal 2010, Bisco will use the new referencing system to identify authoritative accounting standards, replacing the existing references to SFAS, EITF, FSP, etc. Standards existing on July 1, 2009 will be designated by their Accounting Standards Codification topical reference and new standards will be designated as Accounting Standards Updates, with a year and assigned sequence number.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment to ARB No. 51. SFAS No. 160 changes the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. Bisco is currently evaluating the impact SFAS No. 160 may have on its consolidated financial statements.

Results of Operations

The following table sets forth selected consolidated statement of operations data of Bisco for the periods indicated expressed as a percentage of net sales:

	Year Ended August 31,
	2007	2008	2009

Consolidated Statement of Operations Data:
Net sales	100.0%	100.0%	100.0%
Cost of sales	73.3	71.6	72.7

Gross profit	26.7	28.4	27.3
Selling, general and administrative expense	22.2	23.1	25.1

Income from operations	4.5	5.4	2.2
Other income (expense):
Realized gain (loss) on sales of trading securities	(0.4)	2.2	(5.9)
Unrealized gain (loss) on trading securities	0.5	(0.2)	(1.5)
Interest expense, net	(0.5)	(0.3)	(0.1)

Other income (expense), net	(0.4)	1.6	(7.5)

Income (loss) before income taxes	4.1	7.0	(5.3)
Income tax provision	1.9	1.9	0.9

Net income (loss)	2.2%	5.1%	(6.2)%

Year Ended August 31, 2008 Compared to Year Ended August 31, 2009

Net Sales and Gross Margin

	Year Ended August 31,		$	%
	2008	2009	Change	Change

Net sales	$92,433,800	$84,251,100	$(8,182,700)	(8.9)%
Cost of sales	66,143,000	61,223,600	(4,919,400)	(7.4)

Gross profit	$26,290,800	$23,027,500	$(3,263,300)
Gross margin	28.4%	27.3%		(1.1)%

Net sales consist primarily of sales of component parts and fasteners, but also include, to a lesser extent, kitting charges and special order fees, as well as freight charged to its customers. The decline in net sales in the fiscal year ended August 31, 2009 (“fiscal 2009”) was largely due to lower unit sales in the Bisco division, and to a lesser extent, lower prices resulting from increased price competition in each of the markets in which Bisco serves. The decline in net sales in the Bisco division in fiscal 2009 was offset in part by a $2.0 million increase in net sales in Bisco’s other divisions, largely as a result of the opening of four new offices in the National Precision division during the past two fiscal years.

The decline in gross profit in fiscal 2009 was largely a function of lower net sales in the current period, as well as increased price competition for Bisco’s products, and to a lesser extent, due to a decrease in shipping related charges. The slight decline in gross margin also reflects the lower margins generally attributable to the higher sales by National-Precision and Fast-Cor to distributors.

Selling, General and Administrative Expense

	Year Ended August 31,			%
	2008	2009	$ Change	Change

Selling, general and administrative expense	$21,341,300	$21,168,500	$(172,800)	(0.8)%
Percent of net sales	23.1%	25.1%		2.0%

Selling, general and administrative expense (“SG&A”) consists primarily of payroll and related expenses for its sales and administrative staff, professional fees including accounting, legal and technology costs and expenses, as well sales and marketing costs. SG&A expense declined slightly in the current period largely due to reduced bonuses and commissions payable to Bisco’s employees as a result of the decline in net sales, a reduction in charitable contributions by Bisco of more than $700,000 from the prior fiscal year, as well as a reduction in professional fees, largely accounting fees, by more than $100,000 in fiscal 2009. The reduction in SG&A in the current fiscal year was largely offset by higher personnel costs resulting from the addition of 21 new employees in 2009.

Other Income (Expense), Net

	Year Ended August 31,		$	%
Other income (expense):	2008	2009	Change	Change
Realized gain (loss) on sales of marketable trading securities	$2,005,000	$(4,983,200)	$(6,988,200)	(348.5)%
Unrealized loss on marketable trading securities	(197,500)	(1,251,200)	(1,053,700)	(533.5)
Interest expense (net)	(291,700)	(116,200)	175,500	60.2

Other income (expense), net	$1,515,800	$(6,350,600)	$(7,866,400)	(519)%
Other income (expense), net as a percent of net sales	1.6%	(7.5)%		9.1%

Other income (expense), net primarily consists of income or losses on investments in short-term marketable equity securities of publicly-held domestic corporations. Bisco’s investment strategy consists of both long and short positions, as well as utilizing options to maximize return. During fiscal 2009, Bisco recognized $6,234,400 in net realized and unrealized losses, which losses were primarily due to the use of options which forced Bisco to sell certain securities during fiscal 2009 at inopportune times, as well as due to the sharp decline in the public trading markets and adverse market conditions.

Income Tax Provision

	Year Ended August 31,		$	%
	2008	2009	Change	Change

Income tax provision	$1,711,000	$756,000	$(955,000)	(55.8)%
Percent of net sales	1.85%	0.9%		(0.95)%

The decrease in the income tax provision in fiscal 2009 was primarily due to lower income recognized by Bisco in fiscal 2009 as compared to fiscal 2008, as well as the result of a $2,005,000 taxable capital gain realized in fiscal 2008. Bisco did not realize any similar taxable capital gain in fiscal 2009.

Year Ended August 31, 2007 Compared to Year Ended August 31, 2008

Net Sales and Gross Margin

	Year Ended August 31,		$	%
	2007	2008	Change	Change

Net sales	$85,634,100	$92,433,800	$6,799,700	7.9%
Cost of sales	62,759,200	66,143,000	3,383,800	5.4

Gross profit	$22,874,900	$26,290,800	$3,415,900	14.9%
Gross margin	26.7%	28.4%		1.7%

The increase in net sales in fiscal 2008 was largely due to higher unit sales in each Bisco division, and to a lesser extent, the contribution from the opening of two new National-Precision offices in 2008, which was offset slightly by the decline in freight Bisco charges customers as certain customers paid their own shipping charges directly. The increase in gross margin in fiscal 2008 reflected better pricing terms attained from

Bisco’s vendors in fiscal 2008. The increase in gross margin in fiscal 2008 was also due higher cost of sales in fiscal 2007 due an increase in Bisco’s inventory reserve by $475,000 in fiscal 2007. The increase in the inventory reserve in fiscal 2008 was not significant.

Selling, General and Administrative Expense

	Year Ended August 31,		$	%
	2007	2008	Change	Change

Selling, general and administrative expense	$19,014,700	$21,341,300	$2,326,600	12.2%
Percent of net sales	22.2%	23.1%		0.9%

The increase in SG&A in fiscal 2008 reflects higher bonuses payable to Bisco’s employees as a result of the increase in net sales, as well as higher personnel costs related to the addition of seven new employees in 2008, and an increase in charitable contributions by Bisco of more than $300,000 as compared to the prior fiscal year. This increase was slightly offset by a reduction in professional fees, largely accounting fees, by more than $100,000 in fiscal 2008.

Other Income (Expense), Net

	Year Ended August 31,		$	%
	2007	2008	Change	Change

Other income (expense):
Realized gain (loss) on sales of marketable trading securities	$339,700	$2,005,000	$2,344,700	690.2%
Unrealized loss on marketable trading securities	(418,800)	(197,500)	(616,300)	(147.2)
Interest income (expense)	(425,500)	(291,700)	(133,800)	31.4

Other income (expense), net	$(346,400)	$1,515,800	$1,862,200	537.6%
Other income (expense), net as a percent of net sales	(0.4)%	1.6%		2%

The increase in other income (expense) in fiscal 2008 was largely due to gains in the sale of marketable securities during favorable market conditions.

Liquidity and Capital Resources

Bisco has historically funded its operations from cash generated from its operations and/or by trading in marketable domestic equity securities by its sole stockholder. In April 2008, Bisco entered into a revolving credit agreement with Community Bank, which currently provides for borrowings of up to $10.0 million and bears interest at either the 30, 60 or 90 day LIBOR (.27% and 2.68% for the 60 day LIBOR at August 31, 2009 and 2008, respectively) plus 1.75% and/or the bank’s reference rate (3.25% and 5% at August 31, 2009 and 2008, respectively). As of August 31, 2009 and 2008, Bisco had available approximately $1,532,600 and $3,732,600, respectively, under the revolver. This revolver is secured by substantially all of Bisco’s assets and is guaranteed by Mr. Ceiley.

Bisco’s credit agreement with Community Bank contains certain financial and nonfinancial covenants, and we believe Bisco is not currently in compliance with one or more of such covenants, in particular, the $1,000,000 limit on short sale trading securities. While Bisco is currently negotiating a waiver of the same with its lender, and believes such a waiver will be obtained, we cannot assure that such waiver will be obtained on a timely basis, or at all, or that the lender will not exercise any of its remedies with respect to such noncompliance.

Cash Flows from Operating Activities

Bisco’s principal uses of cash during fiscal 2009 included (i) the series of loans Bisco made to EACO in fiscal 2009; (ii) losses realized on trading securities; and (iii) the payment of Bisco’s operating expenses. During fiscal 2009, Bisco loaned EACO approximately $1,150,000 to fund specific transactions and fund operating requirements for EACO. Bisco received $54,000 of repayments from EACO on those loans and loans made in prior periods, which mainly consisted of interest payments on the outstanding amounts. Each loan to EACO is documented with a separate six month promissory note, which accrues interest at a rate of 7.5% per annum. The notes can be extended six months beyond their original term at the discretion of Bisco.

During fiscal 2009, Bisco deposited $1,500,000 in Bisco’s brokerage accounts for investments. During 2009, Bisco realized $4,983,200 in losses in those accounts. These cash outflows were partially offset by an increase of $2,016,700 in Bisco’s accounts receivable, which was primarily related to the higher sales in the prior period.

During fiscal 2008, Bisco used $600,700 in operating cash flow, which was due mainly to fund the $1,120,000 of loans that Bisco made to EACO during fiscal 2008 and to account for the increase in accounts receivable for that period. Bisco was able to fund these items mainly through operating profit.

Cash Flows from Investing Activities

During fiscal 2009, Bisco invested $227,000 for the purchase of computer and other equipment, which was largely used to upgrade Bisco’s infrastructure. During fiscal 2008, Bisco purchased new computer equipment for each of its locations at a total cost of $652,200.

Cash Flows from Financing Activities

During fiscal 2009, Bisco provided $1,483,000 in cash flows from financing activities. Bisco borrowed a net amount of $2,200,000 on Bisco’s line of credit with Community Bank to fund operations and grant loans to EACO. During fiscal 2008, Bisco used $608,700 in financing activities, of which, $450,000 was used to pay down Bisco’s line of credit with Community Bank. These amount became available through Bisco’s operations.

Off-Balance Sheet Arrangements

Bisco has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the financial position, revenues, results of operations, liquidity or capital expenditures, except for the land leases on the restaurant properties treated as operating leases.

TRANSITION REPORT

A copy of our Transition Report on Form 10-K for the transition period ended August 31, 2009 (excluding the exhibits thereto) accompanies the proxy materials being mailed to all shareholders. The Transition Report is incorporated into this proxy statement. Shareholders may obtain an additional copy of the Transition Report and any of our other filings with the SEC, without charge, by writing to our Corporate Secretary, c/o Bisco Industries, Inc., 1500 N. Lakeview Avenue, Anaheim, California 92807. The Transition Report on Form 10-K (including the exhibits thereto) is also available on the SEC’s website at www.sec.gov.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

In the event that a shareholder desires to have a proposal considered for presentation at the 2011 Annual Meeting of Shareholders, and included in our proxy statement and form of proxy card used in connection with such meeting, the proposal must be forwarded in writing to our Secretary so that it is received no later than September 14, 2010. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

If a shareholder, rather than including a proposal in the proxy statement as discussed above, commences his or her own proxy solicitation for the 2011 Annual Meeting of Shareholders or seeks to nominate a candidate for election as a director or to propose business for consideration at such meeting, we must receive notice of such proposal on or before November 28, 2010. If the notice is not received on or before November 28, 2010, it will be considered untimely under Rule 14a-4(c)(1) promulgated under the Exchange Act, and we will have discretionary voting authority under proxies solicited for the 2011 Annual Meeting of Shareholders with respect to such proposal, if presented at the meeting.

Please address any shareholder proposals or notices of proposals to our Corporate Secretary, c/o Bisco Industries, Inc., at 1500 N. Lakeview Avenue, Anaheim, California 92807.

DELIVERY TO SHAREHOLDERS SHARING AN ADDRESS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and other materials. This means that only one copy of our proxy statement and Form 10-K for fiscal 2009 may have been sent to multiple shareholders in each household. We will promptly deliver a separate copy of either document upon written or oral request to EACO’s Corporate Secretary at 1500 N. Lakeview Avenue, Anaheim, California 92807, (714) 876-2490.

EACO delivers a copy of its proxy materials to each shareholder, including those who share an address. Shareholders who share the same last name and address and want to receive only one copy of the proxy materials may request to receive a single copy by notifying us in writing no later than 30 days prior to the mailing of the proxy materials each year at the following address: 1500 N. Lakeview Avenue, Anaheim, California 92807, Attention: Secretary.

OTHER BUSINESS

The Board of Directors is not aware of any other matter which will be presented for action at the Annual Meeting other than the matters set forth in this proxy statement. If any other matter requiring a vote of the shareholders arise, it is intended that the proxy holders will vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and on the SEC’s website at www.sec.gov.

In addition, you may obtain from us copies of any of the documents we file with the SEC (without exhibits), without charge, by writing or calling EACO’s Corporate Secretary at 1500 N. Lakeview Avenue, Anaheim, California 92807, (714) 876-2490. If you would like to request documents from us in connection with the Annual Meeting, please do so by January   , 2010, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement from the accompanying Transition Report for the transition period ended August 31, 2009. The Transition Report contains important information about EACO and its financial condition, and the information contained therein, including the financial statements and notes thereto, is hereby incorporated by reference into this proxy statement.

CERTAIN INFORMATION REGARDING THE COMPANIES

EACO has supplied all information relating to itself and Merger Sub and Bisco has supplied all of the information relating to Bisco contained in this proxy statement. Some of the important business and financial information relating to EACO that you may want to consider in deciding how to vote is incorporated by reference into this proxy statement from the accompanying Annual Report for fiscal 2009.

EACOtm is our United States trademark. biscotm, bisco industriestm, National-Precisiontm, Fast-Cortm, and Component Powertm are the United States trademarks of Bisco Industries, Inc. All other trademarks and trade names appearing in this proxy statement are the property of their respective owners.

You should rely only on the information contained in this proxy statement to vote on the proposed merger with Bisco. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated January  , 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement).

BY ORDER OF THE BOARD OF DIRECTORS

Glen F. Ceiley
Chairman of the Board

Anaheim, California
January   , 2010

Annex A

Agreement and Plan of Merger

Execution Copy

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
EACO CORPORATION,
BISCO INDUSTRIES, INC.,
BISCO ACQUISITION CORP.
AND
GLEN CEILEY,
THE SOLE SHAREHOLDER OF BISCO INDUSTRIES, INC.
December 22, 2009

APPENDIX A
Definitions

EXHIBITS
Exhibit A           Form of Articles of Merger
Exhibit B           Form of Certificate of Merger

DISCLOSURE SCHEDULES

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 22, 2009, by and among EACO Corporation, a Florida corporation (“Parent”), Bisco Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Bisco Industries, Inc., an Illinois corporation (the “Company”), and, solely for the purposes of ARTICLE II (Representations and Warranties of the Principal Shareholder), ARTICLE VIII (Indemnification) and ARTICLE IX (General Provisions) of this Agreement, Glen Ceiley, the sole shareholder of the Company (the “Principal Shareholder”).

RECITALS

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Merger Sub be merged with and into the Company (the “Merger”) in accordance with the Delaware General Corporation Law (the “DGCL”) and the Illinois Compiled Statutes (the “ILCS”), upon the terms and subject to the conditions set forth herein, pursuant to which the Company will be the surviving corporation and will become a wholly-owned subsidiary of Parent.

WHEREAS, the Principal Shareholder has approved this Agreement, the Merger and the other transactions contemplated hereby in accordance with the ILCS.

WHEREAS, the parties intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”).

WHEREAS, Parent, Merger Sub, the Company and the Principal Shareholder desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.

At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the ILCS, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation.”

Section 1.2  Closing

The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Pacific time on a date to be specified by the parties following the satisfaction or waiver of all of the conditions set forth in ARTICLE VI of this Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, including by delivery of certificates or other documents at the Closing, but subject to the satisfaction or waiver of those conditions). The Closing shall be held at the offices of Dorsey & Whitney LLP, located at 38 Technology Drive, Suite 100, Irvine, California, unless another time, date or place is agreed to by the parties hereto (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”).

Section 1.3  Effective Time

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the parties hereto shall file the Articles of Merger in the form attached hereto as Exhibit A (the “Articles of Merger”) with the

Illinois Secretary of State and the Certificate of Merger in the form attached hereto as Exhibit B with the Delaware Secretary of State. The parties hereto shall make all other filings, recordings or publications required in connection with the Merger as may be required by the DGCL or the ILCS. The Merger shall become effective upon the filing of the Articles of Merger with the Illinois Secretary of State in accordance with this Section 1.3 or at such later time as shall be agreed upon by the parties and specified in the Articles of Merger (such time of effectiveness, the “Effective Time”).

Section 1.4  Effect of the Merger

From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the ILCS.

Section 1.5  Articles of Incorporation; Bylaws

(a) Articles.  Immediately after the Effective Time, the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of the Company as in effect immediately prior to the Effective Time, and such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such articles of incorporation.

(b) Bylaws.  Immediately after the Effective Time, the bylaws of the Surviving Corporation shall be the bylaws of the Company as in effect immediately prior to the Effective Time, and such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law and such bylaws.

Section 1.6  Directors; Officers

(a) Directors.  Immediately after the Effective Time, the directors of the Company at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) Officers.  Immediately after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed.

Section 1.7  Merger Consideration; Effect on Capital Stock

(a) Merger Consideration.  Parent shall deliver to the holder(s) of the outstanding capital stock of the Company (the “Company Shareholders”), an aggregate of 117,641,742 shares of its common stock, $0.01 par value per share (the “Parent Stock”), in accordance with the terms set forth in this Section 1.7 (the “Merger Consideration”), and subject to the adjustment set forth in Section 1.7(c), Section 1.7(e) and Section 1.9.

(b) Conversion.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the Company Shareholders, each outstanding share of the capital stock of the Company (the “Shares”) shall be cancelled and automatically converted into the right to receive 78,427.83 shares (the “Exchange Ratio”) of Parent Stock (subject to adjustment in accordance with Section 1.7(e)), and cash in lieu of fractional shares as set forth in Section 1.8, payable, without interest, to the record holder of such Shares, upon surrender, in the manner provided in Section 1.10, of the certificate that formerly evidenced such Shares.

(c) Holdback Shares.  Notwithstanding anything to the contrary in this Section, 900,000 shares of Parent Stock (subject to adjustment in accordance with Section 1.7(e)) otherwise due to the Principal Shareholder in accordance with Section 1.7(b), shall be held in escrow by Parent and delivered in accordance with Section 1.9 (the “Holdback Shares”).

(d) Effect on Capital Stock.  Each Share held in treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and retired without conversion thereof, and shall cease to exist, and no payment or distribution shall be made with respect thereto. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly authorized, validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation. All options and warrants to purchase Shares, if any, shall have been terminated prior to the Effective Time; and holders of such options and warrants shall not be entitled to receive any Merger Consideration. Neither the Surviving Corporation nor Parent shall assume any options or warrants to purchase Shares that are outstanding immediately prior to the Effective Time, whether or not then vested or exercisable.

(e) Reverse Stock Split.  Parent is planning to effect a 1-for-25 reverse stock split of the outstanding Common Stock (the “Reverse Stock Split”) prior to the Effective Time, which Reverse Stock Split is subject to the approval of the Parent’s stockholders. In the event the Reverse Stock Split is approved and effected, all share numbers referenced herein that are related to the Parent’s common stock, including the Parent Stock, the Exchange Ratio and the Holdback Shares shall be adjusted and reduced accordingly to give effect to such Reverse Stock Split.

Section 1.8  No Fractional Shares

No fractional shares of Parent Stock shall be issued pursuant to the Merger. In lieu thereof, cash adjustment shall be paid to each holder in respect of any fractional share of Parent Stock that would otherwise be issuable to such holder. The amount of such adjustment shall be the product of such fraction of a share of Parent Stock, multiplied by the closing sales price per share of Parent Stock on the business day preceding the Closing Date.

Section 1.9  Holdback Shares

As soon as practicable after the date that is twelve (12) months after the Closing Date (the “Expiration Date”), and in any event within ten (10) business days after the Expiration Date, Parent shall deliver to the Principal Shareholder the Holdback Shares, reduced by the number of shares of Parent Stock resulting from the amount, if any, required to be paid to any Indemnified Persons to compensate such Indemnified Persons for Damages as provided in ARTICLE VIII, divided by the average of the closing sales price per share of Parent Stock during the five trading days immediately preceding the Expiration Date (the “Indemnification Amount”), in each case, whether or not such claims have been finally resolved; provided, that claims for Damages, if not precisely quantifiable immediately prior to the Expiration Date, shall reduce the number of Holdback Shares delivered pursuant to this section by an amount equal to Parent’s good faith estimate of such Damages.

Section 1.10  Surrender of Certificates

(a) Exchange Procedures.  At the Closing, each Company Shareholder of record may surrender the share certificate(s) representing the Shares held by such holder (the “Company Certificate(s)”), together with a duly completed and validly executed letter of transmittal in such form as Parent may reasonably request. As soon as practicable following the Closing, Parent shall deliver to the Company Shareholders or, at Parent’s election, to Parent’s designated exchange agent (“Exchange Agent”), certificates representing the number of whole shares of Parent Stock and cash in lieu of fractional shares into which the Shares are converted in the Merger.

(b) Stock Transfer Books.  At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration or transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as provided herein or as otherwise provided by applicable Law. If, after the Effective Time, Company Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

(c) Lost, Stolen or Destroyed Certificates.  In the event that any Company Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, Parent shall issue or cause to be issued in exchange for such lost, stolen or destroyed certificate the number of whole shares of Parent Stock and cash in lieu of fractional shares into which such Shares are converted in the Merger.

Section 1.11  Taking of Necessary Action; Further Action

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent, the Company and the Surviving Corporation are fully authorized in the name of their respective corporations to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDER

Except as disclosed in the disclosure schedules delivered to Parent, corresponding to the Section of this Agreement to which the following representations or warranties pertain, the Principal Shareholder represents and warrants to Parent as of the date hereof and as of the Closing Date as follows:

Section 2.1  Authority and Enforceability

The Principal Shareholder has the legal capacity and authority to execute, deliver and perform his obligations under this Agreement. This Agreement has been duly executed and delivered by the Principal Shareholder and this Agreement constitutes the legal, valid and binding agreement of the Principal Shareholder, enforceable against the Principal Shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

Section 2.2  No Litigation or Regulatory Action

There is no action pending or, to the Knowledge of the Principal Shareholder, threatened, against the Principal Shareholder before any Governmental Entity that seeks to prevent, hinder, delay, enjoin or otherwise challenge the consummation of any of the transactions contemplated hereby. There is no action pending or, to the Knowledge of the Principal Shareholder, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement. There are no outstanding court orders or arbitration awards against the Principal Shareholder, the Shares, or any other of his assets or properties that would prohibit or enjoin the consummation of the transactions contemplated by this Agreement. “Governmental Entity” means any arbitrator, court, agency, commission, tribunal, nation, government, any state or other political subdivision thereof and any entity exercising or entitled to exercise executive, legislative, judicial, regulatory, taxing or administrative power or authority of any nature whatsoever, in each case, whether foreign or domestic. For purposes of this Agreement, “Knowledge” means (i) with respect to any natural person, the actual knowledge of such person, and (ii) with respect to the Company, the actual knowledge of Glen Ceiley, Michael Bains, William Means and Don Wagner or (iii) with respect to Parent or Merger Sub, the actual knowledge of such party’s directors and executive officers.

Section 2.3  Ownership of Shares

The Principal Shareholder is the owner, both beneficially and of record, of the Shares, free and clear of any liens or encumbrances or any other restrictions on transfer (other than any restrictions under federal and state securities Laws). The Principal Shareholder is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Shares (other than this Agreement). The Principal Shareholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Share.

Section 2.4  Investment Intent

The Principal Shareholder is acquiring the Parent Stock to be issued in the Merger for his own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to his right at all times to sell or otherwise dispose of all or any part of such Parent Stock in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by such Principal Shareholder to hold the Parent Stock for any period of time.

Section 2.5  Investor Status

As of the date of this Agreement and the Closing, the Principal Shareholder is, and will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended. The Principal Shareholder has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Parent Stock.

Section 2.6  General Solicitation

The Principal Shareholder is not acquiring the Parent Stock as a result of any advertisement, article, notice or other communication regarding the Parent Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedules delivered to Parent, corresponding to the Section of this Agreement to which the following representations or warranties pertain (the “Company Disclosure Schedules”), the Company represents and warrants to Parent as of the date hereof and as of the Closing Date as follows:

Section 3.1  Organization, Standing and Power; Subsidiaries

The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois. The Company has the requisite corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on the Company. “Material Adverse Effect” shall mean, with respect to any entity or group of entities, any event, change or effect that is, or is reasonably expected to be, materially adverse to the condition (financial or otherwise), properties, assets, business, or results of operations of such entity and its subsidiaries, taken as a whole. Other than one wholly-owned Canadian subsidiary (Bisco Industries Limited), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, association, partnership, joint venture, limited liability company, business association or other entity that are not parties to this Agreement.

Section 3.2  Capitalization; Title to the Shares

(a) Capitalization.  The total authorized capital stock of the Company (the “Company Capital Stock”) consists of ten thousand (10,000) shares of Common Stock, no par value, of which one thousand five hundred (1,500) shares are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock are held by Glen Ceiley, the Principal Shareholder. All issued and outstanding shares of the Company Capital Stock are validly issued, fully paid and nonassessable, were issued in compliance with all federal and state securities Laws and were not issued in violation of any preemptive rights, rights of first refusal or similar rights.

(b) There are no outstanding (i) options, warrants, rights (including conversion, exchange or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or (ii) stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company; and the Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

Section 3.3  Authority and Enforceability

The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been, and will be as of the Closing, duly authorized, executed and delivered by the Company and has been duly approved by the Company’s board of directors and the Company Shareholders, and this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

Section 3.4  Conflicts

The execution and delivery by the Company of this Agreement and the performance by it of its obligations hereunder, does not and will not: (a) violate or conflict with any provision of the articles of incorporation or bylaws of the Company; (b) violate any provision of applicable Law relating to the Company, violate any provision of any court order or arbitration award to which the Company is subject, or require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Entity or any other Person; or (c) violate or conflict with, result in a breach or creation of any encumbrance, constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, cancel, modify, abandon or accelerate any provision of any material contract to which the Company is a party. The term “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

Section 3.5  No Litigation or Regulatory Action

There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, currently threatened against the Company involving any of its assets or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby, that might result, either individually or in the aggregate, in a Material Adverse Effect of the Company or any change in the current equity ownership of the Company. Neither the Company nor its subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Entity. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

Section 3.6  Financial Statements

The Financial Statements are based upon the books and records of the Company and its consolidated subsidiary, fairly present in all material respects the financial position, results of operations and cash flows of the Company and its consolidated subsidiary at the respective dates and for the respective periods as at such dates indicated, and have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied, except that the Latest Financial Statements may not contain all notes required by GAAP and are subject to year-end adjustments. “Financial Statements” means, collectively, (i) the unaudited consolidated balance sheet as of August 31, 2009 of the Company and the unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its consolidated subsidiary for the year ended August 31, 2009 (such balance sheet and statements, the “Latest Financial Statements”) and (ii) the audited consolidated balance sheet, as of August 31, 2008 of the Company and its consolidated subsidiary and the audited consolidated statements of income, changes in shareholders’ equity and cash flows, including the notes, of the Company and its consolidated subsidiary for the fiscal year ended August 31, 2008.

Section 3.7  Absence of Undisclosed Liabilities

Except as and to the extent set forth in the Financial Statements and for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, the Company does not have any liabilities (whether contingent or absolute, direct or indirect, known or unknown to the Company or matured or unmatured or otherwise) that would be required by GAAP consistently applied to be reflected on the

Financial Statements of the Company (including the notes thereto) except for any liabilities which would not have a Material Adverse Effect on the Company. There are no off balance sheet arrangements to which the Company is a party or otherwise involving the Company or its assets.

Section 3.8  Title to Property

The Company has good and marketable title to all of its properties, interests in properties and assets that it purports to own (tangible and intangible), including all the properties and assets reflected in the Financial Statements or acquired after the date of the Financial Statements (except for (i) properties, interests in properties and assets having an aggregate book value not in excess of Fifty Thousand Dollars ($50,000) or (ii) inventory sold or otherwise disposed of since the date of the Latest Financial Statements in the ordinary course of business, consistent with past practices), free and clear of all liens and encumbrances other than security interests pursuant to loan agreements reflected in the Financial Statements.

Section 3.9  Intellectual Property; Confidential Information

The Company and its subsidiary have sufficient rights to use all patents, copyrights, trademarks, service marks, trade names, Internet domain names, licenses, information and other proprietary rights and processes that are currently used by the Company or its subsidiary (the “Intellectual Property”), except where the failure to have such rights, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company has not received any notice of infringement upon or conflict with the asserted rights of others with respect to the Intellectual Property or any other intellectual property held by others. The Company has taken reasonable measures consistent with industry practice to protect and preserve the confidentiality of all trade secrets owned or used by the Company that are material to the Company’s business and are not otherwise protected by patents or copyrights.

Section 3.10  Environmental Matters

No notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, threatened by any Person or Governmental Entity against the Company, and no penalty has been assessed against the Company, in each case, with respect to any matters arising out of any Environmental Law and, to the Knowledge of the Company, the Company is not in violation of any applicable Environmental Law. “Environmental Law” shall mean all federal, state, local and foreign laws, regulations, ordinances, requirements of governmental authorities, and common law relating to pollution or protection of human health or the environment.

Section 3.11  Taxes

(a) The Company has filed all Tax Returns required to be filed by it, and all such Tax Returns were true, complete and correct in all material respects. All Taxes required to be paid by the Company have been timely paid other than those (i) currently payable without penalty or interest or being contested in good faith by appropriate proceedings and (ii) for which adequate reserves have been established on the books and records of the Company in accordance with GAAP. The Company does not have any liability for unpaid Taxes accruing after the date of the Company’s balance sheet included in the Latest Financial Statements other than unpaid Taxes arising in the ordinary course of business. There are no liens for Taxes upon any property or assets of the Company.

(b) The Company has complied in all respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and has, within the time and the manner prescribed by Law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable Laws.

(c) No Audits are presently pending with regard to any Taxes or Tax Returns of the Company and no written notification has been received by the Company that such an Audit is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any Tax Return filed by or with respect to the Company.

(d) All Tax deficiencies that have been claimed, proposed or asserted against the Company have been fully paid or finally settled, and no issue has been raised in any examination by any taxing authority that, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined.

(e) The Company is not a party to, is not bound by or has any obligation under any Tax sharing agreement, Tax indemnification, or Tax allocation agreement or similar agreement, contract or arrangement, and the Company does not have any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement.

(f) The Company has not received written notice of any claim made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns, that the Company is or may be subject to taxation by that jurisdiction.

(g) For purposes of this Agreement, “Tax” or “Taxes” means all U.S. federal, state, local and foreign taxes, and other assessments of a similar nature including, without limitation: (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, profits, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; (iii) license, registration and documentation fees; and (iv) customs duties, tariffs and similar charges, whether imposed directly or through withholding, and including any interest, additions to tax, or penalties. “Tax Authority” means the Internal Revenue Service and any other national, regional, state, municipal, foreign or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes. “Tax Return” means all United States federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto required to be filed with a Tax Authority. “Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.

Section 3.12  Employee Benefit Plans; Labor Matters.

(a) Employee Benefit Plans.  Section 3.12 of the Company Disclosure Schedules lists each Employee Benefit Plan of the Company and its subsidiary. Employee Benefit Plans” shall mean all pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, bonus, incentive, vacation pay, severance pay, Code Section 401(k), Code Section 125 cafeteria or flexible benefit, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment under which current or former employees of the Company or its subsidiary are entitled to participate by reason of their employment with the Company or its subsidiary (i) to which the Company or its subsidiary is a party or a sponsor or a fiduciary thereof or by which the Company or its subsidiary (or any of their rights, properties or assets) are bound, or (ii) with respect to which the Company or its subsidiary has made any payments, contributions or commitments, or may otherwise have any liability (whether or not the Company or its subsidiary still maintains such plan, trust, arrangement, contract, agreement, policy or commitment).

(b) Compliance.  With respect to the Employee Benefit Plans: (i) the Company has at all times and continues to operate such plans in compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all other applicable laws; (ii) there are no pending, or, to the Knowledge of the Company, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans, the fiduciaries of such plans or any trust related thereto; and (iii) all required reports and descriptions have been filed or distributed appropriately.

(c) Labor Matters.  The Company is not a party to any collective bargaining agreement or other labor union contracts. There is not pending or, to the Knowledge of the Company, threatened any strike, lockout, union organization attempt, work stoppage or other labor dispute involving any of employees of the Company or its subsidiary.

Section 3.13  Owned and Leased Property

Section 3.13 of the Company Disclosure Schedules sets forth a complete list of the real property leased by the Company. The lease agreements for such real property (the “Lease Agreements”) are valid, binding and enforceable in accordance with their respective terms. There are no disputes, oral agreements, or forbearance programs in effect as to the Lease Agreements. There are no existing defaults by the Company under any Lease Agreement, and no event has occurred that (with the giving of notice, lapse of time or both) would constitute a default by the Company under any Lease Agreement. The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or any of its rights under any Lease Agreement. The Company does not own any real property.

Section 3.14  Insurance

Section 3.14 of the Company Disclosure Schedules contains a complete list of the policies and contracts of insurance maintained by the Company other than employee benefit plans listed on Section 3.12 of the Company Disclosure Schedules. All such policies and contracts are in full force and effect, all premiums due and payable to date under all such policies and contracts have been paid, and the Company is otherwise in compliance with the terms of such policies and contracts. There is no claim pending under any such policies or contracts as to which coverage has been questioned, denied or disputed by the underwriters of such policies or contracts. The Company has not received any notice of cancellation or non-renewal of any such policies or contracts from any of its insurance carriers, nor, to the Knowledge of the Company, has the termination of any such policies or contracts threatened.

Section 3.15  Compliance With Laws

The Company has complied in a timely manner and in all material respects with all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts, guidelines, policies, directions or decrees of any Governmental Entity (“Law” or “Laws”) that affect the business, properties or assets of the Company, except with the failure to so comply has had a Material Adverse Effect on the Company. No notice, charge, claim, action or assertion has been received by the Company or to the Knowledge of the Company, has been filed, commenced or threatened against the Company alleging any violation of any of the foregoing.

Section 3.16  Contracts

(a) Each Specified Contract (as defined below) is a legal, valid and binding obligation of the Company in full force and effect and enforceable against the Company or its subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, except where the failure to be binding would not have a Material Adverse Effect on the Company. The Company has not received written notice, and has no reason to believe, that any Specified Contract is not a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms. Neither the Company nor, to the Knowledge of the Company, any counterparty is in breach or violation of, or default under, any Specified Contract, except for any breach or default which would not have a Material Adverse Effect on the Company. The Company has not received any claim of default under any Specified Contract, and to the Knowledge of the Company, no event has occurred that would result in a breach or violation of, or a default under, any Specified Contract (in each case, with or without notice or lapse of time or both).

(b) “Specified Contract” means any of the following contracts to which the Company is a party or by which the Company or any of its properties or assets are bound or affected as of the date hereof:

(i) any contract or agreement not entered into in the ordinary course of business that is likely to involve consideration to be paid by or to the Company of more than $100,000 in the aggregate over the remaining term of such contract and which cannot be cancelled by the Company without penalty or further payment with less than ninety (90) days notice;

(ii) any contract, commitment or agreement relating to the acquisition by the Company of any assets of a substantial nature (other than inventory or other purchases in the ordinary course of business),

operating business or capital stock of any other Person, the participation in a joint venture or similar arrangement with any other Person or the making of any other investment in any other Person;

(iii) any trust indenture, mortgage, promissory note, loan agreement or other contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement;

(iv) any contract or commitment limiting the freedom of the Company to engage in any line of business or to compete with any other Person;

(v) any contract involving the lease of real property;

(vi) any contract for the lease of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property which requires annual lease payments in excess of $100,000;

(vii) any employment agreement or any other agreement that contains any severance or termination pay liabilities or obligations and pursuant to which any payments will be required to be made as a result of the transactions contemplated by this Agreement;

(viii) any collective bargaining agreement, labor contract or similar agreement governing any employee of the Company; or

(ix) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar contract or commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person.

(c) A true and complete list of the Specified Contracts is set forth on Section 3.16 of the Company Disclosure Schedules.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedules delivered to the Company, corresponding to the Section of this Agreement to which the following representations or warranties pertain (the “Parent and Merger Sub Disclosure Schedules”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

Section 4.1  Organization, Standing and Power

Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Merger Sub is a newly-formed corporation that is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would or would reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Neither Parent nor Merger Sub is in violation of any of the provisions of its respective articles of incorporation or bylaws.

Section 4.2  Authority

Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub, and constitutes the valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally or any general principles of equity.

Section 4.3  Conflicts.

The execution and delivery of this Agreement by the Parent and Merger Sub, and the performance by each of Parent and Merger Sub of its respective obligations hereunder, does not and will not, to the Knowledge of Parent or Merger Sub: (a) violate or conflict with any provision of the articles of incorporation or bylaws of the Parent or the certificate of incorporation or bylaws of Merger Sub; (b) violate any provision of applicable Law relating to Parent or Merger Sub, violate any provision of any court order or arbitration award to which Parent or Merger Sub is subject, or (iii) does not require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Entity or any other Person (other than under state or federal securities laws); or (c) violate or conflict with, result in a breach or creation of any encumbrance, constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, cancel, modify, abandon or accelerate any provision of any material contract to which Parent or Merger Sub is a party.

Section 4.4  SEC Reports

Parent has filed all forms, reports, schedules, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission during the 12 months immediately preceding the date of this Agreement (collectively, as supplemented and amended since the time of filing, the “Parent SEC Reports”). The Parent SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Parent SEC Report that was superseded by subsequent Parent SEC Reports.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1  Public Disclosure

Parent and the Company agree that no public release or announcement concerning the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party at least one business day (unless otherwise waived) to comment on such release or announcement in advance of such issuance.

Section 5.2  Legal Requirements; Consents

Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company will, and the Company will cause its subsidiary to, take all reasonable actions necessary to comply in all material respects promptly with all legal requirements that may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made by it in connection with the taking of any action contemplated by this Agreement.

Section 5.3  Reasonable Best Efforts and Further Assurances

Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and the Company agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable Laws) to consummate and make effective the Merger as promptly as practicable including, but not limited to, the satisfaction of the other parties’ conditions to Closing.

Section 5.4  Withholding

Notwithstanding anything herein to the contrary, Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Shareholder such amounts as the Company or Parent has determined is required to be deducted and withheld with respect to any of the transactions under any provision of United States federal, state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder in respect of which such deduction and withholding was made.

Section 5.5  Tax Matters

No party will take any action, or fail to take any action, that would prevent the Merger contemplated by this Agreement from qualifying as a tax-free reorganization within the meaning of Section 368 of the Code.

Section 5.6  Legends.

Certificates evidencing Parent Stock to be issued in the Merger will contain the following legend (and such other legends as may be required by applicable state securities laws:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

ARTICLE VI

CONDITIONS TO THE CLOSING

Section 6.1  Conditions to Obligations of Each Party to Effect the Merger

The respective obligations of each party to this Agreement to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Board and Shareholder Approval.  This Agreement, the Articles of Merger and the Merger shall have been approved by (i) the Board of Directors of Parent, Merger Sub and the Company, and (ii) by the requisite vote of the Company Shareholders, (iii) by the requisite vote of the shareholders of Parent, and (iv) by Parent as the sole shareholder of Merger Sub, in accordance with their respective organizational documents and in accordance with applicable Law. The amendment of the articles of incorporation of Parent to (i) effect the Reverse Stock Split and (ii) remove the 75% approval requirement for certain affiliate transactions shall have been approved by the requisite vote of the shareholders of Parent in accordance with the organizational documents of Parent and applicable Law.

(b) No Material Adverse Changes.  There shall not have occurred any changes, individually or in the aggregate, constituting a Material Adverse Effect on the Company or on Parent.

(c) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered or enforced, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

(d) Governmental/Bank Approval.  Parent, the Company and their respective subsidiaries shall have timely obtained from (i) each Governmental Entity and (ii) each bank or other institutional lender with which the Parent, the Company and their respective subsidiaries has a line of credit or an outstanding loan or mortgage all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the several transactions contemplated hereby.

(e) Confirmation of Tax Advisors.  Parent and the Company shall have received from their respective tax advisors, satisfactory confirmation that the transactions contemplated by this Agreement shall constitute a “tax-free reorganization” under the Code, and confirmation that the net operating losses of parent shall not be limited as a result of completion of the transactions contemplated by this Agreement.

Section 6.2  Additional Conditions to Obligations of the Company

The obligations of the Company to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Company:

(a) Representations, Warranties and Covenants.  The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and Parent and Merger Sub shall each have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

(b) Certificate of Parent.  The Company shall have received from Parent an officer’s certificate certifying to the fulfillment of the conditions specified in Section 6.2.

(c) Third Party Consents.  The Company shall have been furnished with evidence reasonably satisfactory to the Company of the consent or approval of those Persons whose consent or approval shall be required for the Parent and Merger Sub (i) to consummate the transactions contemplated hereby and (ii) to comply with and perform all of the obligations of Parent and Merger Sub as contemplated hereby.

Section 6.3  Additional Conditions to the Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent or Merger Sub:

(a) Representations, Warranties and Covenants.  The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and the Company shall have performed and complied, in all material respects, with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b) Certificate of the Company.  Parent shall have received a certificate of the Company executed by an officer certifying fulfillment of the conditions set forth in Section 6.3.

(c) Third Party Consents.  Parent shall have been furnished with evidence reasonably satisfactory to Parent of the consent or approval of those Persons whose consent or approval shall be required for the Company (i) to consummate the transactions contemplated hereby and (ii) to comply with and perform all of the Company’s obligations as contemplated hereby.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1  Termination

At any time prior to the Effective Time, this Agreement may be terminated:

(a) by mutual consent of Parent and the Company;

(b) by Parent, if the Company shall breach any representation, warranty, obligation or agreement hereunder, and such breach shall not have been cured, or by its nature cannot be cured, within ten (10) days of receipt by the Company of written notice of such breach; provided that Parent has not breached any of its representations, warranties, obligations or agreements hereunder;

(c) by the Company, if Parent or Merger Sub shall breach any representation, warranty, obligation or agreement hereunder, and such breach shall not have been cured, or by its nature cannot be cured, within ten (10) days following receipt by Parent of written notice of such breach; provided that the Company has not breached any of its representations, warranties, obligations or agreements hereunder;

(d) by Parent, Merger Sub or the Company if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(e) by Parent, if any material adverse change in the condition (financial or otherwise), properties and assets (including intangible assets), liabilities, business, operations, results of operations or prospects of the Company has occurred since the date hereof; provided, however, that for purposes of determining whether there shall have been any such material adverse change, any adverse change that results from the taking of any action, or the failure to act, as required by this Agreement shall be disregarded; and

(f) by the Company, Parent or Merger Sub, if by April 30, 2010, Parent’s stockholders have not (i) approved amendments to Parent’s articles of incorporation to effect the Reverse Stock Split and to remove the 75% approval requirement for certain affiliate transactions and (ii) approved the Merger, if such approval is required under applicable Law.

Section 7.2  Effect of Termination

In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and, except as provided in Section 7.3, there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, shareholders or affiliates; provided, however, that the provisions of this Section 7.2 and Section 7.3 shall remain in full force and effect and survive any termination of this Agreement.

Section 7.3  Expenses

Whether or not the Merger is consummated, all costs and expenses arising out of, relating to or incidental to the discussion, evaluation, negotiation and documentation of this Agreement and the transactions contemplated hereby (including, without limitation, reasonable fees and expenses of legal counsel and financial advisors and accountants, if any), shall be paid by the party incurring such expense.

Section 7.4  Amendment; Waiver

The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto, except as otherwise required by Law. Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver by any party hereto shall not operate or be construed as a further or continuing extension or waiver. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party

ARTICLE VIII

INDEMNIFICATION

Section 8.1  Survival; Indemnification

(a) The representations, warranties, covenants and agreements of the Company and the Principal Shareholder contained in this Agreement as modified by the Company Disclosure Schedules shall survive until the Expiration Date.

(b) Subject to the limitations set forth in this ARTICLE VIII, the Principal Shareholder will indemnify and hold harmless Parent and its affiliates (including the Surviving Corporation) and their respective officers, directors, employees, attorneys and agents (hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”), from and against any and all losses, costs, damages, liabilities, Taxes and expenses (including, without limitation, reasonable legal fees and expenses) incurred by the Indemnified Persons (collectively, the “Damages”) arising out of or relating to any misrepresentation or breach of, or default in connection with, (i) any of the representations, warranties, covenants and agreements given or made by the Principal Shareholder in ARTICLE II of this Agreement, or (ii) any of the representations, warranties, covenants and agreements given or made by the Company in Section 3.2 and Section 3.3 of this Agreement, each as modified by the Company Disclosure Schedules. Notwithstanding any other provision of this Agreement, the obligations of the Principal Shareholder to provide indemnification pursuant to this ARTICLE VIII shall not be applicable to any claim for Damages for which notice is not provided to Principal Shareholder on or prior to the Expiration Date and shall in no event exceed the then-current value of the Holdback Shares (the “Holdback Amount”).

(c) The right to obtain indemnification from, and only from, the offset by Parent of the Holdback Shares, if any, pursuant to the indemnification provisions of this Section 8.1 shall be the Indemnified Persons’ exclusive remedy for any breach by the Company and/or Principal Shareholder of the terms of this Agreement, other than for Damages arising out of or relating to fraud, willful misrepresentation or intentional breach.

(d) Notwithstanding anything to the contrary contained herein, Parent shall not be entitled to effect any offset for Damages pursuant to the indemnification provisions of this ARTICLE VIII (other than in respect of Damages arising out of or related to fraud, willful misrepresentation or intentional breach) until the aggregate amount of Damages exceeds One Hundred Thousand Dollars ($100,000) (the “Indemnity Threshold”), after which Parent shall be entitled to offset an amount equal in value to the full amount of all Damages from the first dollar in accordance with the provisions of this ARTICLE VIII.

Section 8.2  Third-Party Claims

In the event that Parent becomes aware of a third-party claim which Parent believes give rise to indemnification under this ARTICLE VIII (a “Third Party Claim”), Parent shall promptly notify the Principal Shareholder of such Third Party Claim; provided, however, that the failure to give prompt notice shall not affect the indemnification provided hereunder except to the extent the Principal Shareholder has been actually prejudiced as a result of such failure and except to the extent the notification is not provided prior to the Expiration Date.

Section 8.3  No Right of Contribution

The Principal Shareholder shall not make any claim for contribution from the Company or the Surviving Corporation with respect to any indemnity claims arising under or in connection with this Agreement to the extent that the Company, Surviving Corporation or any Indemnified Person is entitled to indemnification hereunder for such claim, and the Principal Shareholder hereby waives any such right of contribution from the Company or the Surviving Corporation it has or may have in the future.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1  Notices

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 6:00 p.m. California time on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 6:00 p.m. California time on any business day, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service that guarantees next business day delivery, or (d) upon actual receipt by the party to whom such notice is required to be given. The address and facsimile number for such notices, communications or deliveries shall be as follows (or at such other address or facsimile number for a party as shall be specified by such party in a notice to the other parties hereto in accordance with this Section 9.1):

(a) if to Parent or the Surviving Corporation, to:

EACO Corporation
1500 North Lakeview Avenue
Anaheim, CA 92807
Attn: Chief Executive Officer
Fax: (          )          -

with a copy to:

Dorsey & Whitney LLP
38 Technology Drive, Suite 100
Irvine, CA 92618
Fax: (949) 932-3601
Attn: Ellen S. Bancroft

(b) if to the Principal Shareholder, to:

Glen Ceiley
Bisco Industries, Inc.
1500 North Lakeview Avenue
Anaheim, CA 92807
Fax: (          )          -

Section 9.2  Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 9.3  Entire Agreement; Nonassignability; Parties in Interest

This Agreement and the certificates, documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including any exhibits or schedules hereto, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) except by operation of the Merger, shall not be assigned by operation of law or otherwise except as otherwise specifically provided, and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.

Section 9.4  Severability

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.5  Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the State of California without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the Laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

Section 9.6  Force Majeure

No party shall be deemed to fail to perform its obligations or respond to any notice on a timely basis if its failure results solely from the following causes beyond its reasonable control, specifically: war, terrorism, strikes, natural disaster or acts of God. Any delay resulting directly from any of said causes shall extend accordingly the time to perform or respond by the length of the delay. For avoidance of doubt, the foregoing shall in no event relieve any party of its obligations hereunder or permit a party to fail to respond to notice beyond the extension described in the preceding sentence.

Section 9.7  Construction

The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any agreement contemplated herein.

[Signature page follows]

IN WITNESS WHEREOF, the Company, Parent, Merger Sub and the Principal Shareholder have executed and delivered this Agreement or have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

EACO CORPORATION	BISCO INDUSTRIES, INC.

By: /s/ GLEN CEILEY Glen Ceiley Chief Executive Officer	By: /s/ GLEN CEILEY Name: Glen Ceiley Title: President

BISCO ACQUISITION CORP.

By: /s/ GLEN CEILEY Name: Glen Ceiley Title: President	/s/ GLEN CEILEY GLEN CEILEY

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

APPENDIX A

DEFINITIONS

The following terms are defined in the sections indicated below:

Definitions	Defined in
Agreement	Preamble
Articles of Merger	Section 1.3
Audit	Section 3.11(g)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Preamble
Company Capital Stock	Section 3.2(a)
Company Certificate	Section 1.10(a)
Company Disclosure Schedules	ARTICLE III
Company Shareholders	Section 1.7(a)
Damages	Section 8.1(b)
DGCL	Recitals
Effective Time	Section 1.3
Employee Benefit Plans	Section 3.12(a)
Environmental Law	Section 3.10
ERISA	Section 3.12(b)
Exchange Agent	Section 1.10(a)
Exchange Ratio	Section 1.7(b)
Expiration Date	Section 1.9
Financial Statements	Section 3.6
GAAP	Section 3.6
Governmental Entity	Section 2.2
Holdback Amount	Section 8.1(b)
Holdback Shares	Section 1.7(c)
ILCS	Recitals
Indemnified Person	Section 8.1(b)
Indemnification Amount	Section 1.9
Indemnity Threshold	Section 8.1(d)
Intellectual Property	Section 3.9
Knowledge	Section 2.2
Latest Financial Statements	Section 3.6
Law(s)	Section 3.15
Lease Agreements	Section 3.13
Material Adverse Effect	Section 3.1
Merger	Recitals
Merger Consideration	Section 1.7(a)
Merger Sub	Preamble
Parent	Preamble
Parent and Merger Sub Disclosure Schedules	ARTICLE IV
Parent Stock	Section 1.7(a)

A-A-1

Definitions	Defined in
Parent SEC Reports	Section 4.4
Person	Section 3.4
Principal Shareholder	Preamble
Reverse Stock Split	Section 1.7(e)
Shares	Section 1.7(b)
Specified Contract	Section 3.16(b)
Surviving Corporation	Section 1.1
Tax(es)	Section 3.11(g)
Tax Authority	Section 3.11(g)
Tax Return	Section 3.11(g)
Third Party Claim	Section 8.2

A-A-2

EXHIBIT A

Form of Articles of Merger
(attached hereto)

A-A-3

Exhibit A

ARTICLES OF MERGER
MERGING
BISCO ACQUISITION CORP.
INTO
BISCO INDUSTRIES, INC.

The undersigned corporations do hereby certify that:

1. The names of each constituent corporation to the merger, and the state of incorporation of each such corporation, are as follows:

Name of Entity	State of Incorporation

Bisco Acquisition Corp.	Delaware
Bisco Industries, Inc.	Illinois

2. The laws of the state or country under which each corporation is incorporated permit such merger.

3. The name of the surviving corporation is Bisco Industries, Inc. and it shall be governed by the laws of Illinois.

4. The plan of merger is as follows: The Agreement and Plan of Merger dated as of December          , 2009, by and among EACO Corporation, a Florida corporation, Bisco Acquisition Corp., a Delaware corporation (the “Merger Sub”), Bisco Industries, Inc., an Illinois corporation (the ‘‘Company”) and Glen Ceiley, provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation. The articles of incorporation of the surviving corporation shall be its articles of its incorporation.

5. The merger was approved, (a) as to each corporation not incorporated in Illinois, in compliance with the laws of the state under which it is incorporated and (b) as to each Illinois corporation by written consent of all the shareholders entitled to vote on the action, in accordance with § 7.10 and § 11.20 of the Illinois Business Corporation Act of 1983.

IN WITNESS WHEREOF, the undersigned corporations have caused these Articles of Merger to be signed by their duly authorized officers, each of whom affirms, under penalties of perjury, that the facts stated herein are true.

BISCO INDUSTRIES, INC.	BISCO ACQUISITION CORP.

By:	By:
Name:	Name:
Title:	Title:

Dated:	Dated:

A-A-4

EXHIBIT B

Form of Certificate of Merger
(attached hereto)

A-A-5

Exhibit B

CERTIFICATE OF MERGER
MERGING
BISCO ACQUISITION CORP.
INTO
BISCO INDUSTRIES, INC.

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation does hereby certify that:

1. The names of each constituent corporation to the merger, and the names of the states under the laws of which such entities are organized, are as follows:

Name of Entity	State of Organization

Bisco Acquisition Corp.	Delaware
Bisco Industries, Inc.	Illinois

2. An Agreement and Plan of Merger dated as of December   , 2009 (the “Merger Agreement”), by and among EACO Corporation, a Florida corporation (“Parent”), Bisco Acquisition Corp., a Delaware corporation (“Merger Sub”), Bisco Industries, Inc., an Illinois corporation (the “Company”) and Glen Ceiley (the “Shareholder”) (Merger Sub and the Company are referred to herein as the “Constituent Corporations”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 252 of the Delaware General Corporation Law.

3. The surviving corporation shall be Bisco Industries, Inc., an Illinois corporation.

4. The certificate of incorporation of the surviving corporation shall be its certificate of incorporation.

5. The Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of Delaware.

6. The executed Merger Agreement is on file at the principal place of business of the surviving corporation, the address of which is 1500 N. Lakeview Avenue, Anaheim, CA 92807.

7. A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder or member, as the case may be, of any of the Constituent Corporations.

8. The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising form this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 1500 N. Lakeview Avenue, Anaheim, CA 92807.

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed in its name by its Chief Executive Officer as of the   day of          ,          .

BISCO INDUSTRIES, INC.

By:
[Name]
[Title]

A-A-6

Annex B

Opinion of B. Riley & Co., LLC

4675 MacArthur Court
Suite 1500
Newport Beach, CA 92660
Tel: 949.852.9911
Fax: 949.852.0430
www.brileyco.com
Member FINRA and SIPC

December 10, 2009

Special Committee to the Board of Directors of EACO Corporation
1500 N. Lakeview Avenue
Anaheim, CA 92807
Attn: Mr. Jay Conzen and Mr. Stephen Catanzaro

Dear Mr. Conzen and Mr. Catanzaro:

We understand that EACO Corporation (“EACO” or “Company”) is contemplating an offer from Bisco Corporation (“Bisco”) to merge with Bisco. In connection with Bisco’s offer letter dated December 12, 2008, the Company established an independent Special Committee (“Committee” hereinafter) to evaluate the offer, the Company’s alternative options, the Transaction and terms and conditions, among other things. Subsequent to this, on May 15, 2009 and July 6, 2009, Bisco submitted revised merger proposals. Under the terms of the latest proposal, Bisco proposed for the merger to take place through the issuance of stock from EACO for all shares of Bisco. The agreed to proposal is for EACO to issue 117,641,742 shares to Bisco as consideration for the merger, leaving the existing EACO shareholders with approximately four percent of the newly combined entity. The Transaction as summarized above is hereinafter referred to as “the Transaction.”

You have requested our opinion (the “Opinion”) with respect to the fairness, from a financial point of view, of the consideration to be paid in connection with the Transaction. In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances.

B. Riley performed the following activities, among others, for EACO’s Special Committee in regards to Bisco:

•	Reviewed and analyzed certain historical and projected Bisco and EACO financial information;

•	Interviewed Bisco’s and EACO’s management and discussed each company’s respective operations, financial conditions, future prospects and business plans;

•	Reviewed Bisco’s audited financial statements for its fiscal years ending August 31, 2005 through August 31, 2008 and EACO’s for its fiscal years ending December 28, 2005 through December 31, 2008;

•	Reviewed certain internal financial statements prepared by the respective management teams dated as of September 30, 2009 for Bisco and EACO. Also reviewed other financial and operating data concerning the companies, provided by each company’s respective management team;

•	Reviewed certain publicly available information on comparable companies to Bisco and EACO;

•	Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions of companies similar to Bisco;

Confidential

•	Conducted a series of financial analyses using valuation techniques typically employed to determine the fairness of a merger or acquisition;

•	Visited both companys’ corporate offices; and

•	Performed such other analyses and inquires and considered such other factors in regards to Bisco and EACO as deemed appropriate.

Summary of Financial Analyses

In connection with rendering our opinion, B. Riley performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the analyses summarized below, B. Riley believes that its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the opinion.

Bisco Valuation

The following is a summary of the material financial analyses performed by B. Riley to value Bisco:

Selected Precedent Transactions Analysis

B. Riley performed a precedent transactions analysis as part of the evaluation of the merger of EACO and Bisco. This analysis is based on transaction values expressed as multiples of a company’s revenue and EBITDA for a latest twelve-month (“LTM”) period. B. Riley selected these particular transactions based upon the relative size of each transaction in comparison to Bisco, the timing of when each transaction occurred, the relative financial condition of each target companies and that the target company served similar industry segments and markets to Bisco. Then using publicly available information, B. Riley reviewed and analyzed certain financial and operating data relating to the selected transactions.

B. Riley did not prepare a “Selected Precedent Transaction Analysis” for EACO, because EACO can not fairly be compared to any similar companies.

Comparable Public Company Analysis

B. Riley performed a comparable public companies analysis as part of its evaluation of Bisco based on various financial multiples of selected comparable public companies in comparable industries. B. Riley selected the comparable public companies based upon the relative size of each company in relationship to Bisco, the relative financial conditions and strength of each comparable company and the industry segment and markets served by each comparable public company in relationship to Bisco.

In performing this analysis, B. Riley reviewed certain financial information relating to Bisco and compared such information to the corresponding financial information of other publicly traded companies which B. Riley deemed to be generally comparable. B. Riley used the ratio of enterprise value to revenue and enterprise value to EBITDA as of November 2, 2009 for the selected comparable public companies to estimate the value of Bisco

EACO Valuation

In our valuation of EACO, we analyzed the Company’s balance sheet due to the fact that the Company has no significant operations and primarily acts as a holder of specific real estate assets. In analyzing the balance sheet, we valued the Company-owned properties and other assets and liabilities. The property

Confidential

valuation included an evaluation of comparable transactions of similar properties and a valuation based on the income generated by the property for recent third-party transactions. In addition, we reviewed and relied on appraisals prepared by Colliers International on the individual properties. Other assets included cash and certificates of deposits which were valued at cost. The Company’s liabilities included notes to a related party, workers compensation liability, long-term debt on the properties, and obligations under capital leases. The obligations associated with these liabilities were valued at market value based upon assumptions outlined by management. The potential benefit of the NOL was valued based on an applicable tax rate and appropriate discount. The value of the NOLs is fully applicable if Bisco merges with EACO due to the common ownership. No other entity may fully utilize the benefits of the NOL based upon the advice given to the company by its tax advisors.

Conclusion

Our Opinion expressed herein are for the benefit of the Special Committee of EACO on their behalf as representatives of EACO shareholders, and our Opinion is rendered in connection with the Board’s consideration of the Transaction. It is further understood that this Opinion may not be used for any other purpose, nor may it be reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any manner or for any purpose, without our prior written consent; provided, however, that this Opinion and any description thereof may be included in its entirety in any proxy statement or consent solicitation statement distributed to the Company’s shareholders in connection with the Transaction provided that any such inclusion or description shall be subject to our prior review and approval, which will not be reasonably withheld. Notwithstanding the foregoing, this Opinion is not intended and does not constitute a recommendation to any such shareholder as to whether such shareholder should vote to approve the Transaction.

We have undertaken no independent analysis of any pending or threatened litigation, NOL, possible unasserted claims or other contingent liabilities to which either the Company is a party or may be subject and our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

We have relied upon and assumed, without independent verification, that the financial information, appraisals and reports provided to us have been reasonably prepared and reflects the best currently available estimates of the financial results and condition of the Company, and that there has been no material or adverse change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

Without limiting the generality of the foregoing, for the purpose of this Opinion, we have assumed that the Company is not a party to any pending transactions, including external financing, recapitalizations, acquisitions, or merger discussions, other than the Transaction. We have also assumed that the Transaction will be consummated in accordance with the Agreement referred to above.

Bisco is currently supporting EACO financially and without such continued support or the proposed Transaction, EACO would cease as a going concern and the shareholders would likely receive no consideration.

Events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion, however, we do not have any obligation to reaffirm this Opinion. We were not requested to opine as to, and this Opinion does not in any manner address, the Company’s underlying decision to proceed with or effect the Transaction or structure thereof.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they currently exist and can be evaluated by us at the date of this letter.

Confidential

For our services in rendering this Opinion, the Company has paid us a fee and has agreed to indemnify us against certain liabilities associated with the issuance of this opinion.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the consideration to be paid in connection with the Transaction is fair from a financial point of view to the common stockholders of EACO.

Very truly yours,

B. Riley & Co., LLC

Mike Lowell Managing Director	Dennis Alshuler Vice President	Scott Ankley Associate

Confidential

Annex C-1

Sections 607.1301-607.1333 of the Florida Business Corporation Act

APPRAISAL RIGHTS

§ 607.1301 Appraisal rights; definitions.

The following definitions apply to §§ 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of § 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in §§ 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

§ 607.1302 Right of shareholders to appraisal.

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to § 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under §§ 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under § 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by § 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to § 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in § 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

§ 607.1303 Assertion of rights by nominees and beneficial owners.

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in § 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 607.1320 Notice of appraisal rights.

(1) If proposed corporate action described in § 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of §§ 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to § 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in § 607.1322.

(3) If the proposed corporate action described in § 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to § 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in § 607.1322.

§ 607.1321 Notice of intent to demand payment.

(1) If proposed corporate action requiring appraisal rights under § 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under § 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to § 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

§ 607.1322 Appraisal notice and form.

(1) If proposed corporate action requiring appraisal rights under § 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of § 607.1321. In the case of a merger under § 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under § 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of §§ 607.1301-607.1333.

§ 607.1323 Perfection of rights; right to withdraw.

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to § 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to § 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to § 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

§ 607.1324 Shareholder’s acceptance of corporation’s offer.

(1) If the shareholder states on the form provided in § 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

§ 607.1326 Procedure if shareholder is dissatisfied with offer.

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to § 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to § 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in § 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to § 607.1322(2)(b)4.

§ 607.1330 Court action.

(1) If a shareholder makes demand for payment under § 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to § 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

§ 607.1331 Court costs and counsel fees.

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with §§ 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to § 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

§ 607.1332 Disposition of acquired shares.

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

§ 607.1333 Limitation on corporate payment.

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of § 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

Annex C-2

Sections 1300-1304 of the California General Corporation Law

DISSENTERS’ RIGHTS

§ 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated

any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

Annex D

Financial Statements of Bisco Industries, Inc.

BISCO INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2009 and 2008

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
Bisco Industries, Inc.

We have audited the accompanying consolidated balance sheets of Bisco Industries, Inc. and Subsidiary (the “Company”) as of August 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income (loss), stockholder’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bisco Industries, Inc. and Subsidiary as of August 31, 2009 and 2008, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Newport Beach, California
December 22, 2009

BISCO INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
August 31, 2009 and 2008

	2009	2008

ASSETS
Current Assets
Cash and cash equivalents	$1,640,500	$2,390,600
Trade accounts receivable, net of allowance for doubtful accounts of $377,900 and $307,100 at August 31, 2009 and 2008, respectively	9,082,500	11,232,900
Inventories, net	10,292,500	10,003,900
Marketable securities, trading	2,226,600	6,771,000
Prepaid expenses and other assets	178,200	313,300
Unsecured related party notes receivable	2,704,300	1,305,700
Deferred tax asset	375,900	498,000

Total current assets	26,500,500	32,515,400

Equipment and leasehold improvements, net	1,384,400	1,626,800

Other Assets
Goodwill	305,400	305,400
Other assets	92,300	91,500
Restricted cash	1,641,600	1,538,300
Deferred tax asset	510,400	440,400

Total other assets	2,549,700	2,375,600

Total assets	$30,434,600	$36,517,800

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Bank overdraft	$564,700	$1,267,300
Line of credit	8,467,400	6,267,400
Trade accounts payable	5,729,400	6,726,200
Accrued expenses	1,516,300	2,055,700
Liability for short sales of trading securities	1,101,200	997,900
Current portion of note payable	2,600	13,800
Income taxes payable	563,500	1,249,800

Total current liabilities	17,945,100	18,578,100

Note Payable, net of current portion	—	3,200

Commitments and Contingencies
Stockholder’s Equity
Common stock, no par value; authorized 10,000 shares; issued and outstanding 1,500 shares	1,455,000	1,455,000
Accumulated other comprehensive income	476,600	676,000
Retained earnings	10,557,900	15,805,500

Total stockholder’s equity	12,489,500	17,936,500

Total liabilities and stockholder’s equity	$30,434,600	$36,517,800

See notes to consolidated financial statements.

BISCO INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended August 31, 2009 and 2008

	2009	2008

NET SALES	$84,251,100	$92,433,800
COST OF GOODS SOLD	(61,223,600)	(66,143,000)

GROSS PROFIT	23,027,500	26,290,800
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(21,168,500)	(21,341,300)

OPERATING INCOME	1,859,000	4,949,500
OTHER INCOME (EXPENSE)
Realized gain/(loss) on sales of trading securities	(4,983,200)	2,005,000
Unrealized loss on trading securities	(1,251,200)	(197,500)
Interest expense, net	(116,200)	(291,700)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(4,491,600)	6,465,300
PROVISION FOR INCOME TAXES	(756,000)	(1,711,000)

NET INCOME (LOSS)	$(5,247,600)	$4,754,300

COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$(5,247,600)	$4,754,300
Other comprehensive income (loss):
Foreign currency translation adjustment	(199,400)	4,800

COMPREHENSIVE INCOME (LOSS)	$(5,447,000)	$4,759,100

See notes to consolidated financial statements.

BISCO INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY
For the Years Ended August 31, 2009 and 2008

			Accumulated
			Other		Total
	Common Stock		Comprehensive	Retained	Stockholder’s
	Shares	Amount	Income	Earnings	Equity

BALANCE — August 31, 2007	1,500	$1,455,000	$671,200	$11,051,200	$13,177,400
Other comprehensive income:
Foreign currency translation adjustment	—	—	4,800	—	4,800
Net income	—	—	—	4,754,300	4,754,300

BALANCE — August 31, 2008	1,500	1,455,000	676,000	15,805,500	17,936,500
Other comprehensive loss:
Foreign currency translation adjustment	—	—	(199,400)	—	(199,400)
Net loss	—	—	—	(5,247,600)	(5,247,600)

BALANCE — August 31, 2009	1,500	$1,455,000	$476,600	$10,557,900	$12,489,500

See notes to consolidated financial statements.

BISCO INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended August 31, 2009 and 2008

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(5,247,600)	$4,754,300
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	469,500	399,400
Bad debt expense (recovery)	133,700	(19,400)
Inventory reserve	80,000	(44,000)
Net loss (gain) on securities transactions	6,234,400	(1,807,500)
Deferred income taxes	52,100	(129,400)
Change in operating assets and liabilities:
Increase (decrease) in:
Trade accounts receivable, net	2,016,700	(698,600)
Inventories	(368,600)	(349,000)
Marketable securities, trading	(1,690,000)	(2,134,200)
Prepaid expenses and other assets	134,300	(80,600)
Increase (decrease) in:
Trade accounts payable	(996,800)	10,400
Accrued expenses	(539,400)	445,900
Liability for short sales of trading securities	103,300	(527,300)
Income taxes payable	(686,300)	780,700

Net cash (used in) provided by operating activities	(304,700)	600,700

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment	(227,100)	(652,200)
Change in restricted cash	(103,300)	527,300
Advances to affiliates	(1,398,600)	(1,125,100)

Net cash used in investing activities	(1,729,000)	(1,250,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft	(702,600)	(145,300)
Net borrowings/(payments) on line of credit	2,200,000	(450,000)
Payment on note payable	(14,400)	(13,400)

Net cash provided by (used in) financing activities	1,483,000	(608,700)

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(199,400)	4,800

NET DECREASE IN CASH AND CASH EQUIVALENTS	(750,100)	(1,253,200)
CASH AND CASH EQUIVALENTS — beginning of year	$2,390,600	$3,643,800

CASH AND CASH EQUIVALENTS — end of year	$1,640,500	$2,390,600

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$298,394	$539,600

Income taxes	$1,558,065	$1,268,500

See notes to consolidated financial statements.

BISCO INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
August 31, 2009 and 2008

1.	NATURE OF OPERATIONS

Nature of Operations

Bisco Industries, Inc. was incorporated in 1973 in Illinois, and distributes electronic fasteners and components to a worldwide market through locations in the United States and Canada. Net sales to customers outside the United States and related trade accounts receivable are approximately 6% and 9% of total sales and trade accounts receivable, respectively, at August 31, 2009 and 6% and 10%, respectively, at August 31, 2008.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Bisco Industries, Inc. and its wholly owned Canadian subsidiary, Bisco Industries Limited (which are hereinafter collectively referred to as the “Company”). All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Management evaluated events and transactions after August 31, 2009 and before the date the accompanying financial statements were issued for potential recognition and/or disclosure in such financial statements in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 165, Subsequent Events (“SFAS 165”). In connection with preparing the accompanying August 31, 2009 financial statements, management evaluated subsequent events through December 22, 2009, which is the date that such financial statements were issued.

Reclassification

Certain reclassifications have been made to the prior years’ consolidated financial statements to conform to the current year’s presentation.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions made by management include, but are not limited to, allowances for doubtful accounts receivable, slow-moving and obsolete inventory reserves, recoverability of the carrying value and estimated useful lives of long-lived assets, and recoverability of deferred tax assets.

Foreign Currency Translation and Transactions

Assets and liabilities recorded in functional currencies other than the U.S. dollar (Canadian dollars for the Company’s subsidiary) are translated into U.S. dollars at the year-end rate of exchange. Revenue and expenses are translated at the weighted-average exchange rates for the year. The resulting translation adjustments are charged or credited directly to accumulated other comprehensive income or loss. The average exchange rates for the years ended August 31, 2009 and 2008 were $0.85 and $0.99 Canadian dollars per one U.S. dollar,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

respectively. The exchange rate at August 31, 2009 and 2008 was $0.92 and $0.94 Canadian dollars per one U.S. dollar, respectively.

Estimated Fair Value of Financial Instruments and Certain Nonfinancial Assets and Liabilities

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, line of credit, and accrued expenses approximate their fair value because of the short-term nature of these financial instruments.

Management has concluded that it is not practical to determine the estimated fair value of amounts due from related parties. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, requires that for financial instruments for which it is not practicable to estimate their fair value, information pertinent to those financial instruments be disclosed, such as the carrying amount, interest rate, and maturity, as well as the reasons why it is not practicable to estimate fair value. Information about these related party financial instruments is included in Note 9. Management believes it is not practical to estimate the fair value of these related-party financial instruments because the transactions cannot be assumed to have been consummated at arm’s length, there are no quoted values available for these instruments, and an independent valuation would not be practicable due to the lack of data regarding similar instruments, if any, and the associated potential costs.

During the two years ended August 31, 2009, the Company did not have any nonfinancial assets or liabilities that were measured at estimated fair value (as contemplated by SFAS No. 157, Fair Value Measurements) on a nonrecurring basis.

See Note 10 for additional information.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

The Company is an unconditional guarantor of a letter of credit as more fully described in Note 7. The guarantee is secured by a renewable certificate of deposit in the amount of $540,400 at August 31, 2009 and 2008, which matures every thirty days.

The Company also has restricted cash of $1,101,200 and $997,900 at August 31, 2009 and 2008, respectively, on deposit with a securities brokerage firm, which relates to the liability for securities sold not yet purchased.

Concentrations

Financial instruments that subject the Company to credit risk include cash balances maintained in the United States in excess of federal depository insurance limits and accounts receivable. Cash accounts maintained by the Company at domestic financial institutions are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000 at August 31, 2009 and $100,000 at August 31, 2008. The uninsured balance was $58,600 and $276,700 at August 31, 2009 and 2008, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risks on cash.

No single customer accounted for more than 10% of revenues for the years ended August 31, 2009 and 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Trade Accounts Receivable

Trade accounts receivable are carried at original invoice amount, less an estimate for doubtful accounts. Management determines the allowance for doubtful accounts by identifying probable credit losses in the Company’s accounts receivable and reviewing historical data to estimate the collectability on items not yet specifically identified as problem accounts. Trade accounts receivable are written off when deemed uncollectible. Recoveries of trade accounts receivable previously written off are recorded when received. A trade account receivable is considered past due if any portion of the receivable balance is outstanding for more than 30 days. The Company does not charge interest on past due balances.

Inventories

Inventories consist of electronic fasteners and components stated at the lower of cost or estimated market. Cost is determined using the average cost method. Inventories are net of a reserve for slow moving or obsolete items of $684,000 and $604,000 at August 31, 2009 and 2008, respectively. The reserve is based upon management’s review of inventories on-hand over their expected future utilization and length of time held by the Company.

Equipment and Leasehold Improvements

Equipment and leasehold improvements are stated at cost. Depreciation and amortization expenses are calculated on the straight-line method over the estimated useful lives of the assets, ranging from five to seven years. Leasehold improvements are amortized over the estimated useful life of the asset or the remaining lease term, whichever is shorter.

Maintenance and repairs are charged to expense as incurred. Renewals and improvements of a major nature are capitalized. At the time of retirement or disposition of property and equipment, the cost and accumulated depreciation or amortization are removed from the accounts and any gains or losses are reflected in income.

Long-Lived Assets

Long-lived assets (principally equipment and leasehold improvements) are evaluated for impairment whenever events or changes in circumstances indicate that an asset may not be recoverable. Long-lived assets evaluated for impairment are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows is less than the carrying value of the assets, the assets will be written down to their estimated fair value, and such loss is recognized in income in the period in which the determination is made. Management determined there were no impairment indicators on long-lived assets during the years ended August 31, 2009 and 2008.

Investments

Investments consist of marketable trading securities and securities sold, not yet purchased.

These securities are stated at fair value. Market value is determined using the quoted closing or latest bid prices. Realized gains and losses on investment transactions are determined by the average cost method and are recognized as incurred in the statement of operations. Net unrealized gains and losses are reported in the statement of operations and represent the change in the market value of investment holdings during the period. At August 31, 2009 and 2008, marketable securities consisted of equity securities (including stocks options) of publicly held domestic companies.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A primary investment strategy used by the Company in 2009 and 2008 consisted of the short-selling of securities, which results in obligations to purchase securities at a later date. As of August 31, 2009 and 2008, the Company’s total obligation for securities sold and not yet purchased was $1,101,200 and $997,900, respectively. The Company recognized unrealized losses on securities sold, not yet purchased (“short sales”) of $103,300 and $2,400 at August 31, 2009 and 2008, respectively. Restricted cash to collateralize the Company’s obligation for short sales totaled $1,101,200 and $997,900 at August 31, 2009 and 2008, respectively.

Goodwill

Goodwill is accounted for in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Under this Statement, goodwill is no longer amortized, but instead is tested at least annually for possible impairment. The Company determined that it has two reporting units, one of which related to the Company’s Canadian operations and is subject to impairment testing as all of the goodwill has been assigned to the latter reporting unit. The Company’s annual testing date for impairment of goodwill is August 31. The impairment evaluation includes a comparison of the carrying value of the reporting unit (including goodwill) to its estimated fair value. As of August 31, 2009, management performed this assessment and determined there was no goodwill impairment.

Revenue Recognition

Since the Company’s shipping terms are FOB shipping point, management generally recognizes Company revenue at the time of product shipment. Revenue is considered to be realized or realizable and earned when there is persuasive evidence of a sales arrangement in the form of an executed contract or purchase order, the product has been shipped (and installed when applicable), the sales price is fixed or determinable, and collectability is reasonably assured.

Income Taxes

The Company follows SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or income tax returns. Deferred tax assets are recognized for deductible temporary differences and net operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the amounts of assets and liabilities reported in the Company’s consolidated financial statements and their tax bases.

In estimating future tax consequences under SFAS No. 109, all expected future events, other than enactments of changes in the tax laws or rates, are considered. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some or all of the deferred tax asset will not be realized.

Freight and Shipping/Handling

The Company records freight billings as sales; such billings were approximately $996,000 and $1,202,200 during 2009 and 2008, respectively. Shipping and handling expenses are included in cost of sales, and were approximately $1,771,700 and $2,360,200 during 2009 and 2008, respectively.

Leases

Certain of the Company’s operating leases provide for minimum annual payments that adjust over the life of the lease. The aggregate minimum annual payments are expensed on the straight-line basis over the minimum lease term. The Company recognizes a deferred rent liability for rent escalations when the amount

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of straight-line rent exceeds the lease payments, and reduces the deferred rent liability when the lease payments exceed the straight-line rent expense.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), Business Combinations, which retains the fundamental requirements in SFAS No. 141, that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their estimated fair values as of that date, with limited exceptions. In addition, SFAS No. 141(R) requires acquisition and restructuring that the acquirer expected but was not obligated to incur to be recognized separately from the business combination, therefore, expensed instead of part of the purchase price allocation. SFAS No. 141(R) will be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The Company expects to adopt SFAS No. 141(R) for any business combinations with an acquisition date on or after September 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment to ARB No. 51. SFAS No. 160 changes the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The Company is currently evaluating the impact SFAS No. 160 may have on its consolidated financial statements.

In June 2008, the FASB ratified a consensus reached on Emerging Issues Task Force (“EITF”) Issue No. 07-05, Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity’s Own Stock (“EITF 07-05”). EITF 07-05 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF 07-05 applies to any freestanding financial instrument or embedded feature that has all the characteristics of a derivative under paragraphs 6-9 of SFAS 133 for purposes of determining whether that instrument or embedded feature qualifies for the first part of the scope exception under paragraph 11(a) of SFAS 133, and for purposes of determining whether that instrument is within the scope of EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. EITF No. 00-19 provides accounting guidance for instruments that are indexed to, and potentially settled in, the issuer’s own stock. EITF 07-05 is effective for fiscal years beginning after December 15, 2008, and early adoption is not permitted. The Company is currently evaluating the impact of this pronouncement on its financial statements.

In December 2008, the FASB issued FASB Staff Position (“FSP”) FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, which deferred the effective date of FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, for certain nonpublic enterprises to the annual financial statements for fiscal years beginning after December 15, 2008. FIN 48 was issued in July 2006 and clarified the accounting for income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first

BISCO INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. FIN 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest, and penalties. The Company is currently evaluating the impact of the adoption of FIN 48 on its financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS 167”). SFAS 167 is intended to improve financial reporting by providing additional guidance to companies involved with variable interest entities (“VIEs”) and by requiring additional disclosures about a company’s involvement in variable interest entities. This standard is generally effective for interim and annual periods ending after November 15, 2009. However, the effective date has been deferred (until late 2010) for certain entities and VIEs such as mutual funds, hedge funds, private equity funds and venture capital funds. We are currently evaluating the potential impact on our financial statements when implemented.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (a replacement of FASB Statement No. 162) (“SFAS 168”). SFAS 168 establishes the FASB Accounting Standards Codification (“Codification”) as the sole source of authoritative GAAP. The Codification does not create any new GAAP standards but incorporates existing accounting and reporting standards into a new topical structure. The Codification is effective for reporting periods ending after September 15, 2009. Beginning with fiscal 2010, the Company will use the new referencing system to identify authoritative accounting standards, replacing the existing references to SFAS, EITF, FSP, etc. Standards existing on July 1, 2009 will be designated by their Accounting Standards Codification topical reference and new standards will be designated as Accounting Standards Updates, with a year and assigned sequence number.

3.	EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are summarized as follows at August 31, 2009 and 2008:

	2009	2008

Machinery and equipment	$3,406,300	$3,206,100
Furniture and equipment	622,400	597,900
Vehicles	187,000	187,000
Leasehold improvements	1,083,700	1,081,300

	5,299,400	5,072,300
Less accumulated depreciation and amortization	(3,915,000)	(3,445,500)

	$1,384,400	$1,626,800

Depreciation and amortization expense for the years ended August 31, 2009 and 2008 was approximately $471,000 and $400,000, respectively.

4.	LINE OF CREDIT

The Company has a $10,000,000 line-of-credit agreement with a bank. Borrowings under this agreement bear interest at either the 30, 60, or 90 day London Inter-Bank Offered Rate (“LIBOR”) (.27% and 2.68% for the 60 day LIBOR at August 31, 2009 and 2008, respectively) plus 1.75% and/or the bank’s reference rate (3.25% and 5% at August 31, 2009 and 2008, respectively). Borrowings are secured by substantially all assets of the Company and are guaranteed by the Company’s sole stockholder. The agreement expires in April 2010. The amount outstanding under this line of credit as of August 31, 2009 and 2008 was $8,467,400 and

BISCO INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$6,267,400, respectively. Availability under the line of credit was $1,532,600 and $3,732,600 at August 31, 2009 and 2008, respectively.

The credit agreement contains nonfinancial and financial covenants requiring the maintenance of certain financial ratios. As of August 31, 2009, the Company was not in compliance with one covenant of the loan agreement relating to a $1,000,000 limit on short sale trading securities. The bank has not granted the Company a waiver regarding the default. Although the bank has not accelerated the maturity date of the line of credit, the entire amount due has been reported as a current liability in the accompanying August 31, 2009 consolidated balance sheet.

5.	NOTE PAYABLE

The Company has a $2,400 outstanding automobile loan due in monthly installments of $1,000, including interest at 4.5%, through October 2009.

6.	INCOME TAXES

The components of income tax expense for the years ended August 31, 2009 and 2008 are as follows:

	2009	2008

Current taxes
Federal and state	$605,000	$1,784,000
Foreign	98,900	56,000
Deferred taxes	52,100	(129,000)

	$756,000	$1,711,000

The income tax expense differs from the amount of income tax determined by applying the U.S. income tax rate of 34% to pretax income or loss for the years ended August 31, 2009 and 2008 as follows:

	2009	2008

Computed “expected” tax (benefit) expense	$(1,527,000)	$2,120,000
Increase (decrease) in taxes resulting from:
State income taxes, net of federal benefit	76,000	252,000
Change in valuation allowance	2,207,000	(661,000)

	$756,000	$1,711,000

BISCO INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Components of the Company’s net deferred tax assets as of August 31, 2009 and 2008 are as follows:

	2009	2008

Deferred tax assets
Allowance for doubtful accounts	$119,400	$150,400
Inventories	284,700	251,400
Vacation accrual	168,700	129,500
Uniform capitalization, Section 263A	186,900	181,000
Depreciation and amortization	139,500	127,100
Unrealized losses on trading securities	476,900	38,300
Capital loss carryforward	2,074,300	—
Other, net	(15,900)	96,000

Total deferred tax assets	3,434,500	973,700
Less valuation allowance	(2,548,200)	(35,300)

Net deferred tax asset	$886,300	$938,400

Management believes that it is more likely than not that the Company will not realize the benefit of the deferred tax assets existing at August 31, 2009 and 2008 pertaining to certain securities transactions based upon historical Company activity; therefore, a valuation allowance has been established for this deferred tax asset.

As of August 31, 2009 and 2008, the Company also had capital loss carryforwards of approximately $4.9 million and $0, respectively, which are deductible only to the extent the Company has future capital gains. The Company has provided a full valuation allowance on the related deferred tax asset since it is not likely the Company will realize the benefit of capital loss carryforwards in the foreseeable future.

7.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its facilities under operating lease agreements (three of which are with its stockholder) which expire on various dates through September 2018 and require minimum annual rentals ranging from $1,000 to $26,000 per month. Certain of the leases contain options for renewal under varying terms.

Minimum future rental payments under operating leases are as follows:

Years ending August 31:
2010	$1,531,600
2011	822,500
2012	416,600
2013	277,100
2014	264,900
Thereafter	1,033,900

$4,346,600

Rental expense for all operating leases for the years ended August 31, 2009 and 2008 was approximately $1,576,000 and $1,400,000, respectively, of which approximately $480,000 and $460,000 was paid to the Company’s stockholder during fiscal 2009 and 2008, respectively.

BISCO INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Guarantee

The Company is an unconditional guarantor of a $1,000,000 letter of credit issued to EACO Corporation (EACO), a publicly traded company in which the Company’s stockholder has a controlling interest. The letter of credit was issued in favor of EACO’s workers’ compensation insurance carrier. There have been no amounts drawn against this letter of credit through August 31, 2009. This letter of credit matures in June 2010 and renews on an annual basis. The guarantee is secured by a certificate of deposit which matures every thirty days in the amount of $540,400 at August 31, 2009 and 2008, respectively. If EACO defaults on a payment, the Company would have to perform under the guarantee. The Company monitors the financial performance of EACO on a continuous basis and also evaluates the availability of cash from alternate sources. No amount has been accrued for the Company’s obligation under this guarantee arrangement as of August 31, 2009 or 2008 as the estimated fair value is insignificant.

8.	PROFIT SHARING PLAN

The Company has a defined contribution 401(k) profit sharing plan for all eligible employees. Employees are eligible to contribute to the 401(k) plan after six months of employment. Under the plan, employees may contribute up to 15% of their compensation. The Company matched 50% of the employee contributions up to 4% of employees’ compensation in the 2009 and 2008 fiscal year. The Company’s contributions are subject to a five-year vesting period beginning the second year of service. The Company’s contribution expense was approximately $161,500 and $148,000 for the years ended August 31, 2009 and 2008, respectively.

9.	RELATED PARTY TRANSACTIONS

The Company’s employees provide certain administrative functions to EACO pursuant to an administrative services agreement. The amounts charged to EACO for such services approximated $106,500 and $123,100 for the years ended August 31, 2009 and 2008, respectively, and were recorded as a reduction of salaries expense in the Company’s consolidated statements of operations. As of August 31, 2009 and 2008, the Company has a receivable from EACO of $2,704,300 and $1,305,700, including accrued unpaid interest.

During fiscal 2009, EACO borrowed a total $1,400,000 from the Company to fund operations. The amounts loaned have been on an as-needed basis and are covered by multiple individual notes. The notes receivable accrue interest monthly at 7.5% per annum and mature six months from the date of the note. During fiscal 2009, extensions were granted to revise the notes receivable maturity dates to 2010.

During the year ended August 31, 2009, EACO made repayments of $154,100 to the Company.

The Company leases three buildings under operating lease agreements from its sole stockholder. During the periods ended August 31, 2009 and 2008, the Company incurred approximately $479,500 and $460,000, respectively, of expense related to these leases. Such amounts (and the future minimum obligations under these lease agreements relating to fiscal 2010-2014 and thereafter) are included in the related disclosures set forth in Note 7.

Subsequent to August 31, 2009, the Company loaned, on a short term basis, an additional $2,000,000 to EACO to fund its operations. The notes receivable accrue interest monthly at 7.5% per annum and mature in September 2010.

10.	ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company adopted SFAS No. 157, Fair Value Measurements, in the first quarter of fiscal 2008. SFAS 157 was amended in February 2008 by FSP FAS No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions, and by FSP FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s application of SFAS 157 for nonrecurring fair value measurements of nonfinancial assets and liabilities until September 1, 2008. SFAS 157 was further amended in October 2008 by FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, which clarifies the application of SFAS 157 to assets participating in inactive markets. On April 9, 2009, SFAS 157 was amended again by FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, which emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same.

Implementation of SFAS 157 did not have a material effect on the Company’s results of operations or financial position and had no effect on the Company’s existing fair-value measurement practices. However, SFAS 157 requires disclosure of a fair-value hierarchy of inputs the Company uses to estimate the fair value an asset or a liability. The three levels of the fair-value hierarchy are described as follows:

Level 1:  Quoted prices (unadjusted) in active markets for identical assets and liabilities. For the Company, Level 1 inputs include prices of marketable securities that are actively traded on national exchanges.

Level 2:  Inputs other than Level 1 that are observable, either directly or indirectly. For the Company, there were no Level 2 measurements in fiscal 2009 or 2008.

Level 3:  Unobservable inputs. Level 3 inputs are required for the determination of fair value associated with certain nonrecurring measurements of nonfinancial assets and liabilities. Level 3 inputs for the Company’s wholly owned subsidiary include estimates of cash flow projections and assumptions used in the determining the fair value of the subsidiary for goodwill impairment testing. Cash flow projections were derived from the projected discounted cash flows of the Company’s subsidiary for the five years subsequent to August 31, 2009 and 2008. There were no changes in the valuation techniques or the related inputs during the periods presented. The short-term related party notes receivable are stated at cost plus interest, which approximates estimated fair value.

The following table sets forth by level, within the fair value hierarchy, certain assets and a financial liability at estimated fair value as of August 31, 2009:

	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Marketable securities	$2,226,600	$—	$—	$2,226,600
Liability for short sales of trading securities	(1,101,200)	—	—	(1,101,200)
Goodwill	—	—	305,400	305,400
Related party notes receivable	—	—	2,704,300	2,704,300

Changes in the Company’s Level 3 fair value measurements during the year ended August 31, 2009 were as follows:

		Related
		Party Notes
	Goodwill	Receivable

Balance as of August 31, 2008	$305,400	$1,305,700
Borrowings and interest expense, net of repayments	—	1,398,600

Balance as of August 31, 2009	$305,400	$2,704,300

BISCO INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	SUBSEQUENT EVENTS

On December 22, 2009, the Company’s sole stockholder entered into an agreement to sell all of his shares of the Company’s common stock to EACO, a publicly held entity under common control. If the 1-for-25 increase stock split is approved at EACO’s 2010 annual stockholders meeting, the transaction will consist of EACO issuing 4,705,670 post-split shares of its common stock in return for 100% of the outstanding common stock of the Company. It is estimated that the merger will be consummated in the second quarter of the Company’s 2010 fiscal year.

The Company experienced further losses in their investment trading activities (a decline in the value of marketable securities, and an increase in the liability for short sales) of $1.3 million subsequent to August 31, 2009.

Annex E

EACO CORPORATION

AUDIT COMMITTEE CHARTER
ADOPTED BY THE BOARD OF DIRECTORS
MAY 10, 2000

ROLE AND INDEPENDENCE

The audit committee of the board of directors assists the board in fulfilling its responsibility for the safeguarding of assets and oversight to the quality and integrity of the accounting, auditing and reporting practices of the company and such other duties as directed by the board. The membership of the committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the board, would interfere with their individual exercise of independent judgment. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, and management of the company. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose. This charter shall be reviewed and updated annually.

RESPONSIBILITIES

The audit committee’s primary responsibilities include:

•	Primary input into the recommendation to the board for the selection and retention of the independent accountant who audits the financial statements of the company. In so doing, the committee will discuss and consider the auditor’s written affirmation that the auditor is in fact independent, will discuss the nature of the audit process, receive and review all reports and will provide to the independent accountant full access to the committee (and the board) to report on any and all appropriate matters.

•	Review of financial statements (including quarterly reports) with management and the independent auditor. It is anticipated that these discussions will include quality of earnings, discussions of significant items subject to estimate, consideration of the suitability of accounting principle, review of highly judgmental areas, audit adjustments whether or not recorded and such other inquiries as may be appropriate.

•	Discussion with management and the auditors of the quality and adequacy of the company’s internal controls.

•	Discussion with management of the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

•	Reporting on audit committee activities to the full board and issuance annually of a summary report (including appropriate oversight conclusions) suitable for submission to the shareholders in the company’s annual proxy statement.

E-1

PROXY

EACO CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of EACO CORPORATION hereby appoints GLEN CEILEY and WILLIAM MEANS, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of EACO to be held at the offices of Bisco Industries, Inc., located at 1500 N. Lakeview Avenue, Anaheim, California 92807, on February 19, 2010 at 7:30 a.m. Pacific Time, and at any adjournments or postponements thereof, and to vote all shares of common stock of EACO held of record by the undersigned on January 6, 2010, with all the powers the undersigned would possess if personally present, in accordance with the instructions on this proxy.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Shareholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS BELOW, OR IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS DESCRIBED BELOW, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

[X]	Please mark votes as in this example.

1.	To approve the Agreement and Plan of Merger, dated December 22, 2009, by and among EACO, Bisco Acquisition Corp., a wholly-owned subsidiary of EACO, Bisco Industries, Inc. and Glen F. Ceiley, and the transactions contemplated thereby.

2.	To approve a 1-for-25 reverse split of the common stock and amendment of the articles of incorporation to implement such a reverse split.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

3.	To approve the amendment of the articles of incorporation to remove the 75% approval requirement for certain transactions with affiliated corporations.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

4.	Election of Directors

Nominees for election: Stephen Catanzaro, Glen F. Ceiley, Jay Conzen and William L. Means.

[ ] FOR [ ] WITHHOLD AUTHORITY to vote for the nominees listed below

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)

5.	Ratification of Squar, Milner, Peterson, Miranda & Williamson, LLP as EACO’s independent registered public accounting firm for the fiscal year ending August 31, 2010.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

6.	To approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve Proposals 1, 2 and 3.

[ ] FOR [ ] AGAINST [ ] ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS [ ]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING                  [ ]

Signature:	Date:

Signature:	Date:

(This Proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the shareholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.)

**PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.**